As filed with the Securities and Exchange Commission on August 28 , 2008	Registration No. 333-149166

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A (No.  7 )
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEWCARDIO, INC.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	20-1826789 (I.R.S. Employer Identification No.)

2350 Mission College Boulevard, Suite 1175, Santa Clara, California 95054
(408) 516-5000
(Address and telephone number of principal executive offices)

2350 Mission College Boulevard, Suite 1175, Santa Clara, California 95054
(Address of principal place of business or intended principal place of business)

Branislav Vajdic
Chief Executive Officer
NewCardio, Inc.
2350 Mission College Boulevard, Suite 1175
Santa Clara, California 95054
(408) 516-5000
 (Name, address and telephone number of agent for service)

Copies of all communications to:
Marc Ross, Esq.
Andrew Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, $0.001 par value per share	4,112,753	$ 2.095	$ 8,616,217.54	$ 338.62

(1)
Shares of common stock which may be offered pursuant to this registration statement.  In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares, as such number may be adjusted as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the closing bid and ask prices of the Company’s common stock on the Over the Counter Bulletin Board on February 7, 2008.

(3)	The amount of the Registration Fee is $39.30 per $1,000,000 (prorated for amounts less than $1,000,000). It is calculated by multiplying the Proposed Maximum Aggregate Offering Price by .00003930.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to completion, dated August __, 2008

NEWCARDIO, INC.

4,112,753    SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 4,112,753 shares of common stock, issuable upon conversion of Series A Preferred Stock, by the selling stockholders, all of whom were issued securities in connection with our December 27, 2007 private placement of securities convertible or exercisable into up to 22,063,159 shares of common stock.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

Our common stock is listed on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “NWCI.” The last reported sales price per share of our common stock as reported by the OTCBB on August 6, 2008, was $4.72 .

Our principal executive offices are located at 2350 Mission College Blvd., Suite 1175, Santa Clara CA 95054, and our telephone number is (408) 516-5000.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August __, 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used hereinafter in this prospectus, the terms “NewCardio,” “we,” “us,” or “our” refer to NewCardio, Inc.

Our Business

We, through our wholly-owned subsidiary, NewCardio Technologies, Inc., a Delaware corporation, are a development-stage cardiac diagnostic company focused on the research, development and commercialization of software and hardware products and services for (i) the non-invasive diagnosis of and monitoring of cardiovascular disease and (ii) the cardiac safety assessment of new drugs under development.  We are developing products that we believe will improve diagnostic screening for cardiac disease and changes in cardiac status.  We are currently focused on the development of a proprietary platform technology for our products, which we believe will improve the diagnostic accuracy and value of the standard 12-lead electrocardiogram.  Our 3-D electrocardiogram platform is designed to reduce the time and expense involved in assessing cardiac status, while increasing the ability to diagnose clinically significant conditions which were previously difficult or impossible to detect, using currently available electrocardiographic techniques.  We expect a key application of our technology to be the assessment of cardiac safety for new drugs under development.

We were incorporated in the State of Delaware on September 2, 2003, under the name EP Floors, Inc.  NewCardio Technologies was incorporated in the State of Delaware on September 7, 2004 under the name NewCardio, Inc.  On November 16, 2006, EP Floors ceased operations and became a shell corporation.  On November 20, 2006, EP Floor’s corporate name was changed to Marine Park Holdings, Inc. From November 16, 2006 through December 27, 2007, Marine Park Holdings was a shell company.  On December 27, 2007, Marine Park Holdings consummated a reverse merger by entering into a share exchange agreement with the stockholders of NewCardio Technologies, pursuant to which the stockholders of NewCardio Technologies exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of common stock of Marine Park Holdings, representing 92% of Marine Park Holdings’ outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of common stock of Marine Park Holdings held by certain stockholders of Marine Park Holdings made concurrently with the share exchange.  As of December 27, 2007, Marine Park Holdings’ officers and directors resigned their positions and Marine Park Holdings changed its business to NewCardio Technologies’ business.  As a result, the historical discussion and financial statements included in this Amended Form S-1/A (No. 7) are those of NewCardio Technologies.  On January 17, 2008, Marine Park Holdings’ corporate name was changed to NewCardio, Inc. and NewCardio’s corporate name was changed to NewCardio Technologies, resulting in the current corporate structure in which we, NewCardio, Inc., are the parent corporation, and NewCardio Technologies, Inc. is our wholly-owned subsidiary.

As a development stage company, we have limited capital and limited capital resources.  As we have not generated any revenues from operations since our inception, we are not able to meet our current needs for cash from operating revenues.   As a result of our December 27, 2007, private placement, which we completed shortly after our reverse merger with a public shell corporation, we raised $8,200,000 (approximately $7,000,000 net), which we believe will sufficiently fund our operations and business plan into 2009.   By adjusting our operations and development to the level of our capitalization, we believe that our existing capital resources are sufficient to fund our current level of operating activities, capital expenditures and other obligations into the first half of 2009, but not until we are cash flow positive. However, we may also seek to raise additional capital in order to accelerate the development of our products, which will increase our expenditures from their current level. We currently have no commitments for any future funding, and may not be able to obtain additional financing on terms acceptable to us, if at all, in the future. Further, actual results may differ from our current belief, if there are material changes in any of the factors or assumptions upon which we based our current belief.  Such factors and assumptions, include, without limitation, the development of our proprietary technology platform and our products, the timing of such development, the timing and results of clinical trials, the level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, our success in implementing our strategic, operating and people initiatives and our ability to commercialize our products, any of which could impact sales, costs and expenses and/or planned strategies and timing.  As a result, it is possible that the money we raised in the private placement will not be sufficient to meet our projected cash flow deficits from operations or to fund the development of our technology and products and we may need additional financing to meet our capital needs, which could have a material adverse affect on our business, results of operations, liquidity and financial condition.

Our principal executive offices are located at 2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054, and our telephone number is (408) 516-5000. Our website is located at http:www.newcardio.com.  Information contained on our website is not part of this prospectus.

The Offering

Total shares of common stock outstanding	20,655,914 as of August 6, 2008 (of which 12,881,281 shares currently were held by non-affiliates).

Common stock being offered for sale by selling stockholders
Up to 4,112,753 shares which may be issued to the selling stockholders upon their conversion of our Series A Preferred Stock.  All of the shares offered by this prospectus are being sold by the selling stockholders. The shares offered by the selling stockholders pursuant to this prospectus represent 19.9 % of the total number of shares of common stock outstanding or 31.9 % of the number of non-affiliated shares of common stock outstanding.

Risk factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 3.

Use of proceeds
We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.  All proceeds from the sale of our common stock sold under this Prospectus will go to the selling stockholders.

Determination of offering price
This prospectus may be used from time to time by the selling stockholders who offer our common stock in transactions (which may include block transactions) at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling stockholders will act independently in determining the offering price of each sale.

Trading symbol for our common stock	NWCI

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, and the other information included in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

We Are A Development Stage Company And May Never Commercialize Any Of Our Products Or Earn A Profit.

We are a development stage company and have incurred losses since we were formed. We have incurred net losses of $29,293,521 for the six months ended June 30, 2008 and incurred cumulative losses since our inception on September 7, 2004 of $33,633,919. We currently have no products ready for commercialization, have not generated any revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our technology. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue or attain profitability, we will not be able to sustain operations and will have to curtail significantly or cease operations.

The Commercial Success Of Our Products Will Depend On The Degree Of Market Acceptance Of These Products Among Physicians, Patients, Health Care Payors And The Medical Community.

The use of our heart diagnostic products has never been commercialized. Even if approved for sale by the appropriate regulatory authorities, physicians may not order diagnostic tests based on our heart diagnostic technology, in which event we may be unable to generate significant revenue or become profitable. In addition, physicians and patients may not utilize the heart diagnostic products unless third-party payors, such as managed care organizations, Medicare and Medicaid, pay a substantial portion of the test’s price. There is significant uncertainty concerning third-party reimbursement of any test incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that tests using our technologies are:

•	not experimental or investigational,
•	medically necessary,
•	appropriate for specific patient,
•	cost-effective, and
•	supported by peer-reviewed publications.

Since each payor makes its own decision as to whether to establish a policy to reimburse for a test, seeking these approvals is a time-consuming and costly process. We cannot be certain that coverage for the nano-biochip gene expression kit will be provided by any third-party payors, in which event we may be unable to generate significant revenue or become profitable.

Our products are highly regulated, and we will not be able to commercialize our products if we cannot obtain the necessary regulatory approvals.

Our products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States and other countries, including the FDA.  To date, we have not yet submitted to the FDA any applications for clearance or approval of any of our products. Most of our products will require governmental clearance before they can be commercialized, and may even require governmental approval before they can be commercialized.  If we are unable to obtain regulatory clearances or approvals for our products at all or in a timely manner, we will not be able to generate revenues or grow as quickly as expected, or at all, and the loss of anticipated revenues will reduce our ability to fully fund our operations and to otherwise execute our business plan.  Our failure to receive the regulatory clearances or approvals in the United States would likely cause us to cease operations and go out of business.

As we develop additional new products we will be required to determine what regulatory requirements, if any, we must comply with in order to market and sell our products in the United States and worldwide.  The process of obtaining regulatory clearance and approval could take years and be very costly, if clearance or approval can be obtained at all.  If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets.  We intend to work diligently to assure compliance with all applicable regulations that impact our business.  We can give no assurance, however, that we will be able to obtain regulatory clearance or approval for our products.  We also cannot assure that additional regulations will not be enacted in the future that would be costly or difficult to satisfy.  Our failure to receive regulatory approvals in the United States in a timely manner or comply with newly enacted additional regulation could cause us to cease operations and go out of business.

The regulatory process, which includes pre-clinical and clinical testing of many of our products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review.  Delays in obtaining such clearances or approvals could adversely affect our marketing of products developed and our ability to generate commercial product revenues.

In addition, if we desire to commercial our products worldwide, we will be required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries and an associated loss of revenues and income.  Foreign regulatory agencies can also introduce test format changes which, if we do not quickly address, can result in restrictions on sales of our products.  Such changes are not uncommon due to advances in basic research.

Our ability to commercialize QTinno™ depends on acceptance by the FDA.

Our ability to launch QTinno™ as expected will depend on the successful completion of our external validation studies, successful outcomes to these validation studies, acceptance of this product by the medical community, our ability to put in place successful sales and marketing infrastructure, market acceptance by our targeted customers as well as obtaining FDA 510(k) clearance.  Although this product is a research tool and we do not believe it requires FDA premarket clearance or premarket approval we believe that there are clinical applications for QTinno™ as a diagnostic tool that will require a 510(k) clearance and it may be efficient to file for 510(k) clearance as part of the initial product development timeline. How quickly we can commercialize QTinno™ will also depend on FDA recognition of the reliability of QTinno™ as a viable tool in the cardiac safety research process of drug development.

Our inability to protect our intellectual property rights could allow competitors to use our proprietary rights and technologies in competition against our company, which would reduce our sales.

We rely on a combination of patent, patent pending, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual property.  We cannot give any assurance that these measures will prove to be effective in protecting our intellectual properties.  We also cannot give any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits.  Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents.  While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States.  We can give no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement.  Similarly, we cannot give any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights.  Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection.  We cannot give any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

While we have and will continue to enter into proprietary rights and invention assignment agreements with our employees and consultants, we can give no assurance that courts of competent jurisdiction will enforce those agreements.

If we are unable to develop products to keep pace with rapid medical and scientific change, our operating results and competitive position would be harmed.

In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cardiac problems. These advances require us continuously to develop new products and enhance existing products to keep pace with evolving standards of care. Our test could become obsolete unless we continually innovate and expand our product to demonstrate recurrence and treatment benefit in patients treated with new therapies. New treatment therapies typically have only a few years of clinical data associated with them, which limits our ability to perform clinical studies and correlate sets of genes to a new treatment’s effectiveness. If we are unable to demonstrate the applicability of our tests to new treatments, then sales of our tests could decline, which would reduce our revenues.

We will need to raise capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development efforts.

Until we are capable of generating sufficient revenues from operations to fund our operations and our capital resources are sufficient to meet future requirements, we will have to raise funds to continue the development, commercialization, marketing and sale of our products.

We cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our products, obtain funds by entering into agreements on unattractive terms or restrict or cease our operations and go out of business.

We are dependent upon key personnel and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success is heavily dependent on the continued active participation of our current executive officers, including Branislav Vajdic. Loss of the services of Dr. Vajdic could have a material adverse effect upon our business, financial condition or results of operations. Dr. Vajdic currently does not any plans to retire or leave us in the near future. While we maintain $2 million of key-man life insurance on Dr. Vajdic, the loss of any of our senior management could significantly impact our business until adequate replacements can be identified and put in place. In addition, as we grow we will need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure, which could delay the development, commercialization, marketing or sales of our products.  This delay may cause a delay in revenues and profitability that may require us to restrict or cease our operations and go out of business.

We may have difficulties managing growth which could delay revenues and profits and lead to further and greater losses.

While we have not yet achieved any revenues through the sale or licensing of our products, and depending on market acceptance and the timeliness of necessary regulatory approvals, we might not be in a position to rapidly commercialize our products. Rapid growth would strain our human and capital resources, potentially leading to higher operating losses. Our ability to manage operations and control growth will be dependent upon our ability to raise and spend capital to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Should we be unsuccessful in accomplishing any of these essential aspects of our growth in an efficient and timely manner, then management may receive inadequate information necessary to manage our operations, possibly causing additional expenditures and inefficient use of existing human and capital resources or we otherwise may be forced to grow at a slower pace that could slow or eliminate our ability to achieve and sustain profitability.  Such slower than expected growth may require us to restrict or cease our operations and go out of business.

Risk Factors Related to Our Stock.

We have a history of operating losses and expect to report future losses that may cause our stock price to decline and a loss of your investment.

For the operating period since inception (September 7, 2004) through June 30, 2008, we have incurred a net cumulative loss of $33,633,919.  We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or if we do, that we will be able to continue earning such revenues or profit. Also, any economic weakness or global recession may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in a loss of a portion or all of your investment.

Our research and development efforts may not result in commercially viable products which could result in a decline of our stock price and a loss of your investment.

Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies and incorporate them in products that can be submitted for and obtain the regulatory approvals required to be commercially viable products. We may not succeed in developing commercially viable products from our technologies. If we are not successful in developing commercially viable products or, if such products become commercially obsolete, our ability to generate revenues from our technologies will be severely limited.  This could cause our stock price to decline and result in the loss of a portion or all of your investment.

We may need to raise additional capital. If we are unable to raise additional capital, our business may fail.

Because we are a development stage company and have no revenues, we need to obtain capital to provide cash for our operations. Our current working capital is not expected to be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business.  If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail.  To secure additional financing, we may need to borrow money or sell more securities.  Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

The price and trading volume of our common stock is subject to certain factors beyond our control that may result in significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

Factors beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	the development of a future market for our products;

•	changes in market valuations of similar companies;

•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the OTCBB and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price regardless of our operating performance. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Our issuance of common stock at a price below prevailing trading prices at the time of issuance may cause our stock price to decline.

As of June 30, 2008 there was outstanding $8,200,000 worth of preferred stock that is convertible into approximately 8,600,000 shares of common stock at $0.95 per share, stock options to purchase an aggregate of 5,247,000 shares of common stock with a weighted average exercise price of $0.69 per share and warrants to purchase 17,700,000 shares of common stock, having a weighted average exercise price of $1.06 per share.  These, as well as those we may issue in the future, may result in shares of common stock being issued for consideration that is less than the trading price of our common stock at the time the shares are issued.  We may also issue shares of common stock in the future at a discount to the trading price of our common stock.  Any such below market issuances, or the potential for such issuances, could cause our stock price to decline.  Moreover, if investors holding a significant number of these shares decided to sell them in a short period of time, such sales could contribute significant downward pressure on the trading price of our stock.

Our issuance of shares of preferred stock, warrants and stock options may have a negative effect on the trading price of our common stock.

We currently have a large number of shares of preferred stock, stock options and warrants outstanding.  The conversion and exercise of these shares of preferred stock, stock options and warrants could cause significant dilution to our stockholders.  Moreover, we intend to continue to minimize our use of cash for consulting services by granting stock options and warrants to consultants at or below the current market price, which will cause additional dilution to our stockholders.  In addition to the potential dilutive effect of issuing a large number of stock options and warrants, there is the potential that a large number of the shares may be sold in the public market at any given time, which could place additional downward pressure on the trading price of our common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

Our board of directors may authorize the issuance of additional common or preferred shares under applicable state law without shareholder approval.  We are authorized to issue 99,000,000 shares of common stock and 1,000,000 shares of preferred stock with such designations, preferences and rights as may be determined by our board of directors. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.  If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities.   If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

Although our common stock trades on the OTCBB, a regular trading market for our common stock may not be sustained in the future. The National Association of Securities Dealers (the “NASD”) limits quotation on the OTCBB to securities of issuers that are current in their reports filed with the SEC. If we fail to be current in the filing of our reports with the SEC, our common stock will not be able to be traded on the OTCBB.  The OTCBB is an inter-dealer market that provides significantly less liquidity than a national securities exchange or automated quotation system. Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for stocks listed on national securities exchanges or automated quotation systems. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock may be influenced by a number of factors, including:

•	the issuance of new equity securities;
•	changes in interest rates;
•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	variations in quarterly operating results;
•	change in financial estimates by securities analysts;
•	the depth and liquidity of the market for our common stock;
•	investor perceptions of our company and the technologies industries generally; and
•	general economic and other national conditions.

Our limited prior public market and trading market may cause volatility in the market price of our common stock.

Our common stock has only been quoted for trading since January 4, 2008.  Our common stock is currently traded on a limited basis on the OTCBB.  The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock may be limited; and
•	lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock is a "Penny Stock."

Our common stock is a “low-priced” security, or a penny stock, under rules promulgated under the Exchange Act.   A stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on The NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Our Common Stock is not Registered under the Exchange Act.

Currently, we do not intend to file an Exchange Act registration statement.  Our common stock is not registered under the Securities Exchange Act of 1934, and we have no current intention to register under the Exchange Act.  Because we are not registered under the Exchange Act our officers, directors and affiliates are not subject to the reporting obligations under Sections 16 of the Exchange Act and are not required to notify shareholders of acquisitions or dispositions of our securities through the filing of Forms 3, 4 and 5 or through the filing of Schedules 13d or 13g.  In addition, we are not subject to Section 14, which would require us to file proxy statements seeking your proxy in connection with shareholder meetings or information statements in connection with actions taken by shareholders without a meeting.  Consequently, you will not be afforded the disclosure and procedural protections of the proxy rules.  The duty to file under Section 15(d) of the Exchange Act shall also be automatically suspended as to any fiscal year, other than the fiscal year within which such registration statement became effective, if, at the beginning of such fiscal year, the securities of each class to which the registration statement relates are held of record by less than three hundred persons.  If our obligations under Section 13 of the Exchange Act are suspended, we would no longer have an obligation to file quarterly and annual reports and shareholders could be deprived of current public information about our company.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.   Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Risks Due to Sale Restrictions Imposed by State “Blue Sky Laws”.

There are state regulations, which might affect the transferability of our shares. We have not registered its shares for sale under the securities or "blue sky" laws of any state and we have no plans to register or qualify its shares in any state.  In all states except for Arkansas, Georgia, Illinois, Louisiana, New York, North Dakota, Ohio, Oregon and Tennessee, shareholders can make unsolicited sales of securities through broker dealers.  Current shareholders, and persons who desire to purchase the shares in any trading market that may develop in the future, should be aware that there may be significant state restrictions upon the ability of new investors to purchase the securities.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 of the Securities Act of 1933, as amended, subject to certain requirements.  In general, under Rule 144, unaffiliated stockholders (or stockholders whose shares are aggregated) who have satisfied a six month holding period may sell shares of our common stock, so long as we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12-month period preceding such sale.  Once a period of six months has elapsed since the date the common stock was acquired from us or from an affiliate of ours, unaffiliated stockholders can freely sell shares of our common stock.  12 months after acquiring shares from us or an affiliate, unaffiliated stockholders can freely sell their shares without any restriction or requirement that we are current in our SEC filings.  Because we were a shell company until December 27, 2007, our stockholders holding unregistered shares of common stock are initially subject to a 12 month holding period, instead of a six month holding period, which began to run on January 4, 2008, the date we filed a “super” Form 8-K with the SEC.  Any substantial sale of common stock pursuant to Rule 144 may have an adverse affect on the market price of our common stock.

Failure to Achieve and Maintain Internal Controls in Accordance with Sections 302 and 404(a) of the Sarbanes-Oxley Act of 2002 Could Have A Material Adverse Effect on Our Business and Stock Price.

If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time; we may not be able to assert that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud.  If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.  We have examined and evaluated our internal control procedures to satisfy the requirements of Section 404(a) of the Sarbanes-Oxley Act, as required for our Annual Report on Form 10-K for the year ending December 31, 2007.

Because we have no plans to pay dividends on our common stock, stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

We do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, our senior credit facility limits the payment of dividends without the prior written consent of the lenders. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur.

There are certain anti-takeover provisions that exist in connection with the December 27, 2007 issuance of the Series A Convertible Preferred Stock.

In the event that we effect any merger or consolidation, a sale of all or substantially all of our assets, engage in a tender offer or exchange offer, or reclassify our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, then, upon any subsequent exercise of the holders of warrants issued in connection with the December 27, 2007 issuance of the Series A convertible preferred stock, the warrant holders shall have the right to receive, for each warrant share that would have been issuable upon such exercise immediately prior to the occurrence of any merger, consolidation or disposition of assets, the number of shares of common stock of the successor or acquiring corporation or of the company, if it is the surviving corporation, and any additional consideration receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such event.  If such a merger, consolidation, sale of all or substantially all of our asserts, tender offer or reclassification would ultimately be in the best interests of the shareholders, such anti-takeover provisions may dissuade potential suitors from engaging in such a transaction.   In addition, if we are a party to a change of control, the Series A Preferred Stock has certain redemption rights.  The redemption price depends on which triggering event occurred and ranges from our requirement to redeem the Series A Preferred Stock for a price equal to the triggering redemption amount, shares of common stock equal to the triggering redemption amount divided by 75% of the average of the volume weighted average prices for the 10 days prior to the date of election by the Series A Preferred Stockholder(s) requiring us to redeem the Series A Preferred Stock, and the increase of the dividend rate to 18% per annum.

There are certain anti-takeover provisions that exist in connection with our December 27, 2007 private placement.

In the event that we effect any merger or consolidation, a sale of all or substantially all of our assets, engage in a tender offer or exchange offer, or reclassify our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, then, upon any subsequent exercise of the warrants issued in the December 27, 2007 private placement, the warrant holders shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of any merger, consolidation or disposition of assets, the number of shares of common stock of the successor or acquiring corporation or of the company, if it is the surviving corporation, and any additional consideration receivable as a result of such merger, consolidation or disposition of assets, by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  Additionally, if we enter into any merger, consolidation or disposition of assets while the warrants are outstanding, the warrant holders can demand that their warrants be cashed out prior to the consummation of such transaction according to the Black Scholes option pricing model formula. Further, if we enter into a “change of control transaction”, the Series A Stock issued in the December 27, 2007 private placement has certain redemption rights.  The redemption price depends on the triggering event and ranges from the redemption of the Series A Stock for a price equal to the triggering redemption amount, shares of common stock equal to the triggering redemption amount divided by 75% of the average of the volume weighted average prices for the 10 days prior to the date of election by the holders of the Series A Stock requiring us to redeem the Series A Stock, and the increase of the Series A Stock dividend rate to 18% per annum.  If any merger, consolidation or disposition of assets or change of control transaction would ultimately be in the best interests of the stockholders, such anti-takeover provisions may dissuade potential suitors from engaging in such a transaction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business.”

There are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: our ability to develop our technology platform and our products; our ability to protect our intellectual property; the risk that we will not be able to develop our technology platform and products in the current projected timeframe; the risk that our products will not achieve performance standards in clinical trials; the risk that the clinical trial process will take longer than projected; the risk that our products will not receive regulatory approval; the risk that the regulatory review process will take longer than projected; the risk that we will not be unsuccessful in implementing our strategic, operating and people initiatives; the risk that we will not be able to commercialize our products; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in this prospectus and our other recent filings with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling security holder.  All proceeds from the sale of our common stock sold under this prospectus will go to the selling stockholders.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

Name of Selling Stockholder	Total Shares Held Including Shares Issuable Upon Full Conversion and/or exercise(3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)(3)	Percentage of Common Stock Before Offering (1)(3)	Beneficial Ownership After the Offering Including Shares Issuable Upon Full Conversion and/or exercise (4)	Percentage of Common Stock Owned After Offering Assuming Full Conversion and/or exercise (4)
Vision Master Opportunity Fund Ltd. (5)	14,422,622	41.24%	2,507,776	1,030,730	4.99%	11,914,846	36.70%
Platinum - Montaur Life Sciences, LLC (6)	5,769,048	21.87%	1,003,110	1,030,730	4.99%	4,765,938	18.78%
Enable Growth Partners, LP (7)	852,788	3.97%	250,778	852,788	4.14%	602,010	2.83%
Harborview Master Fund LP (8)	1,011,395	4.80%	125,389	1,011,395	4.91%	886,006	4.23%
Monarch Capital Fund Ltd. (9)	426,395	2.02%	125,389	426,395	2.07%	301,006	1.44%
The Black Diamond Fund, LLLP (10)	341,115	1.62%	100,311	341,115	1.66%	240,804	1.15%

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 20,655,914 as of August 6 , 2008.

(3) The selling stockholders purchased the securities which are convertible into the shares being offered in this prospectus in our December 27, 2007 private placement.  The selling stockholders have contractually agreed to restrict their ability to convert their shares of Series A Preferred Stock into shares of common stock and to exercise their warrants to purchase shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the Series A Preferred Stock and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Assumes that all securities registered will be sold.

(5) Shares beneficially owned represent (i) 5,263,158 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 3,157,895 shares issuable upon the exercise of the Series A Warrants, (iii) 3,684,211 shares issuable upon the exercise of the Series J Warrants, (iv) 2,210,526 shares issuable upon the exercise of the Series J-A Warrants and (v) 106,832 restricted shares.  Adam Benowitz, portfolio manager, and Randy Cohen share investment and dispositive power of the shares held by this entity.  The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(6) Shares beneficially owned represent (i) 2,105,263 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 1,263,158 shares issuable upon the exercise of the Series A Warrants, (iii) 1,473,684 shares issuable upon the exercise of the Series J Warrants, (iv) 884,211 shares issuable upon the exercise of the Series J-A Warrants and (v) 42,732 restricted shares.  Michael Goldberg and Mark Nordlicht share investment and dispositive power of the shares held by this entity. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(7) Shares beneficially owned represent (i) 526,316 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 315,789 shares issuable upon the exercise of the Series A Warrants and (iii) 10,683 restricted shares.  Mitch Levine has investment and dispositive power of the shares held by this entity.  The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(8) Harborview Master Fund L.P. owned 89.9% of NewCardio, prior to the share exchange, when we were Marine Park Holdings. Shares beneficially owned represent (i) 263,158 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 157,895 shares issuable upon the exercise of the Series A Warrants, (iii) 585,000 shares of our common stock which Harborview retained in the share exchange and/or acquired in the open market and (iv) 5,342 restricted shares.   Harborview is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview, and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of the securities of the Company owned by Harborview. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(9) Shares beneficially owned represent (i) 263,158 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 157,895 shares issuable upon the exercise of the Series A Warrants and (iii) 5,342 restricted shares. Monarch Capital Fund Ltd. Is a British Virgin Islands Investment Fund managed by Beacon Fund Advisors Ltd. and advised by Monarch Managers Ltd. David Sims and Joseph Franck, the principals respectively of the manager and the advisor, have voting and investment control with regard to the fund. Neither Mr. Sims nor Mr. Franck has any beneficial interest in the shares being registered hereunder.  The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(10) Shares beneficially owned represent (i) 210,526 shares issuable upon the conversion of the Series A Preferred Stock, (ii) 126,316 shares issuable upon the exercise of the Series A Warrants and (iii) 4,273 restricted shares.  Brandon S. Goulding has investment and dispositive power of the shares held by this entity.  The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

The December 27, 2007 Private Placement

The following is a description of the selling stockholders relationships to us and how each of the selling stockholders acquired its shares to be sold in this offering:

On December 27, 2007, we entered into a private placement with the selling stockholders pursuant to which we sold various securities in consideration of an aggregate purchase price of $8,200,000. In connection with this private placement, we issued the following securities to the selling stockholders:

•	8,200 shares of non-voting Series A Preferred Stock;
•	Series A Common Stock Purchase Warrants to purchase 5,178,948 shares of common stock at $1.14 per share for a period of five years;
•	Series J Common Stock Purchase Warrants to purchase 5,157,895 shares of common stock at $1.235 per share for a period of one year; and
•	Series J-A Common Stock Purchase Warrants to purchase 3,094,737 shares of common stock at $1.425 per share for a period of five years.

Holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate per share of 10% per annum, payable quarterly. So long as certain equity conditions are met, we may elect to pay dividends in either (i) cash, if legally able to do so, or (ii) shares of our common stock. If we pay in shares of common stock, if the shares of common stock are registered for sale by the selling stockholders, the dividend shares will be valued at 100% of the volume weighted average price for the 20 trading days immediately preceding the dividend payment date.  If the shares of common stock are not registered for sale by the selling stockholders, the dividend shares shall be valued at 90% of the volume weighted average price for the 20 trading days immediately preceding the dividend payment date.

The Series A Preferred Stock has redemption rights upon the occurrence of certain triggering events, including, (i) we fail to pay any holder of the Series A Preferred Stock compensation in full for failure to timely deliver the applicable certificates upon conversion within 5 days of our receipt of notice; (ii) we do not have a sufficient number of authorized and unreserved shares of common stock to issue to holders of our Series A Preferred Stock upon conversion of the Series A Preferred Stock; (iii) we redeem more than a de minimus number of securities junior to the Series A Preferred Stock, exclusive of repurchases up to $100,000 from departing officers or directors; (iv) we breach of any of our agreements with the selling stockholders; (v) we are a party to a change of control; (vi) a bankruptcy occurs; (vii) our common stock fails to be quoted on the OTCBB or any other trading market; or (viii) we receive a monetary judgment against us greater than $50,000.  The redemption price depends on which triggering event occurred and ranges from our requirement to redeem the Series A Preferred Stock for a price equal to the triggering redemption amount, shares of common stock equal to the triggering redemption amount divided by 75% of the average of the volume weighted average prices for the 10 days prior to the date of election by the Series A Preferred Stockholder(s) requiring us to redeem the Series A Preferred Stock, and the increase of the dividend rate to 18% per annum.  The triggering redemption amount is the sum of the (i) the greater of (A) 120% of the stated value of the Series A Preferred Stock and (B) the product of (a) the volume weighted average price on the trading day immediately preceding the date of the triggering event and (b) the stated value divided by the then conversion price, (ii) all accrued but unpaid dividends, and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Series A Preferred Stock.

The Series A Preferred Stock has no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation, dissolution or wind-up, whether voluntary or involuntary, senior to or otherwise on an equal basis with the Series A Preferred Stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, (d) increase the number of authorized shares of preferred stock, or (e) enter into any agreement with respect to any of the foregoing.

The Series A Preferred Stock is subject to anti-dilution adjustment in the event of stock splits and stock dividends (other than to the Series A Preferred Stock), subsequent equity sales entitling persons to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price of the Series A Preferred Stock and subsequent rights offerings, in the event we issue rights, options or warrant to all holders of common stock and not to the holders of Series A Preferred Stock, pro rata distributions of assets or indebtedness and fundamental transactions, such as a merger, consolidation or recapitalization.  The anti-dilution adjustment provides that, if, at any time while the Series A Preferred Stock is outstanding, if we sell or grant any option to purchase or sell or grant any right to reprice our securities, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (such lower price, the "Base Conversion Price") (if the holder of the common stock or common stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the conversion price, such issuance shall be deemed to have occurred for less than the conversion price on such date of the dilutive issuance), then (A) as to dilutive issuances that occur on or before the two year anniversary of the original issue date, the conversion price shall be reduced to equal the Base Conversion Price and (B)   as to dilutive issuances that occur after the two year anniversary of the original issue date, the conversion price shall be reduced by multiplying the conversion price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then conversion price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an exempt issuance. If we enter into a variable rate transaction, despite the prohibition set forth in the securities purchase agreement, we will be deemed to have issued common stock or common stock equivalents at the lowest possible conversion price at which such securities may be converted or exercised.

Once there is an effective registration statement, we may force conversion of the Series A Preferred Stock into common stock if the volume weighted average price for 20 consecutive trading days exceeds 300% of the then effective conversion price and if our average daily trading volume exceeds the lesser of (i) $250,000 or (ii) 0.75% of our total market capitalization for 20 trading days, subject to shareholder ownership limitations, currently 4.99%.

So long as any shares of Series A Preferred Stock are outstanding, unless the holders of at least 67% of the then outstanding shares of Series A Preferred Stock shall have otherwise given prior written consent, we shall not, and shall not permit any of our subsidiaries to, directly or indirectly:

a)   other than (a) the indebtedness existing on December 27, 2007 and (b) certain lease obligations and purchase money indebtedness up to an aggregate of $100,000, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money;

b)   other than permitted liens, enter into, create, incur, assume or suffer to exist any liens of any kind on our property or assets;

c)   amend our certificate of incorporation, bylaws, or other charter documents so as to materially and adversely affect any rights of any holder;

d)   amend our Certificate of Designation;

e)   repay, repurchase or offer to repay or repurchase, our common stock, common stock equivalents or junior securities, except for the shares of common stock issuable upon conversion of the shares of Series A Preferred Stock to the extent permitted or required under the Certificate of Designation;

f)   enter into any agreement or understanding with respect to any of the foregoing; or

g)   pay cash dividends or distributions on common stock and all other common stock equivalents other than those securities which are explicitly senior or have equal rights to the Series A Preferred Stock in dividend rights or liquidation preference.

Pursuant to lock-up agreements that we entered into with shareholders who held over 300,000 shares of our common stock at the time, until December 27, 2010, the shareholders will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the shareholders or any affiliate of the shareholders or any person in privity with the shareholders or their affiliates), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, an aggregate of approximately 16.4 million shares of common stock or common stock equivalents beneficially owned, held or thereafter acquired by the shareholders.  During the 24 month period immediately following the effective date, the shareholders shall be permitted to make transfers of the shares of our common stock held by the shareholders, on a monthly basis in an amount equal to up to 1/12th of the shares of common stock beneficially owned, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur subsequent to the date of the lock-up agreements, per month.

In the event of any liquidation or winding up, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to 120% of the original purchase price per share.

The Series A Warrants and Series J-A Warrants are exercisable for a period of five years at an exercise price of $1.14 and $1.425 per share, respectively, and the Series J Warrants are exercisable for a one year period at an exercise price of $1.235 per share. The Series J-A Warrants are only exercisable to the extent that the Series J Warrants have been exercised. Only investors that purchased a minimum of 2,000 shares of the Series A Preferred Stock in the December 27, 2007 private placement were issued Series J Warrants or Series J-A Warrants.  In the event that we do not register the shares of common stock underlying the Series A Warrants and Series J-A Warrants for sale by the selling stockholders by December 27, 2008, then the Series A Warrants and Series J-A Warrants will be exercisable on a cashless basis. In addition, the warrants are subject to anti-dilution adjustments and protections in the event of stock splits and stock dividends, subsequent equity sales entitling persons to acquire shares of common stock at an effective price per share that is lower than the then Exercise Price of the warrants and subsequent rights offerings, in the event we issue rights, options or warrant to all holders of common stock and not to the warrant holders, pro rata distributions of assets or indebtedness and fundamental transactions, such as a merger, consolidation or recapitalization.  The anti-dilution adjustment shall apply the lowest sale price as being the adjusted option price or conversion ratio for existing shareholders.

The following table sets forth the amount of each payment (including the value of any payments to be made in Series A Preferred Stock or common stock) in connection with the December 27, 2007 private placement that we have made or may be required to make to selling stockholders, any affiliates of selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the December 27, 2007 private placement (including any dividend payments, interest payments, liquidated damages, and any other payments or potential payments, except for payments related to redemption of the Series A Preferred Stock).

	Due Diligence fees	10% dividend per year	Liquidated Damages
Vision Opportunity Master Fund, Ltd.	$65,000	$500,000	$1,000,000
Platinum – Montaur Life Sciences, LLC	$10,000	$200,000	$400,000
Harborview Master Fund LP	$55,000	$25,000	$50,000
Enable Capital Management, LP		$50,000	$100,000
The Black Diamond Fund, LLP		$20,000	$40,000
Monarch Capital Fund, Ltd.		$25,000	$50,000

Note: $35,000 to Harborview was paid in Preferred stock; balance was paid in cash, directly or to legal counsel acting on their behalf.

The Registration Rights Agreement between us and the selling stockholders, which, as amended, requires the Company to make the requisite SEC filings to achieve and subsequently maintain the effectiveness of a registration statement covering the common stock issuable upon exercise of the Series A Preferred shares generally on or before August 31, 2008, which was extended to such date pursuant to a waiver agreement dated as of March 13, 2008, by and between Vision Opportunity Master Fund, Ltd., on behalf of the other investors as holder of the majority of the registrable shares. Failure to file a required registration statement or to achieve or subsequently maintain the effectiveness of a required registration statement through the required time will subject the Company to liquidated damages in the form of cash to the holders of the Series A 10% Convertible Preferred stock defined as a maximum of 20% of the aggregate Subscription Amount paid by such Holder, subject to Rule 415 limitations.  As of August 6, 2008 the maximum liquidating penalties could be $781,423.

The following table sets forth the net proceeds to us the December 27, 2007 private placement and the total possible payments to all selling stockholders in the first year following the sale of the Series A Preferred Stock.

Gross proceeds	$8,200,000
Issuance costs, cash	$(958,000)
Net cash proceeds	$7,242,000
Less: dividends payable in first year following the sale (1)	$(820,000)
Net in the first year	$6,422,000

(1) The selling stockholders are entitled to receive dividends at the rate per share of 10% per annum, subject to adjustment as more specifically described in the section entitled, “Description of Securities to be Registered.” So long as certain equity conditions are met, we can elect to pay the dividends in common stock, valued at either 100% or 90% of the volume weighted average price of our common stock for the 20 trading days preceding the dividend payment date, depending on whether or not the dividend shares are registered for sale by the selling stockholders.

We made a dividend payment to the selling stockholders on April 1, 2008, of an aggregate of 110,301 shares of unregistered common stock.

The following table sets forth the total possible profit as a result of any conversion discount for the shares of common stock underlying the Series A Preferred Stock, without taking into account anti-dilution adjustments that may occur as a result of certain events.

Preferred stock was sold at a premium/discount to market as follows:

Market price of common at 12/27/07 and 1/4/08	$0.7125	*	$1.3200	**

Conversion price of Preferred stock	$0.9500		$0.9500

Shares issuable upon conversion	8,631,579		8,631,579
(These are the shares included in this registration statement)

Combined market price at 12/27/07 and 1/4/08	$6,150,000		$11,393,684

Discount at date of sale, 12/27/07 and 1/4/08	$-		$(3,193,684)

* On December 27, 2007 the 5% bridge debt holders converted approximately $173,000 of principal and interest into 242,000 shares of our common stock independently at an agreed-to market price of $0.7125 per share price and this represented a market value.  None of these investors were insiders of the Company. This was an elective conversion and other note holders were repaid in cash at the same time.  All note holders were entitled to warrants; those have been reflected as a cost of the financing; they had no bearing on the December 27, 2007 transaction.
** On January 4, 2008 NewCardio began trading on the Over-the-Counter Bulletin Board, closing the day at $1.32 per share on a volume of 6,600 shares.

The following table sets forth the total possible profit as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities issued in the December 27, 2007 private placement.

All warrants were issued at a premium/discount to market as follows:

Market price of common at 12/27/07 and 1/4/08	$0.7125	$1.3200

Fixed exercise price
A Warrants	$1.140	1.140
J Warrants	$1.235	1.235
J-A Warrants	$1.425	1.425

	Quantity	Quantity
A Warrants	5,178,948	5,178,948
J Warrants	5,157,895	5,157,895
J-A Warrants	3,094,737	3,094,737

	Combined market price	Combined market price
Warrants	$3,690,000	$5,904,001
J Warrants	$3,675,000	$6,370,000
J-A Warrants	$2,205,000	$4,410,000

	Combined exercise price	Combined exercise price
A Warrants	$4,206,601	$4,206,601
J Warrants	$4,538,625	$4,538,625
J-A Warrants	$3,142,125	$3,142,125

Discount to market	$-	$(1,045,684)

Market price as of December 27, 2007 and January 4, 2008	$0.7125	$1.3200
Aggregate consideration received	$8,200,000	$8,200,000
Payments that have been made or may be required to be made by the issuer (1)	$(2,133,000)	$(2,133,000)
Resulting net proceeds (cash and value of non-cash payments)	$6,067,000	$6,067,000

Profits on conversion discounts, if any (Preferred Stock and warrants)	$-	$4,239,369

Payments that have been made or may be required to be made by the issuer	$2,133,000	$2,133,000
Discount to market (Preferred Stock)	$-	$3,193,684
Net consideration received	$6,067,000	$6,067,000
Payments as a percentage of net	35%	88%

(1) $2,133,000 includes the accounting entries for the issuance costs of $958,000 (cash) plus $355,000 (value of fee warrants). In addition, it includes the dividend payable in the first year after the sale of $820,000 (10% of the $8,200,000 Preferred Stock).

The following table set forth the prior securities transactions between us, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship.

	Harborview Master Fund LP	Harborview Master Fund LP
	Source: Marine Park Holdings Annual Report on Form 10-KSB for the fiscal year ending 2006	Source: Marine Park Holdings Share Exchange Agreement
	Share purchase	Return to treasury
Date of transaction	11/16/2006	12/27/2007

Shares outstanding	11,000,000 shares of common stock	11,000,000	shares of common stock

Shares held by non-selling stockholders	11,000,000 shares of common stock	1,169,400	shares of common stock

Shares included in the transaction	9,830,600 shares of common stock	(9,325,000)	shares of common stock

Percentage of shares issued (returned to treasury)	0% issued in transaction; this was a stock purchase of outstanding shares	-797%

Memo only: percentage of shares acquired from current shareholders	89%

Market price immediately prior the transaction	$0.063	$0.7125 at 12/27/07; $1.32 at 1/4/08
	(This was the price paid to acquire shares of an inactive shell.)

Market price August 6 , 2008	$ 4.72	$ 4.72

The following table sets forth the calculation of outstanding shares of common stock:

Total outstanding shares 12/27/07 (before Series A preferred offering)	20,237,522
Less: Shares held by selling shareholders	(505,600)
Less: Shares held by affiliates (Robert Blair, Branislav Vajdic)	(7,774,633)
Net shares outstanding	11,957,289

There were no shares registered for sale by the selling stockholders or their affiliates in prior registration statements.  No affiliates have ever registered their shares for sale.

Shares underlying the Series A Preferred stock are being included this prospectus:
- Shares held by Harborview Master Fund LP in the shell	125,389
- New selling shareholders	3,987,364
- Affiliates	0
Total	4,112,753

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and sale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the sale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all shares offered by this prospectus may be freely tradable under Rule 144 of the Securities Act or any other rule of similar effect or (ii) the date that all shares offered by this prospectus have been sold by the selling stockholders. The shares being offered in this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the sale shares being offered in this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares being offered in this prospectus may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Penny Stock

The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 99,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock at a par value of $0.001 per share. As of August 6 , 2008, there were 20,655,914 shares of our common stock issued and outstanding and 8,200 shares of Series A Preferred Stock outstanding, which are currently convertible, at the option of the holder, into an aggregate of 8,631,579 shares of our common stock and 24,326,315 are reserved for outstanding stock options and warrants, and  2,958,730 are reserved  for future grant under the 2004 Equity Incentive Plan.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Subject to the rights of our Series A Preferred Stock, holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, subject to the rights of our Series A Preferred Stock, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

The rights of our common stockholders may be affected by rights, preferences and privileges of our Series A Preferred Stock.  The following is a description of the rights, preferences and privileges of our Series A Preferred Stock:

Holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate per share of 10% per annum, payable quarterly. So long as certain equity conditions are met, we may elect to pay dividends in either (i) cash, if legally able to do so, or (ii) shares of our common stock. If we pay in shares of common stock, and if the shares of common stock are registered for sale by the selling stockholders, the dividend shares will be valued at 100% of the volume weighted average price for the 20 trading days immediately preceding the dividend payment date.  If the shares of common stock are not registered for sale by the selling stockholders, the dividend shares shall be valued at 90% of the volume weighted average price for the 20 trading days immediately preceding the dividend payment date.

The Series A Preferred Stock has redemption rights upon the occurrence of certain triggering events, including the following: (i) we fail to pay any compensation in full for failure to timely deliver the applicable certificates upon conversion within 5 days of our receipt of notice; (ii) we do not have a sufficient number of authorized and unreserved shares of common stock to issue to holders of our Series A Preferred Stock upon conversion of the Series A Preferred Stock; (iii) we redeem more than a de minimus number of securities junior to the Series A Preferred Stock, exclusive of repurchases up to $100,000 from departing officers or directors; (iv) we breach of any of our agreements with the selling stockholders; (v) we are a party to a change of control; (vi) a bankruptcy occurs; (vii) our common stock fails to be quoted on the OTCBB or any other trading market; or (viii) we receive a monetary judgment against us greater than $50,000.  The redemption price depends on which triggering event occurred and ranges from our requirement to redeem the Series A Preferred Stock for a price equal to the triggering redemption amount, shares of common stock equal to the triggering redemption amount divided by 75% of the average of the volume weighted average prices for the 10 days prior to the date of election by the Series A Preferred Stockholder(s) requiring us to redeem the Series A Preferred Stock, and the increase of the dividend rate to 18% per annum.  The triggering redemption amount is the sum of the (i) the greater of (A) 120% of the stated value of the Series A Preferred Stock and (B) the product of (a) the volume weighted average price on the trading day immediately preceding the date of the triggering event and (b) the stated value divided by the then conversion price, (ii) all accrued but unpaid dividends, and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Series A Preferred Stock.

The Series A Preferred Stock has no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation, dissolution or wind-up, whether voluntary or involuntary, senior to or otherwise pari passu with the Series A Preferred Stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, (d) increase the number of authorized shares of preferred stock, or (e) enter into any agreement with respect to any of the foregoing.

The Series A Preferred Stock is subject to anti-dilution adjustment in the event of stock splits and stock dividends (other than to the Series A Preferred Stock), subsequent equity sales entitling persons to acquire shares of common stock or common stock equivalents at an effective price per share that is lower than the then Conversion Price of the Series A Preferred Stock and subsequent rights offerings, in the event we issue rights, options or warrant to all holders of common stock or common stock equivalents and not to the holders of Series A Preferred Stock, pro rata distributions of assets or indebtedness and fundamental transactions, such as a merger, consolidation or recapitalization.  The anti-dilution adjustment shall apply the lowered effective sale price as being the adjusted option price or conversion ratio for existing shareholders for two years and weighted average thereafter.  Once there is an effective registration statement, we may force conversion of the Series A Preferred Stock into common stock if the volume weighted average price for 20 consecutive trading days exceeds 300% of the then effective conversion price and if our average daily trading volume exceeds the lesser of (i) $250,000 or (ii) 0.75% of our total market capitalization for 20 trading days, subject to shareholder ownership limitations, currently 4.99%.

So long as any shares of Series A Preferred Stock are outstanding, unless the holders of at least 67% in a stated value of $1,000 of the then outstanding shares of Series A Preferred Stock shall have otherwise given prior written consent, we shall not, and shall not permit any of our subsidiaries to, directly or indirectly:

a)   other than (a) the indebtedness existing on December 27, 2007 and (b) certain lease obligations and purchase money indebtedness up to an aggregate of $100,000, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money;

b)   other than permitted liens, enter into, create, incur, assume or suffer to exist any liens of any kind on our property or assets;

c)   amend our certificate of incorporation, bylaws, or other charter documents so as to materially and adversely affect any rights of any holder;

d)   amend our Certificate of Designation;

e)   repay, repurchase or offer to repay or repurchase, our common stock, common stock equivalents or junior securities, except for the shares of common stock issuable upon conversion of the shares of Series A Preferred Stock to the extent permitted or required under the Certificate of Designation;

f)   enter into any agreement or understanding with respect to any of the foregoing; or

g)   pay cash dividends or distributions on common stock and all other common stock equivalents other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in dividend rights or liquidation preference.

In the event of any liquidation or winding up, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to 120% of the original purchase price per share.

In the event that we effect (A) any merger or consolidation (B) any sale of all or substantially all of our assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) any reclassification of our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, then, upon any subsequent exercise of the holders of warrants issued in connection with the December 27, 2007 issuance of the Series A convertible preferred stock, the holders shall have the right to receive, for each warrant share that would have been issuable upon such exercise immediately prior to the occurrence of any merger, consolidation or disposition of assets, the number of shares of common stock of the successor or acquiring corporation or of the company, if it is the surviving corporation, and any additional consideration receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such event.  If holders of common stock are given any choice as to the securities, cash or property to be received in the event of a merger, consolidation or disposition of assets, then the holder shall be given the same choice as to the alternate consideration it receives upon any exercise of the warrant following such merger, consolidation or disposition of assets. To the extent necessary to effectuate the foregoing provisions, any successor to the company or surviving entity shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the holder’s right to exercise such warrant into alternate consideration. Notwithstanding anything to the contrary, in the event of a merger, consolidation or disposition of assets that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, we shall pay at the holder’s option, an amount of cash equal to the value of the warrant.

DESCRIPTION OF BUSINESS

NewCardio, Inc., a Delaware corporation, through its wholly-owned subsidiary, NewCardio Technologies, Inc., a Delaware corporation, is a development-stage cardiac diagnostic company focused on the research, development and commercialization of software and hardware products and services for the non-invasive diagnosis of and monitoring of cardiovascular disease, as well as the cardiac safety assessment of new drugs under development.  We are developing products that we believe will improve diagnostic screening for cardiac disease and changes in cardiac status. We are currently focused on the development of a proprietary platform technology for our products, which we believe will improve the diagnostic accuracy and value of the standard 12-lead electrocardiogram.  Our 3-D electrocardiogram platform is designed to reduce the time and expense involved in assessing cardiac status, while increasing the ability to diagnose clinically significant conditions which were previously difficult or impossible to detect, using currently available electrocardiographic techniques.  We expect a key application of our technology to be the assessment of cardiac safety for new drugs under development.

NewCardio was incorporated in the State of Delaware on September 2, 2003, under the name EP Floors, Inc.  NewCardio Technologies was incorporated in the State of Delaware on September 7, 2004 under the name NewCardio, Inc.  On November 16, 2006, in connection with the sale of substantially all of the shares of common stock, EP Floors ceased operations and became a shell corporation.  On November 20, 2006, EP Floor’s corporate name was changed to Marine Park Holdings, Inc.  From November 16, 2006 through December 27, 2007, Marine Park Holdings was a shell company.  On December 27, 2007, Marine Park Holdings consummated a reverse merger by entering into a share exchange agreement with the stockholders of NewCardio Technologies pursuant to which the stockholders of NewCardio Technologies exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of common stock of Marine Park Holdings, representing 92% of Marine Park Holdings’ outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of common stock of Marine Park Holdings held by certain stockholders of Marine Park Holdings made concurrently with the share exchange.  As of December 27, 2007, Marine Park Holdings’ officers and directors resigned their positions and Marine Park Holdings changed its business to NewCardio Technologies’ business.  As a result, the historical discussion and financial statements included in this prospectus are those of NewCardio Technologies.  On January 17, 2008, Marine Park Holdings’ corporate name was changed to NewCardio, Inc. and NewCardio’s corporate name was changed to NewCardio Technologies, resulting in the current corporate structure in which NewCardio, Inc. is the parent corporation, and NewCardio Technologies, Inc. is its wholly-owned subsidiary.

Prior to the share exchange, NewCardio Technologies’ capital structure was comprised of common stock, Series A Preferred Stock, Series A-2 Preferred Stock and various convertible promissory notes.  As part of the share exchange, all shares of Series A Preferred Stock and Series A-2 Preferred Stock were converted into shares of common stock and all the outstanding convertible promissory notes were either converted into shares of common stock or repaid.  The allocation of our 18,862,537 shares was as follows:

•	10,667,300 shares were exchanged for shares of common stock of NewCardio Technologies on a one-to-one basis.
•	4,562,206 shares were exchanged for the Series A Preferred Stock of NewCardio Technologies on a one-to-one basis.
•	2,592,000 shares were exchanged for the Series A-2 Preferred Stock of NewCardio Technologies on a one-to-one basis.
•	860,031 shares were exchanged for various convertible promissory notes issued in 2006 and 2007 by NewCardio Technologies.

General

In the United States in 2005, costs for cardiovascular disease diagnostic tests approached $5 billion, according to the American Heart Association Statistics Committee, Heart Disease and Stroke - 2007 Update. We believe this market will continue to increase, drive market growth for novel and improved cardiovascular disease diagnostic tools. Such market growth may occur because of one or more of the following trends:

•	the US population is aging and the incidence of cardiovascular disease rises with age;

•	health care providers continue to search for more effective, efficient, and less expensive diagnostic and therapeutic solutions;

•
the prevalence of obesity and Type II diabetes continue to increase worldwide, and this will significantly increase the incidence of cardiovascular disease and adverse cardiovascular events in the future; and

•
under-diagnosis of cardiovascular disease in women is increasingly appreciated as a significant public health problem, and there is a particularly acute need for improved diagnostic tools to address this issue.

NewCardio intends to compete in two large segments of the cardiovascular disease diagnostic market: (1) cardiac safety services for drug development, and (2) cardiovascular disease diagnostics.

Cardiac Safety Market for Drug Development

Unexpected cardiac toxicity is a common cause of delays in drug development, abandonment of otherwise-promising drug candidates, and withdrawal of previously approved drugs from the market.  (See, for example, Joel Morganroth, M.D., Design and Conduct of the Thorough Phase I ECG Trial for New Bioactive Drugs, Chapter 11 in Cardiac Safety of Noncardiac Drugs:  Practical Guidelines for Clinical Research and Drug Development, edited by J. Morganroth and I. Gussak, 2004).  One of the most important consequences of such toxicity is life-threatening arrhythmia, which usually results from drug-induced alterations in cardiac electrical activity and in some instances were implicated as causes of sudden cardiac death. Some drugs have recently been associated with a different kind of cardiac toxicity, that is, increased risk of myocardial infarction, heart failure, and/or stroke.

Such increased risk could go undetected during drug development. Clinical trials generally involve at most 10,000 patients, but drug-induced arrhythmia is usually a rare event, typically 1 in 100,000 patients or less. Similarly, drug-induced increases in myocardial infarction and stroke are subtle and usually not appreciated from clinical trial data. Thus, cardiac toxicities of drugs in many cases become apparent only after a drug is marketed to millions of users.

Because of the difficulty in detecting cardiac toxicity, surrogate diagnostic markers are used during drug development to detect increased cardiac risk. The most important such surrogate marker is the drug-induced changes in the QT interval on the electrocardiogram. "QT" is the time interval that is measured on the electrocardiogram signal from a part of the signal labeled "Q", start of depolarization, through "T," end of repolarization. The United States Food and Drug Administration (the “FDA”) and other drug regulatory bodies now require extensive electrocardiogram data on all drugs in clinical development, with a particular focus on drug-induced QT interval changes.

One of the most striking new standards is the requirement for a single trial, called a “Thorough QT Study”, whose purpose is to define the drug’s effect on the QT interval. The Thorough QT Study must assure regulators that the drug does not prolong QT interval more than a minimal amount. A drug that “fails” this test may still be developed, but later phase trials now must include substantially more detailed cardiac safety data. This may result in additional development costs and may add at least 1-2 years to the development process. In practice, a failed Thorough QT Study will often lead drug sponsors to abandon an otherwise-promising drug.

Meeting these standards is made even more challenging by the difficulty of measuring drug-induced QT prolongation on electrocardiogram. At present, QT intervals are assessed by cardiac safety core labs in a manner that is labor-intensive, expensive and often of uneven quality. Computerized algorithms have not been able to effectively solve this problem. Among other factors, such algorithms are limited by the same difficulties that human readers face, particularly precisely defining a low-amplitude electrical event surrounded, and sometimes buried within a significant amount of electrical noise. At present, most expert observers regard them as unreliable for cardiac safety assessment in drug development, and FDA Guidance unequivocally recommends manual assessment.

As a consequence of these developments, drug sponsors are devoting an increasing amount of time and resources to cardiac safety issues.  Each new chemical entity that reaches market will typically need 10,000 - 50,000 electrocardiograms, and if the product is intended for treatment of a cardiovascular disease, possibly as many as 100,000 electrocardiograms or more for analysis of cardiac safety. Indeed, depending upon the new chemical entities, a single “Thorough QT Study” may require 30,000 electrocardiograms or more. What is needed is a reliable, accurate, precise and fully automated method of measuring drug effects on QT intervals and other electrocardiogram indicators of cardiac risk.

Cardiovascular Disease Diagnostics Market

In the cardiovascular disease diagnostic market, NewCardio intends to compete in a large segment described as Cardiac Monitoring and Diagnostic Services comprised of point-of-care technologies and services, which account for approximately 65% of the total available market, and ambulatory (outpatient) monitoring for cardiac disease, which accounts for approximately 35% of the total available market. In the future, we expect that the ambulatory segment will see faster growth following the general trend of increased outpatient diagnosis procedures, as well as technological improvements that make remote digital monitoring more feasible.

While advanced cardiovascular disease diagnostic testing (such as cardiac magnetic resonance imaging and multidetector computed tomography) has important roles, they are not suited for initial screening of patients with suspected cardiac disease, and there remains an unmet need for better cardiovascular disease diagnostic screening tools. NewCardio intends to provide such tools, targeted primarily to two sub-segments of the cardiovascular disease diagnostic market:

Stationary Cardiac Screening and Diagnostics:

•	patients who enter the emergency department or other acute care facilities must be quickly and accurately evaluated for potentially life-threatening acute cardiac disease;

•	other ambulatory or hospitalized patients with or without a cardiac disease diagnosis may need to be screened for their level of risk, the presence of disease, or disease progression.

Ambulatory Cardiac Monitoring:

•	patients with difficult to assess or transient cardiac symptoms require long-term, real-time monitoring for diagnosis and evaluation;

•
patients with established cardiac disease may need longer-term ambulatory monitoring to assess the effectiveness of therapy or establish the need for additional diagnostic tests or therapeutic interventions.

Principal Products and Applications

Our novel core technology platform provides real-time, 3-D analysis of the heart's electrical activity, as detected at the body surface by standard 12-lead electrocardiogram electrodes. Electrocardiogram input signals are typically sampled at 500 Hz (500 times per second). Each signal is then normalized to present equidistant signal source representation from the body surface electrodes, and then mathematically processed to generate 3-D visual representations and other useful diagnostic tools on a high resolution time basis. The electrocardiogram signal processing can be fully performed on a laptop computer so that the 3-D visual output is immediately available to the physician alongside the 12-lead standard electrocardiogram.  We have exploited our core technology platform to develop three initial products, QTinno™, VisualECG™, and CardioBip™, which are in various stages of development, as follows:

QTinno TM

QTinno TM is a novel fully automated software tool suite that we believe provides fast, accurate and precise QT interval data from a broad range of electrocardiograms.  QTinno TM   is intended for use by electrocardiogram core laboratories and clinical research organizations as a replacement for manual/human electrocardiogram readers.  QTinno TM will measure QT and other relevant intervals from electrocardiogram computer files.  It will annotate electrocardiogram images and calculate numerical results.

QTinno TM can be installed and used on any computer.  It does not require a dedicated computer and no special hardware is required to operate the software.  Laboratories and clinical research organizations will continue to use their electrocardiogram hardware to obtain standard electrocardiogram recordings.  They will then create digital files of these electrocardiogram recordings in order to use QTinno TM software.  QTinno TM will receive the electrocardiogram input signal via any standard means of transporting a digital computer file, such as a CD/DVD, USB drive or a network.

The QTinno TM algorithm first processes the input signal into a 3-D representation of cardiac electrical activity over time. It then generates “virtual” electrocardiogram leads based on 3-D information that include balanced and complete information from all parts of the heart. This improves signal-to-noise ratio and shows difficult-to-detect events with substantially greater clarity than the standard 12-lead display. This enables reliable, automated identification of key cardiac events, including the QT interval.

The QTinno TM software comprises many features that make fully automated QT interval assessment more reliable and easier to evaluate.

QT Client TM , a standalone Java software tool for viewing and adjudication of QTinno TM batch job results, includes convenient visual presentation of waveforms, QTinno TM annotations, numerical results, and instant visual and numerical feedback when manual adjustments are made. It stores complete editing history with full audit trail capability.

VisualECG TM

The VisualECG TM is a set of algorithms and tools that provide a comprehensive method to describe cardiac electrical activity in time and space. VisualECG TM extracts additional information from standard 12-lead electrocardiogram signals and uses it to generate a 3-D representation of cardiac electrical activity as a function of time. To further enhance understanding and interpretation, the program superimposes the diagnostically relevant electrical information on an intuitive, revolving 3-D anatomic model of the heart. The VisualECG TM also includes algorithms for real-time vectorial analysis and normalization tools to ensure accurate representation of all heart regions. We believe that this enables the VisualECG TM to detect potentially fatal diseases such as acute coronary syndromes with far greater sensitivity and specificity than is possible with the standard electrocardiogram.

Importantly, the VisualECG TM requires no change in standard electrocardiogram practice. The electrocardiogram is obtained exactly as it is now, with the electrodes placed in the same locations and no need for additional electrodes. Moreover, the VisualECG TM provides the 12-lead display along with its novel 3-D analytical presentations, to allow correlations between displays and provide reassurance that no information has been lost. We believe this will be highly important in promoting acceptance of the VisualECG TM by the medical community.

CardioBip TM

The prototype of CardioBip TM is a mobile electrocardiogram transtelephonic system comprised of a mobile electrocardiogram recording and transmitting device, and a diagnostic center which receives, processes and analyzes the data.  The purpose of CardioBip TM is to allow a patient to record electrocardiogram data with a mobile recorder, by placing it on the patient’s chest, using three integrated electrodes to make contact. The patient would touch two points on the recorder with each hand, thereby providing two additional electrodes.  No wires are required. The prototype stage of CardioBip TM consists of approximately 70 functional devices that have been in use in Belgrade for over two years.  They are currently functional.  Although we have working samples, these samples are at the preliminary design stage and the design has not been refined or completed for manufacturing or subject to industrial design review for packing and use.

The recorder will wirelessly transmit it to a diagnostic center, where a standard 12-lead electrocardiogram will be reconstructed from a calibrated, patient-specific transformation matrix.  The data will also be analyzed with the VisualECG TM array of 3-D analytical tools. A physician will then evaluate the information, enabling more accurate and timely diagnoses of acute cardiac events, and facilitating immediate intervention in life-threatening situations or as part of a routine remote checkup.

While CardioBip™ is early in its development, it is a hardware device composed of three key features: three accurately spaced electrodes on the bottom of the device, a place for finger contact on the top, and hardware for storage and/or wireless transmission of the digital signals. While we have no definite manufacturing plans, we expect to outsource this manufacturing.

Product Development Plan ..

QTinno™

The goal of our QTinno™ product development plan is to assemble a compelling body of high quality clinical data that demonstrates to regulators and potential customers the product’s value for assessing drug safety.

In early July 2008 we revealed the results of a third validation study of QTinno™, our largest clinical validation study to date.  The three studies tested QTinno™'s performance under a variety of drugs under investigation to demonstrate QTinno™'s performance in a broad range of typical situations encountered in the drug development process. With completion of the third study, we have now completed our planned clinical validation of QTinno™. Results across all three clinical validation studies showed that QTinno™ is accurate and precise in measuring QT prolongation produced by three different drugs, and in comparison to a variety of manual and semi-automated "gold standard" measurements from three different sources. The company is now actively pursuing commercial validation of QTinno™ with potential customers, and also anticipates developing an interface to discuss its clinical validation data with drug regulators.

Unlike medical devices that have clinical application and fall under a 510(k) clearance process, the FDA approval process for a research tool is less well defined.  Although we do not believe that a 510(k) clearance for QTinno™ as a research tool is required at this time as no diagnostic information relating to specific patient treatment is involved, we nevertheless plan to file for a 510(k) clearance for QTinno™.  This will further help QTinno™ gain acceptance as a diagnostic tool in clinical applications. We believe that the FDA should be fully informed of our QTinno™ development plan and should have substantial input at all stages of its development and execution.  We intend to make this data presentation to FDA representatives before the end of 2008, and expect to file for 510(k) clearance by the end of 2008 as well. A typical 510(k) clearance process takes about 90 days.

We have also been presented the opportunity to test a compound that is well known to prolong the QT interval and change the morphology of the T wave on a data set that is much more difficult than the typical early stage QT assessment. While this study is not required and is not preventing us from moving forward with our commercialization efforts, we believe that this study can provide important additional independent validation of QTinno™ as a faster way to measure QT interval while providing proven levels of accuracy even under challenging cardiac electrical conditions and with complex compounds. We expect to have this study completed during 2008.

In addition, we intend to submit data from one or more of the validation studies for presentation at national scientific meetings of professional cardiology organizations, and for publication in peer-reviewed scientific journals.  We believe such presentations and publications are also important in gaining clinical research industry acceptance of QTinno™.

VisualECG™

The goal of our VisualECG™ product development is to define three-dimensional electrocardiographic markers that accurately detect cardiac disease, and to test, refine and validate these markers in subsequent clinical trials.

Our initial focus is on accurate and timely diagnosis of acute coronary syndromes (myocardial infarction and related conditions, commonly known as "heart attacks").  The development plan through the end of 2008 includes studies to compare the sensitivity of the VisualECG™ to the standard electrocardiogram for detection of acute coronary syndrome. Two studies are planned:  (1) an internal study to develop and, refine an initial set of diagnostic markers for acute coronary syndrome in a retrospective review of electrocardiograms from consecutive patients presenting to a major urban emergency department for evaluation of acute chest discomfort: (2) an external study to validate this set of markers in a similarly-sized retrospective study of consecutive patients from a different urban emergency department.  This study will be designed and led by independent experts at a world class academic medical institution.  Both of these studies will have a retrospective design, that is, we will identify subjects and obtain electrocardiograms from patients having previously had a hospital evaluation for possible acute coronary syndrome.  We believe this retrospective approach will enable us to obtain key initial clinical data in a rapid and relatively inexpensive fashion.

We intend to use the results of these studies for two primary purposes:  (1) to support an application to the FDA for 510(k) clearance of the VisualECG™, and (2) to enhance future market acceptance of the VisualECG™ through presentations at national scientific meetings of cardiologists and emergency department physicians, and peer-reviewed publications in the professional medical literature.

Future VisualECG product development plans will be significantly influenced by the results of the two planned clinical studies described above and, as a result, timing is not well defined.  At present, we believe that the currently-planned studies will be sufficient to support the FDA 510(k) clearance application.  However, we also believe that broad market acceptance of the VisualECG™ among hospitals, cardiologists, and emergency department physicians will require additional data from well-designed prospective clinical trials (that is, clinical trials that identify and enroll patients going forward according to a predefined study protocol).  Prospective clinical trials are considerably more complex and expensive then retrospective studies, but prospective trial results are often viewed by medical professionals as more reliable and persuasive and we intend to pursue that avenue.

CardioBip ™

We plan to evaluate next steps for CardioBip™ but have no present timetable to do so as we focus on QTinno™ and VisualECG™.

If there are material changes in any of the factors or assumptions upon which we based this current clinical development plan, actual results may differ.  Such factors and assumptions, include, without limitation, the timing and results of clinical trials, the level and timing of FDA regulatory clearance or review, our success in implementing our strategic plans and our ability to commercialize our products, any of which could impact sales, costs and expenses and our planned strategies and timing, which could have a material adverse affect on our business, results of operations, liquidity and financial condition.

Marketing and Sales

QTinno TM

We intend to market QTinno TM as a fully automated software tool that provides:

•	diagnostic speed , requiring only about several to process a typical Thorough QT study, orders of magnitude, substantially faster and less labor-intensive than the current gold standard manual read;

•	diagnostic accuracy and precision in assessing amount of drug induced QT prolongation , with results comparable to the current gold standard manual read but with substantially less variance; and

•	cost savings by substantially reducing amount of human labor and time required to conduct Thorough QT studies and other drug cardiac safety studies.

We believe our key target customer segments are the pharmaceutical and biotechnology industries, contract clinical research organizations, and academic clinical research organizations.

We intend to hire an experienced and proven internal sales and marketing organization, commencing in 2008.  We anticipate it will take nine to twelve months to put this corporate infrastructure into place, along with support staff to enable a successful launch of QTinno TM ..

We intend to use traditional and advanced methods to enter the market, supporting a direct sales effort with an integrated marketing plan to raise product and service awareness to assist in generating sales leads. The key components of a branded marketing plan will likely include, for example:

•
a public and media relations campaign focused on industry trade journals and business media outlets; appearances at trade shows to make professional presentation and make direct contact with interested prospects;

•	maintaining a robust website to reflect our brand and positioning, raise awareness and encourage site visitors to make direct inquiries to us;

•
maximizing the number and quality of presentations at high-profile national scientific meetings, such as the American Heart Association, the European Society of Cardiology, the American College of Cardiology, the Heart Rhythm Society and other key professional organizations;

•
ensuring high-quality scientific and clinic research and seeking to publish results in top-tier, peer-reviewed scientific journals such as the New England Journal of Medicine, JAMA, Circulation, Journal of the American College of Cardiology, American Journal of Cardiology, American Heart Journal, Clinical Cardiology, and the like;

•
retaining respected consultants and medical writers to ensure well written, authoritative review articles in widely read educational journals, such as Progress in Cardiovascular Disease, Clinical Cardiology, Cardiology Today, Drug Information Journal, Good Clinical Practice Journal, and the like.

•	retaining independent consultants to develop continuing medical education (CME) presentations at high visibility web sites, such as theheart.org, medscape, vbwg.org, and dia.org.

•
internet Advertising, Direct Mail and email, and Webinars to inform interested parties with a closer look at NewCardio products and services. All of these mechanisms will be conducted as part of a branded and integrated marketing campaign and will be measured through an internet-based CRM system that hosts a central prospect and customer database and measures campaign effectiveness.

Research and Development

We plan to focus our short and medium term development efforts on QTinno TM , Visual ECG TM and CardioBip TM products. In the longer term we will pursue other key markets by researching ways to apply our 3-D electrocardiogram modeling and interpretation technology to key cardiovascular conditions and disease.

QTinno TM is nearly ready for commercial deployment. Key areas of further development include input/output user interface to be able to accommodate even larger number of various digital electrocardiogram formats and output formats for seamless integration with customer’s data handling systems. It is expected that upcoming validation studies will point out small improvement opportunities for various QTinno TM software building blocks.

VisualECG TM product development will focus on tools and methods for substantially increasing the specificity of VisualECG TM when compared with the standard 12-lead electrocardiogram. The goal of this development is a fully automated VisualECG TM tool that will enable emergency room physicians to obtain much increased diagnostic value when compared with the standard 12-lead electrocardiogram. Development areas beyond increased specificity and sensitivity include more precise localization of the ischemic area of the heart as well as a better estimate of the size of the heart attack (infarct).

CardioBip TM products will undergo an electrical and mechanical redesign which will include a software update. The purpose is to further increase noise rejection performance of the device and to deliver a low power system and software design. A key feature that will be pursued is the openness for an easy integration with existing hand held PDA/mobile phone platforms.

Competition

We have many competitors for all three of our main product lines. The largest of these competitors, GE Healthcare, Phillips Medical Systems, Mortara, and Welch-Allyn, have significant competitive advantages in electrocardiogram diagnostics and currently control a combined 90+% of the US market. Market advantages of these larger providers include widespread adaptation by hospitals of complete electrocardiogram recording, transmission, and data storage systems, of which electrocardiogram analysis software is an integral part. This vertical integration makes it difficult for smaller providers of electrocardiogram analysis software to gain market share. However, we believe our 3-D approach and novel analytical algorithms offer substantial competitive advantages over the analysis programs of larger electrocardiogram service providers, including increases in diagnostic sensitivity, specificity and predictive value for acute coronary syndromes (heart attacks and related conditions), and increased accuracy, precision, and full automation in obtaining data on QT interval effects of drugs, which the FDA requires from all drug developers.

Following are the companies, and products, that we consider to be our primary competitors:

GE Healthcare. The Marquette 12SL ECG Analysis program measures and analyzes recorded cardiac signals, then provides an interpretation of the electrocardiogram waveforms. It provides an automated analysis of rhythm and cardiac intervals including QT interval. It also has an algorithm for measuring microvolt T-wave alternants, a specialized form of T-wave analysis that may be used to identify individuals with diseased hearts who would benefit from an implantable defibrillator.

Phillips Medical Systems. The Philips 12-Lead Algorithm analyzes electrocardiogram waveforms recorded over a ten-second period, uses the recorded complexes to generate a representative "median beat" in each lead, interprets this derivative information and produces a computer-annotated report. It provides automated analysis of cardiac intervals including QT interval, and supports reporting, storage and transmission of data in XML format that is now required by the FDA.

Mortara provides the ELI line of electrocardiogram hardware, interpretive software marketed under the VERITAS trademark, and the E-Scribe electrocardiogram data management system. The latter product is used by the FDA for selective review of electrocardiograms submitted to the FDA electrocardiogram warehouse. In addition, Mortara has a Certified Partners Program which allows the partner to use E-Scribe to submit electrocardiogram data to the warehouse, and if desired, to use VERITAS and E-scribe to evaluate and annotate the electrocardiograms. The system includes automated analysis of QT intervals and supports reporting, storage and transmission of data in XML format. The Certified Partners and E-Scribe give Mortara a significant competitive advantage in the drug safety market, since they make it convenient for the customer to submit a complete package of digital electrocardiogram data in an acceptable format to the FDA.

Welch-Allyn markets electrocardiogram hardware (CP-200 systems), interpretive software, and electrocardiogram data management software (CardioPerfect Workstations). It commands a significant portion of the clinical diagnostic market but is only infrequently used for clinical research in drug development.

Cardiac Science markets electrocardiogram hardware (Eclipse Premier) and centralized electrocardiogram data management systems through its wholly-owned Quinton subsidiary. It uses the Mortara VERITAS system as OEM software for electrocardiogram analysis (which does not include the E-Scribe battery of electrocardiogram submission tools). These systems are not extensively used in clinical research for drug development.

iCardiac , a recently formed company, intends to provide a range of cardiac safety clinical research organization services for Pharma. Its primary electrocardiogram interpretive technology is called COMPAS, and is intended to provide novel biomarkers other than QT interval for drug-induced cardiac toxicity. These markers have not yet been validated. Pfizer's capital investment arm recently invested in this company.

OBS Healthcare is a wholly owned subsidiary of Oxford BioSignals, a newly formed, UK-based company. Its products include hospital monitoring devices and BioSign integrated software for providing early warnings of deteriorating patient condition. For cardiac safety and QT analysis, they provide BioQT software for statistical analysis of electrocardiogram waveforms based on a proprietary approach (hidden Markov model). ). To date, no validating data is publicly available.

Monebo intends to provide a comprehensive system for real-time assessment of cardiac health. Its products include three subsystems, the CardioBelt, a Holter-type device for electrocardiogram acquisition; an electrocardiogram analysis algorithm, which detects key events by identifying local minima, maxima, or changes in voltage direction; and risk stratification software which seeks to define risk based on results of electrocardiogram analysis. To date, they have not provided validating data for any of their subsystems.

Intellectual Property

The medical products industry, including medical software and  hardware technology products, places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability to obtain patent protection for our products, to preserve our trade secrets and to avoid infringing the proprietary rights of third parties.

We hold certain patent rights, have certain patent applications pending and expect to seek additional patents in the future.  However, we cannot assure the success or timeliness in obtaining any such patents or the breadth or degree of protection that any such patents might afford us. The patent position of medical software and hardware technology products is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of patents at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in medical technology product patents. Accordingly, we cannot assure that patent applications relating to our products or technology will result in patents being issued, that, if issued, such patents will afford adequate protection to our products or that our competitors will not be able to design around such patents. In that regard, a company's research and development efforts, supplemented by the timing protection afforded by protective patents, are what leads to a competitive advantage.

We believe that we own all our intellectual property and proprietary technology.  Most of our intellectual property and proprietary technology was developed by consultants who either developed such intellectual property and proprietary technology for us or assigned all rights to intellectual property and proprietary technology they had previously created to us, in both cases, pursuant to intellectual property invention and assignment agreements.  However, changes in patent law or in interpretation of patent law in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. Any circumstance or change that results in patent protection becoming unavailable for our products could adversely affect our business, financial condition and results of operations. We also rely, in some circumstances, on trade secrets to protect our technology. Trade secrets, however, may lose their value if they are not properly protected.

We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part through confidentiality agreements and inventors' rights agreements with collaborators, advisors, employees and consultants.  We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise be disclosed to, or discovered by, competitors.

We have not been required to obtain licenses to patents or other proprietary rights of third parties to develop our products. We cannot assure that licenses will not be required in the future for certain patents or proprietary rights or that such licenses would be made available on terms acceptable to us, if at all.  If we cannot obtain necessary licenses, we may encounter delays in product development and market introductions while we attempt to design around such patents or other rights, or we may be unable to develop, manufacture or sell such products in certain countries, or at all.

The following table summarizes the status of our patents and patent applications as of the date hereof:

App Number/ Filing Date	Brief Summary (Products Covered)	Status
PCT/ YU2004/ 00020 08/20/04	Cordless recording and telecommunication of three special electrocardiogram leads and their processing (CardioBip TM )
International Application now being examined in the US, China, Japan, Korea and the European Union (EU)
First EU Patent Office Action 12/07: All 33 claims allowable
EU Certificate of Patent Grant issued 2/08
EU Patent expires 08/2024

PCT/ US2005/ 001239 16 Jan 05	Visual 3-D presentation of electrocardiogram data (VisualECG TM , QTinno TM )	International Application now being examined in the China, Japan, Korea and the European Union (EU)
US 11/ 036,930 16 Jan 04	Visual 3-D presentation of electrocardiogram data (VisualECG TM , QTinno TM )
US Patent Application covering same subject matter as PCT/US2005/001239 International Application
US Patent No. 7,266,488 issued 4 Sept 2007
US Patent Expires 01/2025
Application for grant of additional claims (Divisional US Patent Application)  filed 31 August 2007

PCT/ US2007/ 001612 18 Jan 06	Device and methods for evaluating QT intervals (1) and other cardiac electrical events from electrocardiograms (QTinno TM )	No Patent Office Actions yet received
US Provisional Patent Application	Device and methods for evaluating cardiac electrical events (QTinno TM )
Filed 8/1/07
Provisional applications not examined but establish an invention priority date, provided that a non-provisional, standard US application is filed by 8/1/08.  US and International Patent Applications claiming priority to this provisional application and covering the same subject matter were filed July 30, 2008.

(1) "QT" is the time interval that is measured on the electrocardiogram signal from a part of the signal labeled "Q", start of depolarization, through "T," end of repolarization.

At present, our patents and patent applications are supplemented by substantial intellectual property we are currently protecting as trade secrets and proprietary know-how. This includes matter related to all three product lines. We expect to file additional patent applications on a regular basis in the future.

We believe that our intellectual property and expertise constitutes an important competitive resource, and we continue to evaluate the markets and products that are most appropriate to exploit this expertise. In addition, we maintain an active program of intellectual property protection, both to assure that the proprietary technology developed by us is appropriately protected and, where necessary, to assure that there is no infringement of our proprietary technology by competitive technologies.

 Government Regulation

Our products are medical devices and, thus, are subject to regulation by the FDA and other regulatory agencies. FDA regulations govern, among other things, the following activities that we perform and will continue to perform in connection with medical devices:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product labeling and packaging;

•	product handling, storage, and installation;

•	pre-market clearance or approval;

•	advertising and promotion; and

•	product sales, distribution, and servicing.

FDA’s Premarket Clearance and Premarket Approval Requirements.   The FDA classifies all medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification, known as both a PMN and a 510(k) clearance, requesting clearance of the device for commercial distribution in the U.S. Some low risk devices are exempted from this requirement.  Class III devices are devices which must be approved by the pre-market approval process.  These tend to be devices that are permanently implanted into a human body or that may be necessary to sustain life.  For example, an artificial heart meets both these criteria.  Our products do not fall into Class III categorization.

We believe that QTinno™ falls into the category of devices that are exempt from requiring 510(k) pre-market clearance with the FDA.  This is because QTinno™ in its cardiac safety research application neither interacts directly with a patient nor is utilized in direct connection with an individual patient’s diagnosis.  Although this product is a research tool we plan to seek 510(k) clearance. We expect to meet with FDA later in 2008.  VisualECG™ and CardioBip™ fall into Class II Medical Devices, as they are both electrocardiographs and vectorcardiographs.  They must, therefore, first receive 510(k) clearance or pre-market approval from the FDA before we can commercially distribute them in the U.S.  VisualECG™ is early stage in its development process. We have a completed study of 133 electrocardiograms with plans for additional and larger studies.

While we expect there to be sufficient data to file a 510(k) for VisualECG™, CardioBip TM or QTinno™ following the completion of our clinical studies, in our opinion, the ability to sell our products is also dependent upon having ample medical validation data so that our customers to accept the use of these products, and to be convinced of the added value they offer in the drug trial and clinical settings. As part of this process for QTinno™, we believe the new Cardiac Safety Research Consortium will be influential in recommending QTinno™ to the FDA and potential customers. We plan to approach the Cardiac Safety Research Consortium and seek a joint validation study for QTinno™ at the appropriate time.

510(k) Clearance Process. For each of VisualECG™ and CardioBip™, we must submit a pre-market notification to the FDA demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device, a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of pre-market approval applications, or is a device that has been reclassified from class III to either class II or I. If a device being submitted is significantly different than a previously cleared 510(k) device in terms of design, material, chemical composition, energy source, manufacturing process, or intended use, the device nominally must go through a pre-market approval process.

The FDA’s 510(k) clearance process usually takes at least three months from the date the application is submitted and filed with the FDA, but it can take significantly longer. A device that reaches market via the 510(k) process is not considered to be "approved" by the FDA. They are generally referred to as "cleared" or "510(k) cleared" devices.  Nevertheless, it can be marketed and sold in the United States.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

FDA Rules Governing Electronic Data Submission.   Devices such as QTinno™ that are intended to be used for electronic submission of data to the FDA must comply with 21 CFR Part 11.  Part 11 applies to all computer systems that create, modify, maintain, archive or retrieve electronic records required by the FDA as part of an Investigational New Drug or New Drug Application (NDA) for a drug in development.  Key requirements of 21 CFR Part 11 include:

•	Validation. All computer-related systems must be validated.

•	Retention of records. Electronic records must be retained (and be retrievable) for the same duration of time as applied to the equivalent paper records.

•	Security. Access to electronic records must be restricted to authorized personnel only.

•	Audit Trails. All operator entries that create, modify or delete an electronic record must be recorded in a secure, computer-generated audit trail identifying who did what and when they did it.

•
Signature form.  Both biometric (e.g. fingerprint, retinal scan) and non-biometric (ID/Password entry) signatures are acceptable. Part 11 lists many specific requirements for ID code/password signatures.

•	Signature content. The e-signature should contain the signer's printed name, significance of signature (e.g. approval, rejection etc) as well as the date and time of the signature execution.

•	Signature/Record Link. The e-signature must be linked to the e-record to which it applies. This is to ensure that the e-signature cannot be fraudulently detached or transferred to other records.

•	Non repudiation of signatures. Digital signatures cannot be repudiated by the signer.

Pervasive and continuing FDA regulation. After a medical device is placed on the market, numerous FDA regulatory requirements apply, including, but not limited to the following:

•	Quality System regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•	Establishment Registration, which requires establishments involved in the production and distribution of medical devices, intended for commercial distribution in the U.S. to register with the FDA;

•	Medical Device Listing, which requires manufacturers to list the devices they have in commercial distribution with the FDA;

•
Labeling regulations, which prohibit “misbranded” devices from entering the market, as well as prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and

•
Medical Device Reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include one or more of the following sanctions:

•	fines, injunctions, and civil penalties;

•	mandatory recall or seizure of our products;

•	administrative detention or banning of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our request for 510(k) clearance or pre-market approval of new product versions;

•	revocation of 510(k) clearance or pre-market approvals previously granted; and

•	criminal penalties.

Government regulation of QTinno TM for drug safety applications . The evaluation of electrocardiograms from clinical trials for drug development are conducted under an Investigational New Drug or New Drug Application. As such, they are governed by The Food Drug and Cosmetic Act and regulations promulgated thereunder, primarily those set forth in Chapter 21 of the Code of Federal Regulations (21 CFR). Although no specific regulations govern use of electrocardiographic analytical tools in drug trials, QTinno must, nevertheless, be compliant with substantial portions of 21 CFR, particularly 21 CFR Part 11 regulating collection and submission of electronic data to the FDA. In addition, key personnel at the FDA must be intimately familiar with QTinno performance and regard it as reliable before drug sponsors.  This does not consider functionality but rather audit trail documentation and similar requirements that one builds into their software code.  QTinno™ is not compliant with 21 CFR Part 11 at present. This is in our opinion a basic software documentation process and our plans are to complete this work in time to meet with FDA later in 2008 with a more advanced version that will be compliant, with 21 CFR Part 11.

NewCardio intends to pursue an expedited pathway for validation and market acceptance of QTinno. The Critical Path Initiative is the FDA's program to stimulate a national effort to modernize the drug development process. Improved cardiac safety analysis, including improved electrocardiogram assessment, is a prominent feature of this Initiative. To this end, the FDA has recently established the Cardiac Safety Research Consortium (“CSRC”) and a digital warehouse of over 800,000 electrocardiograms submitted by Pharma sponsors in support of various New Drug Applications.

The CSRC is a committee of cardiac safety experts from industry, academia, the FDA, the National Institutes of Health, and other public sector organizations. Its mission is to advance cardiac safety of new and existing drugs, with an initial focus is on QT prolongation and arrhythmia risk. We believe it will play key role in evaluating new cardiac safety technologies such as QTinno, and in assuring that technologies proven to be effective are rapidly disseminated and adapted.

International Regulation. International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ significantly.

The European Union has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Directive that establishes standards for regulating the design, manufacture, clinical trials, labeling, and vigilance reporting for medical devices. The VisualECG and the CardioBip may be affected by this legislation, but we believe that it does not affect development or implementation of QTinno for pharmaceutical development purposes. Under the European Union Medical Device Directive, medical devices are classified into four classes, I, IIa, IIb, and III, with class I being the lowest risk and class III being the highest risk. Under the Medical Device Directive, a competent authority is nominated by the government of each member state to monitor and ensure compliance with the Directive. The competent authority of each member state then designates a notified body to oversee the conformity assessment procedures set forth in the Directive, whereby manufacturers demonstrate that their devices comply with the requirements of the Directive and are entitled to bear the CE mark. CE is an abbreviation for Conformité Européene (or European Conformity) and the CE mark, when placed on a product, indicates compliance with the requirements of the applicable directive. Medical devices properly bearing the CE mark may be commercially distributed throughout the European Union. Failure to obtain the CE mark will preclude us from selling the VisualECG, CardioBip and related products in the European Union.

Employees

As of August 6 , 2008, we had four full-time employees and approximately 12 consultants who perform various specialized services for us.   We have five consultants in Belgrade, Serbia, who perform research and development for us.  We have approximately six consultants who perform clinical and regulatory support and compliance for us.  We have one consultant who advises us on sales and marketing and the commercialization of our products.  We also engage consultants for investor relations, accounting and legal services.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 2350 Mission College Boulevard, Suite 1175, Santa Clara, California, 95054.  We have entered into a 38-month lease for this facility, with an average cost of approximately $5,800 per month. We also work with a research team in Belgrade and reimburse them for space at an approximate cost of $500 per month. We believe that our properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTCBB under the trading symbol "NWCI."  Trading commenced in our stock on January 4, 2008.  The following table sets forth, for the period indicated, the range of the high and low bid quotations of our common stock, as reported by the OTCBB.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	2008
	High	Low
1st Quarter	$2.42	$1.20
2nd Quarter	$3.89	$1.81
3rd Quarter (July 1 – August 6 )	$4.72	$3.15

There were approximately 78 holders of record of our common stock as of August 6 , 2008.

We have never declared or paid cash dividends on our common stock and do not expect to pay any dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings for our business. The payment of any future dividends on our common stock will be determined by our Board of Directors and will depend on business conditions, our financial earnings and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) should be read in conjunction with our consolidated financial statements and notes thereto which appear elsewhere in this prospectus. The information contained in this MD&A, other than historical information, contains “forward looking statements” that are based on management’s current expectations and assumptions. Actual future results could differ materially. This MD&A should also be read in conjunction with the “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “Risk Factors.”

Overview

Significant highlights for the second quarter of 2008 were as follows:

●
Our activity and spending continued at increased levels similarly to the first quarter of 2008. For the first six months of 2008, our net cash used in operating activities of just over $2 million has been spent at a relatively constant rate. We have increased our investment in both infrastructure and development efforts since the year ended 2007. Beginning in this second quarter, we are renting and occupying a corporate office in Santa Clara, California. At this time, we have committed approximately $120,000 per calendar quarter to infrastructure expenses, including human resources costs, which we plan to continue to fund from the proceeds of our December 27, 2007 financing.

●	We expect to add additional development and clinical personnel and to begin to add a sales infrastructure for QTinno™ by year end 2008.

●	We were actively seeking to recruit a Chief Medical Officer and a President, which we accomplished at the end of July and in the middle of August, respectively.

●
We determined that the first step to building a sales force was to recruit a president with direct sales experience in cardiac safety. We, therefore, delayed hiring internal sales and marketing personnel earlier this year and have focused on filling this key leadership position.  Recruiting efforts are ongoing and we expect to hire a president and begin building a sales team during the second half of 2008.

●	R&D highlights for the quarter included:

Clinical Development – QTinno™

During the quarter ended June 30, 2008, we completed our third study of electrocardiograms (ECGs) previously obtained in drug development clinical trials.  This study complements and extends our previous studies.  The study was a randomized, blinded study of more than 7,000 digital ECGs acquired from healthy subjects treated with placebo and two doses of a drug known to have QT-prolonging properties. QT intervals were determined on all 7,000 ECGs by QTinno™ and by the current “gold standard” approach: careful manual reading by a single cardiologist with extensive expertise in QT interval evaluation. Results showed that QTinno™’s automated determination and the “gold standard” manual measurement were virtually identical (less than 1 millisecond difference), and individual measurements showed a high degree of precision (standard deviation of well under 10 milliseconds between the two approaches). We plan to have the results of at least one of our studies submitted to a major peer-reviewed cardiovascular journal by the end of this year.  During this upcoming quarter ending September 30, 2008, we expect to complete a clinical study that began in the second quarter in collaboration with a large clinical research organization that is involved in many drug development trials for large pharmaceutical companies. This research organization would be a potential customer for us, and, as a result, we consider its involvement in the development process as an important milestone towards our ultimate goal of market acceptance. We have also had the opportunity to obtain and test QTinno™ in challenging conditions and with a complex compound and have initiated this independent study in the current quarter ending September 30, 2008. We will continue to look for opportunities to validate this product in new and varying environments .

Internal Research Projects

VisualECG™ performance in ECGs from patients undergoing evaluation for acute chest pain is being studied internally.  Our objective is to collect data to help us refine the product and prepare it for an external clinical trial. During the quarter ended June 30, 2008, we completed patient enrollment and data collection for a retrospective clinical study to evaluate and refine VisualECG™ performance in patients presenting to an urban emergency department with possible acute coronary syndrome (i.e. a heart attack).  The study included about 600 patients who were evaluated for chest discomfort and who had at least one digital ECG obtained during the evaluation.  We will use ECGs and clinical information to correlate VisualECG™ findings with the clinical diagnoses – comparing the initial and VisualECG™ against the ultimate diagnosis up to several months later. We are also working on a study in Europe expected to involve approximately 150 to 200 patients. The objective of both studies is to assist us in defining an optimal set of VisualECG markers™ for diagnosis of a heart attack.  We expect to complete the data collection and conclude these internal development studies in order to begin an external development study of similar design that we expect to complete by the end of the first quarter of 2009.  The results of the internal development studies will not be published, as they will be used for technology development only. The results of the external development study will be published.

Only limited work has been performed to date on CardioBip™, our third product, although we continue to collect data from use of the initial units in Europe. We plan to evaluate CardioBip™ opportunities under current market conditions and later this year intend to evaluate product development cost and timeline alternatives for introduction of this product. For strategic timing reasons, no significant work is being performed on CardioBip™ at this time.

Regulatory Affairs

QTinno™: While we intend to initially market QTinno™ as a drug development research tool, and, hence, we believe the FDA pre-marketing clearance and pre-market approval rules will not initially apply, we expect that it may later be marketed as a clinical diagnostic device. We also believe that acquiring 510(k) premarket notification clearance from the FDA would provide additional validation for QTinno™. For these reasons we expect to file for 510(k) clearance as part of the initial product development plan. In addition, as we believe that QTinno™ must be compliant with 21 CFR Part 11 rules, we initiated plans for the work required to accomplish this late in the second quarter and have now begun this software documentation process. We expect to complete this work by year end.  Our ability to launch QTinno™ as expected will depend on the successful completion of our external validation studies, successful outcomes to these validation studies, acceptance of this product by the pharmaceutical and the clinical research organization community, our ability to put in place a successful sales and marketing infrastructure, and market acceptance by our targeted customers.  How quickly we can commercialize QTinno™ will also depend on the FDA’s recognition of QTinno™ as a viable tool in the cardiac safety research process of drug development, and the time for QTinno™  to comply with electronic data submission requirements under 21 CFR Part 11. If actual results differ from our current expectations, this could have a material adverse affect on our business, results of operations, liquidity and financial condition.

VisualECG™: We believe that VisualECG™ is eligible for 510(k) premarket notification clearance procedure as a Class II device.  This belief is supported by specific sections of 21 CFR identifying programmable diagnostic computers (21 CFR 870.1425), electrocardiographs (21 CFR 870.2340), vectorcardiographs (21 CFR 870.2400), and electrocardiographic monitoring devices (21 CFR 870.1425), as Class II devices.  How quickly we can commercialize VisualECG™ depends on our current internal efforts and our evaluation of the results as they impact near term development of the product. It will also depend on whether or not we can successfully initiate and execute future clinical trials that validate the device and the FDA agrees with our assessment that the device is eligible for 510(k) clearance as a Class II device and, therefore, does not require the more lengthy and expensive pre-market approval.

Comparison of Results of Operations for the Three and Six Months Ended June 30 2008 to June 30, 2007

Selected results of operations for the quarters and six months ended June 30, 2008 and June 30, 2007 were as follows:

Financial Condition and Results of Operations

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Operating expenses:
Selling, general and administrative	$1,169,250	$454,393	$1,906,217	$474,289
Depreciation	5,446	-	6,546	-
Research and development	321,531	38,896	606,637	42,259
Total operating expenses	1,496,227	493,289	2,519,400	516,548
Net loss from operations	(1,496,227)	(493,289)	(2,519,400)	(516,548)
Other income (expense)
Loss on change in fair value of warrant liability	(14,684,154)	-	(26,876,459)	-
Interest, net	49,044	(1,852)	102,338	(3,196)
Net loss before income taxes	(16,131,337)	(495,141)	(29,293,521)	(519,744)
Provision for income taxes	-	-	-	-
Net loss	(16,131,337)	(495,141)	(29,293,521)	(519,744)
Preferred stock dividend	(205,000)	-	(419,112)	-
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(16,336,337)	$(495,141)	$(29,712,633)	$(519,744)

Quarter ended June 30, 2008 and 2007

Selected results of operations for the three months ended June 30, 2008 and June 30, 2007 were as follows:

We continue to operate in 2008 as a development stage company and, as such, we have limited capital and limited capital resources and no revenues. We do not expect to see any revenues before 2009.

As of June 30, 2008, we have $4.3 million in cash and short term investment, the balance remaining from the financing we completed in December 2007.

We spent limited resources in the early part of 2007. In the second quarter of 2008, net cash used in operating activities totaled $0.9 million.

Selling, general and administrative expenses grew 157% to $1,169,000 for the quarter ended June 30, 2008, an increase of $715,000 from $454,000 in 2007.  The increase is made up of both cash and stock-based compensation to key consultants and executives. There was minimal spending in the second quarter of 2007. We began our business development activities in the second quarter of 2007, funded largely through the issuance and sale of our common stock. This was the primary expense in the second quarter of 2007.  In the second quarter of 2008, approximately $400,000 of the $1,169,000 we spent was non-cash expense, of which approximately 62% was related to the vested portion of stock options whose value is primarily based on the current market price of our common stock. The balance is primarily for professional services, both senior level employees and consultants, on the administrative side, and initial business development activities associated with planning for commercialization.

Research and development expenses grew 727% to $322,000 for the quarter ended June 30, 2008, an increase of $283,000 from $39,000 in 2007.  A year ago very limited funds were available to spend on clinical trial efforts, whereas we are now well along on validating our first product to market, QTinno™, both through the recently concluded 7,000 ECG study, as well as initial work started with a Clinical Research Organization. We have also begun internal development trials on our second product, VisualECG™. Total research and development spending was approximately $120,000 plus the non-cash cost of stock-based compensation.

As discussed above, we have historically relied on the issuance of equity securities to consultants in exchange for services and, following the December 2007 financing, we now offer both cash and stock-based compensation arrangements. Our management enters into equity compensation agreements with non-employees, if it is in our best interest, under terms and conditions consistent with the requirements of Financial Accounting Standards No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure - an amendment of SFAS 123."   In order to conserve our limited operating capital resources, we anticipate continuing to compensate certain non-employees for services using equity or a combination of cash and equity during the next 12 months. Further, stock options will be a key element of employee compensation and, with the increase in our market capitalization as a result of our transition from a private company to a public company, the value of our equity is materially higher. This is expected to have a material effect on our results of operations during the next 12 months. For the three months ended June 30, these stock-based compensation arrangements totaled $604,000 in 2008 and $340,000 in 2007, respectively.  On the administrative side, we use stock and stock option grants for consultants primarily in support of our investor relation programs providing public market information.  We use consultants in the development of our products from both a research and supporting clinical development process.  Stock options issued to consultants have generally been for R&D and clinical support services, with some administrative, accounting, legal and investor relations services.  We have also in the past used stock-based compensation for business development and marketing development, specifically providing business guidance, and primarily in areas related to sales, marketing and business strategy .

Loss on change in fair value of warrant liability is due to the warrants issued in the December 2007 financing. We marked the value of the warrants to market on June 30, 2008 and, at the current market price of our common stock, the value and, thus, warrant liability increased substantially. The warrant liability at June 30, 2008 is $31.7 million and quarterly expense related to this warrant liability is $14.7 million. Interest income of $49,000 (compared to almost none in 2007) is primarily related to income on the short term investment.   The preferred dividend of $205,000 is the 10% dividend on the $8.2 million in preferred stock payable for the three months ended June 30, 2008.

Six months ended June 30, 2008 and 2007

Selected results of operations for the six months ended June 20, 2008 and June 30, 2007 were as follows:

Selling, general and administrative expenses grew 302% to $1,906,000 for the six months ended June 30, 2008, an increase of $1,432,000 from $474,000 in 2007.  The increase is made up of both cash and stock-based compensation to key consultants and executives. There was minimal spending in the first half of 2007. We began our business development activities in the second quarter of 2007, funded largely through the issuance and sale of our common stock. This was the primary expense in the first half of 2007.  In the first six months of 2008, approximately $600,000 of the $1,906,000 was non-cash expense. The balance is primarily for professional services, both senior level employees and consultants, on the administrative side and also initial business development activities associated with planning for commercialization.

Research and development expenses grew 1,336% to $607,000 for the six months ended June 30, 2008, an increase of $565,000 from $42,000 in 2007.    A year ago very limited funds were available to spend on clinical trial efforts, whereas we are now well along on validating our first product to market, QTinno™. We concluded a study of approximately 7,000 ECGs that was reported in early July 2008. A study with a Clinical Research Organization was also initiated during the latter part of this period. We have also begun internal development trials on our second product, VisualECG™. Of the $607,000 in expenses for the six months ended June 30, 2008, approximately $250,000 was stock-based compensation.

Loss on change in fair value of warrant liability is due to the warrants issued in the December 2007 financing. We marked the value of the warrants to market on June 30, 2008 and at the current market price of our common stock, the value and thus warrant liability increased substantially. The warrant liability at June 30, 2008 is $31.7 million and expense for the six months ended June 30, 2008 related to this warrant liability is $26.9 million. Interest income of $102,000 in the first six months of 2008 (compared to almost none in 2007) is primarily related to income on the short term investment. The preferred dividend of $419,000 is the 10% dividend on the $8.2 million in preferred stock payable for from inception (approximately the first of the year) through June 30, 2008.

Liquidity and Capital Resources

We have incurred a net loss of $33.6 million from our inception in September 2004 through June 30, 2008.  $26.9 million of this loss is the non-cash cost of marking the value of the warrant liability to market each quarter in 2008.

As of June 30, 2008, we had working capital of approximately $3.7 million.  Net cash used in operating activities from inception is $3.3 million. We believe that we will continue to incur net losses and negative cash flow from operating activities into 2009. We have met our cash requirements to date through the private placement of common stock, the exercise of stock options, the private placement of preferred stock and the issuance of convertible notes.  We have raised a net amount of approximately $7,700,000 since inception, most of which was raised in our December 2007 private placement.  We believe the money raised in our December 2007 private placement will sufficiently fund our operations and business plan into the first half of 2009, but not until we are cash flow positive.  However, if we decide to accelerate the development of our products, our expenditures will likely increase from their current level and our current projection about how long our money will last will need to be revised accordingly.  We would likely need to raise additional capital in order to carry out the acceleration.

Until we are able to generate sufficient liquidity from operations, we intend to continue to fund operations from cash on-hand and through private placements of our securities. Our continued operations will depend on whether we are able to generate sufficient liquidity from operations and/or raise additional capital through such sources as equity and debt financings, the exercise of the one-year Series J Warrants issued in the December 2007 private placement, collaborative and licensing agreements and strategic alliances. There can be no assurance that additional capital will become available or, if it does, that it will become available on acceptable terms, or that any additional capital we may obtain will be sufficient to meet our long-term needs. We currently have no commitments for any additional capital.

We may be required to pay liquidated damages to holders of our Series A Convertible Preferred Stock (the “Series A Stock”) beginning on September 1, 2008, if our registration statement covering the sale of a certain percentage of the shares of common stock underlying the Series A Stock, currently under review by the SEC, is not declared effective under the Securities Act of 1933, as amended (‘the “Securities Act”), by August 31, 2008.  At this time, we estimate the maximum amount of liquidated penalties we may have to pay to the holders of the Series A Stock to be $781,423, which is based on our current belief of what the maximum number of shares of common stock the SEC will allow us to register under the registration statement.

We have an outstanding promissory note to a former member of our Board of Directors in the principal amount of $10,316.  The promissory note has a two-year term and an interest rate of 4.9%.  Principal and interest accrued thereon are payable in full on the promissory note’s due date in November 2008.

We believe that we will continue to incur net losses and negative cash flows from operating activities beyond 2008.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. A summary of the significant accounting policies and the judgments that we make in the application of those policies is presented in Note 1 to our unaudited condensed consolidated financial statements.

These financial statements are based on the selection of accounting policies and the application of accounting estimates, some of which require management to make significant assumptions. Actual results could differ materially from the estimated amounts. The following accounting policies are critical to understanding and evaluating our reported financial results:

Accounting for Stock-Based Compensation

We account for our stock options and warrants using the fair value method promulgated by Statement of Financial Accounting Standards No. 123R “Share-Based Compensation” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Therefore, our results include non-cash compensation expense as a result of the issuance of stock options and warrants and we expect to record additional non-cash compensation expense in the future.

Accounting for and Classifying Series A Stock

We may be required to redeem the Series A shares for cash in an amount equal to the stated value of the Series A shares, plus accrued and unpaid dividends, upon the occurrence of certain events. As the Series A shares redemption requirement may be triggered by events that are outside of our control, in accordance with Emerging Issues Task Force Topic D-98, Classification and Measurement of Redeemable Securities, we recorded the fair value of the Series A shares outside of common shareholders’ equity in the consolidated balance sheet.

Accounting for and Classifying Warrants

The warrants we issued to the investors in the December 2007 private placement contain a “fundamental transaction” clause that, if while the warrants are outstanding, we effect a merger or consolidation, or similar transactions as defined in the warrants, the warrant holders can demand net cash settlement. As the warrants contain a provision that could require cash settlement, pursuant to  EITF 00-19,  “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,”  the warrants were recorded as a derivative liability and valued at fair market value until we meet the criteria under EITF 00-19 for permanent equity. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $4,802,973 and reduced the value of the shares of Series A Stock subject to redemption. Subsequent to the initial issuance date, we are required to adjust, and have been adjusting, the warrants to fair value through current period operations.

In preparing our financial statements, management made a number of   assumptions in connection with the accounting and reporting the issuance of the warrants as non-current liabilities:

●	The Series J-A warrants are only exercisable in the event the Series J warrants are exercised.

●	If the Series J warrants are exercised, the term of the Series J-A will automatically extend until December 27, 2012, which would give them a five- year term from date of issuance.
●
The holders of the warrants may exercise their options to purchase our common stock at any time during the term of the warrants.  Absent specific events, described as a “Fundamental Transactions,” we are obligated to settle the warrants with unregistered shares of common stock.

●	The warrant holders can demand net cash settlement if we enter into a transaction that is either:

●	an all cash sale,

●	a “going private transaction,” or

●	a transaction involving a person or entity not traded on a national securities exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

●
Absent the occurrence of any of the three events described above, should the holders of the warrants exercise their warrants, we would meet the obligation by issuing shares of our unregistered common stock, not the transfer of current assets.

●
Based upon the facts and circumstances available to management, management made the following estimates and assumptions in accounting and reporting of the liabilities associates with the Series J and Series J-A warrant liabilities:

●	During the foreseeable future, we have no plan to enter into a transaction that would require us to settle the Series J and Series J-A warrants with cash.

●	The holders of the Series J warrants will exercise their warrants and we will receive shares of unregistered common stock. This assumption is based upon the economic value of the warrants.

●	As a result of the Series J warrants being exercised, the Series J-A warrants will not expire until December 27, 2012.

●	Further, if the Series J warrants are not exercised by December 27, 2008, the warrant liability for both the Series J and Series J-A warrants terminates.

As of the date of the second quarter 2008 financial statements, we believe an event that would create an obligation to settle the warrants in cash or other current assets is remote and have classified the obligation as a long term liability.
If an event occurs that would require the net cash settlement of the warrants, we will reclassify the obligation to current liabilities.

Financial Instruments Measured at Fair Value.

We carry certain financial instruments in the form of liabilities at fair value with changes in fair value recognized in earnings each period. We make estimates regarding valuation of assets and liabilities measured at fair value in preparing the consolidated financial statements. The assets are comprised solely of short term investments consisting of certificate of deposits. The liabilities are comprised solely of derivative contracts that may have to settle in the form of cash if certain events occur. The derivative contracts comprise 100% of the liabilities measured at fair value.

Fair Value Measurement—Definition and Hierarchy.

We adopted the provisions of SFAS No. 157, effective January 1, 2008. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, we use various valuation approaches, including market, income and/or cost approaches. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

●
Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

●	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

●	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary and is affected by a wide variety of factors, including, for example, the type of security, whether the security or instrument  is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised us in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. See Note 7 to the unaudited condensed consolidated financial statements at June 30, 2008 for further information about our financial assets and liabilities that is accounted for at fair value.

Valuation Techniques.

Fair value for many derivative contracts is derived using pricing models. Pricing models take into account the contract terms (including maturity) as well as multiple inputs, including, where applicable, equity prices, interest rate yield curves, and volatility of the underlying security. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads and market liquidity. These adjustments are applied on a consistent basis and are based upon observable inputs where available.

Short-term Investment.  Short term investment primarily consists of certificate of deposits where the market price was readily available and there was no change in fair valuing them at June 30, 2008.

Derivative Contracts. Derivative contracts are comprised of warrants issued to investors in connection with the placement of equity instruments in December 2007.  As the contracts contain a provision that could require cash settlement, pursuant to  EITF 00-19,  “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,”  the warrants were recorded as a derivative liability and valued at fair market value until we meet the criteria under EITF 00-19 for permanent equity. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $4.8 million and a reduction to shares subject to redemption. For the three month and six month periods ended June 30, 2008, we recorded an unrealized loss on change in fair value of warrant liability of $14.7 million and $26.9 million, respectively. While the change in the value of the derivative contract increased both our liabilities and losses, the increase did not impact our liquidity. We did not recognize any realized losses or gains in connection with financial assets or liabilities measured at fair values.

The fair value of the derivative contracts at June 30, 2008 was modeled  using the Black-Scholes Option Pricing Model with the following assumptions:  Dividend yield: -0-%, volatility: 100.08%; risk free rate: 2.17% to 3.34%.

Since we are newly established and have a limited operating history and external price data is extremely limited, the valuation of the derivative instruments required more judgment in the implementation of the valuation technique applied due to the reduced observability of inputs. Derivative contracts , for which observability of external price data is extremely limited, are valued based on an evaluation of the market for similar positions as indicated by industry competitors market activity (for example, assumed volatility of underlying shares of the common stock underlying the derivative) . Each position is evaluated independently taking into consideration the underlying collateral performance and pricing and liquidity. While these factors may be supported by historical and actual external observations, the determination of their value as it relates to specific positions nevertheless requires significant judgment. For example, if assumed projected volatility of our shares of common stock underlying the derivate contract were to increase from the assumed 100.08%, the value of the derivative contract would increase, resulting in an increase in liabilities and a corresponding decrease in earnings. The derivative instruments are valued based on data from comparable equity instruments tend to be of limited observability. These instruments involve significant unobservable inputs and are categorized in Level 3 of the fair value hierarchy.

In general, as the price of our common stock underlying the derivative contact increases, our reported liability increases and operating  results will be negatively impact our financial condition and results of operations; conversely, if our common stock price decreases, the changes in the derivative contract will improve our financial condition and results of operations. Given the changes in the derivative contract are non-cash and unrealized, any changes will not have an impact on our liquidity.

While these valuation factors may be supported by historical and actual external observations, the determination of their value as it relates to specific positions may require significant judgment. We are unable to predict whether or not the fair value of the derivative contract will approximate the ultimate realization on settlement. In the case of our warrant liability, we believe an event under the contract that would obligate us to settle the liability in cash is remote, and we have classified the liability as long term as a result. We do not expect it to impact our liquidity.

If the event occurred, it could have a material adverse effect on the Company’s financial condition and operating results.

Reclassifications of Derivative Contracts.

There were no reclassifications of derivative contracts from Levels 1 or 2 to Level 3 during the period ended June 30, 2008.

Fair Value Control Processes.

We employ control processes to validate the fair value of its financial instruments, including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable inputs wherever possible. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. These control processes include reviews of the pricing model’s theoretical soundness and appropriateness by our personnel with relevant expertise.

Where a pricing model is used to determine fair value, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model.

Off-Balance Sheet Arrangements

The Company does not maintain off-balance sheet arrangements nor does it participate in non-exchange traded contracts requiring fair value accounting treatment.

Inflation

Our opinion is that inflation has not had a material effect on our operation.

MANAGEMENT AND CERTAIN SECURITY HOLDERS

Directors and Executive Officers

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of August 27 , 2008, none of whom were officers or directors Marine Park Holdings, Inc. prior to the December 27, 2007 reverse merger.  All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders.  Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name of Individual	Age	Position with company and subsidiaries	Director or officer since
Branislav Vajdic, Ph.D .*	54	Chief Executive Officer and Director	2004
Vincent W. Renz, Jr.	51	President and Chief Operating Officer	2008
Mark W. Kroll, Ph.D., FACC, FHRS	55	Chairman of the Board of Directors	2008
Robert N. Blair, M. Inst. P .*	65	Director	2006
James A. Heisch	64	Director	2008
Patrick Maguire, M.D., Ph.D.	55	Director	2008
Richard D. Brounstein	58	Executive Vice President, Chief Financial Officer and Secretary	2008
___________
* Has been an officer or director of NewCardio Technologies, prior to the December 2007 reverse merger with Marine Park Holdings, Inc.

Branislav Vajdic, Ph.D. - Chief Executive Officer and director.  Dr. Vajdic is the founding stockholder of NewCardio Technologies.  He served as President and Chief Executive Officer of NewCardio Technologies since October 2006 until August 18, 2008 when he relinquished the President title.  Prior to October 2006, Dr. Vajdic was employed for 22 years at Intel. At Intel he held various senior product development management positions. At Intel, he directed Pentium microprocessor and flash memory development teams, and was the inventor on several key flash memory design patents held by Intel. He holds a Ph.D. in electrical engineering from the University of Minnesota.

Vincent W. Renz, Jr. - President and Chief Operating Officer since August 18, 2008. From October 2007 through mid-August 2008, Mr. Renz was the Chief Operating Officer at ClinPhone, a United Kingdom-based clinical trial technology company recently acquired by Parexel.  From May 1997 through February 2007 Mr. Renz was the Executive Vice President and Chief Technology Officer at eResearch Technology, Inc., provider of technology-based products and services to the pharmaceutical, biotechnology and medical device industries.  Mr. Renz holds a B.B.A. in Finance from Indiana University and an M.B.A. in Information Systems from University of Notre Dame.

Mark W. Kroll, Ph.D., FACC, FHRS - Chairman of the Board of Directors.  Dr. Kroll became a member of our Board and Chairman of the Board of Directors on March 18, 2008.  Dr. Kroll is well-known throughout the global medical device industry as a top technology expert, particularly in the area of implantable cardioverter defibrillators.  Dr. Kroll is the named inventor on over 260 U.S. patents as well as numerous international patents.  He is co-author of the books Implantable Cardioverter Defibrillator Therapy (1996), and Cardiac Bioelectric Therapy (in press), contributor to treatises, public speaker and author of more than 150 papers, and abstracts.  Dr. Kroll most recently served as the Senior Vice President and Chief Technology Officer for the Cardiac Rhythm Management division of St. Jude Medical Inc.  Prior to that, he served as Vice President of the Tachycardia Business division and in various senior executive roles within St. Jude from 1995 through his retirement in 2005.  Previously, he served as Vice President of Research for the Angemed division of Angeion, Inc., where he was instrumental in the development of the technology which led to the first implantable cardioverter defibrillators smaller than 90 ml in volume.  Dr. Kroll has been listed in 'Who's Who in Science and Engineering' since 1992, has been named a Fellow of both the American College of Cardiology and the Heart Rhythm Society, and serves as a member of the Board of Directors of two other publicly traded companies.  At present, he holds the position of Distinguished Faculty at the UCLA Anderson School of Business Creativity and Innovation annual program, and serves as an Adjunct Full Professor of Biomedical Engineering and Lecturer on Cardiovascular Physiology at California Polytechnic University-San Luis Obispo, California, and as an Adjunct Full Professor of Biomedical Engineering at the University of Minnesota. Dr. Kroll is also a director of Haemonetics Corporation and Taser International, Inc.

Robert N. Blair, Member of the Institute of Physics (M.Inst.P.)  - Director.  Mr. Blair served as a member of the Board of Directors of NewCardio Technologies from its inception in September 2004 through August 2005 and again since July 2006.  He was appointed Chairman of the Board of Directors in July 2006.  Mr. Blair was Chairman of the Board of Directors until his successor Dr. Kroll, Ph.D. was appointed on March 18, 2008.  Mr. Blair serves as the Chairman and Chief Executive Officer of Mobi33, Inc., a private internet based advertising company which was co-founded by Mr. Blair, in 2007. Prior to that, Mr. Blair served as the Chairman and Chief Executive Officer of VivoMedical Inc., a private medical device company, which was co-founded by Mr. Blair, from 1999 through 2006. He served as the Chief Executive Officer and director of Crosspoint Solutions Inc. from 1995 through 1996. Mr. Blair served as the Chief Executive Officer and director of LSI Logic Europe PLC from 1984 until 1989. Mr. Blair has degrees in Applied Physics from the Anglia Ruskin University in the United Kingdom and from The London Institute of Physics in the United Kingdom.

James A. Heisch – Director.  Mr. Heisch became a member of our Board of Directors on May 14, 2008.  Mr. Heisch has more than 40 years of senior level business experience including 17 years with Arthur Young & Company where he was an audit partner, and later as the Chief Financial Officer for technology companies including Atari, Businessland and Supermac Technology. Additionally, Mr. Heisch served five years with medical device company Vidamed, Inc., initially as CFO managing all financial and administrative functions in the United States and United Kingdom, and then as President and CEO responsible for worldwide operations. He later joined Worldtalk Corporation as CFO and later was promoted to President. Worldtalk was subsequently acquired by Tumbleweed Communications Corp. in 2000 and Mr. Heisch served as interim Chief Financial Officer during 2001.   During the past five years, Mr. Heisch has been a private investor and has served on the Board of Directors of Tumbleweed Communications, Inc. since 2006.

Patrick Maguire, M.D., Ph.D. – Director.  Dr. Maguire became a member of our Board of Directors on March 18, 2008.  Dr. Maguire has served as Chief Executive Officer and President of CyberHeart Inc. since 2006.  He joined CyberHeart following the acquisition of the oncology assets of Targent Incorporated, where Dr. Maguire served as President, Chief Executive Officer and director since 2002.  Dr. Maguire oversaw the in-licensing of three compounds and the out-licensing of another, prior to the acquisition of the company.  Prior to joining Targent, Dr. Maguire was Vice President of Medical Affairs and Technology Development at VitaGen Incorporated, where he oversaw the preparation of investigational new drugs, new drug applications, and IDE’s and managed VitaGen’s clinical trials in acute and chronic liver failure as well as medical and industry collaborations. He is a cardiovascular and thoracic surgeon and has acted as a principal investigator for medical devices and associated clinical trials. Dr. Maguire is a fellow of the American and Royal College of Surgeons and a member of more than 20 medical, academic and business societies.  Dr. Maguire received an AB degree from Wesleyan University, an MD and PhD (Physiology and Biophysics) degrees from Georgetown University and an MBA degree from Pepperdine University. He completed surgical and cardiovascular fellowships at The Peter Bent Brigham Hospital, Harvard University, and Stanford University.

Richard D. Brounstein – Executive Vice President, Chief Financial Officer and Secretary.  Mr. Brounstein became our principal financial officer and Secretary on a part-time basis on January 23, 2008.  He took on his current role on a full-time basis on March 1, 2008.  From June 2001 through November 2007, Mr. Brounstein held several positions at Calypte Biomedical Corporation, a publicly traded medical device company, including Chief Financial Officer and most recently, Executive Vice President.  Mr. Brounstein currently serves as a Director of The CFO Network, a financial advisory firm.  In January 2007, Mr. Brounstein was appointed as the National Member Representative for Financial Executives International (FEI) on the 2007 COSO Monitoring Project, a task force developing tools for monitoring internal financial controls. In March 2005, Mr. Brounstein was appointed to the SEC Advisory Committee on Smaller Public Companies.  Mr. Brounstein earned his Certified Public Accountant (CPA) certification while working at Arthur Andersen, formerly a public accounting firm.  Mr. Brounstein holds a B.A. in Accounting and an M.B.A. in Finance, both from Michigan State University.

EXECUTIVE COMPENSATION

The following table sets forth all compensation we awarded or paid to all individuals serving as our chief executive officer and those individuals who received compensation in excess of $100,000 per year for the fiscal year ended December 31, 2007 for the fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option awards ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(j)

Branislav Vajdic,	2007	$217,500	$97,150	$–	$125,532	$440,182
Chief Executive Officer and director(2)	2006	$–	$–	$–	$–	$–

Kenneth Londoner, Executive Vice	2007	$210,000	$88,200	$336,000	$29,160	$663,360
President of Corporate Business Development(3)	2006	$–	$–	$–	$–	$–

David Stefansky, Former President, Chief	2007	$–	$–	$–	$–	$–
Executive Officer and Chief Financial Officer(4)

Robert Long, Former President and	2006	$32,430	$–	$–	$–	$32,430
Chief Executive Officer(5)

(1)
This is the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.  Dr. Vajdic was granted options to purchase 880,000 shares of common stock at $0.02 per share pursuant to a consulting agreement we had with him dated March 1, 2007 and 1,000,000 at $0.22 per share pursuant to his employment agreement dated November 1, 2007.  Mr. Londoner purchased 4,200,000 shares of our common stock for $84,000, and received $336,000 as a stock award based on the value of the services rendered.  The shares are subject to a repurchase option by us, pursuant to a restricted stock purchase agreement dated June 4, 2007, as amended on September 15, 2007.  At August 6 , 2008, 192,000 shares remain subject to the repurchase option.  Mr. Londoner also was granted a stock option to purchase 750,000 shares of common stock at $0.22 per share pursuant to his employment agreement with us.

(2)
Branislav Vajdic’s salary includes the monthly salary of $12,000 he received from July 1, 2007 through December 27, 2007, plus compensation he earned under his employment agreement with us dated November 1, 2007.  Under his employment agreement, Dr. Vajdic earned a mandatory bonus, which we have treated as salary (because he earned it in lieu of prorated salary, based on an annual salary of $290,000, he was entitled to under his employment agreement for the period beginning April 1, 2007 through the end of the calendar year, upon the closing of our December 27, 2007 Private Placement).   Dr. Vajdic received a lump sum payment equal to $217,500, his annual salary prorated from April 1, 2007, minus the monthly salary he received from July 1, 2007.  Dr. Vajdic also received a performance-based bonus under his employment agreement based on reaching certain milestones enumerated in his employment agreement.  The Board of Directors determined his bonus as a percentage of his base salary based on the formula set forth in his employment agreement.  His bonus equaled 33.5% of his base salary.  The bonus formula range was 0% to 37.5%.  Dr. Vajdic did not receive salary before April 1, 2007.

(3)
Kenneth Londoner resigned as Executive Vice President of Corporate Business Development on December 20, 2007.  Mr. Londoner continues to be employed as Senior Director of Business Development, although he is no longer a named executive.  Mr. Londoner’s salary includes the monthly payments of $10,000 he received after July 1, 2007, plus compensation he earned under his employment agreement with us dated October 31, 2007.  Under his employment agreement, Mr. Londoner earned a mandatory bonus, which we have treated as salary (because he earned it in lieu of prorated salary, based on an annual salary of $280,000, he was entitled to under his employment agreement for the period beginning April 1, 2007 through the end of the calendar year, upon the closing of our December 27, 2007 Private Placement).  Mr. Londoner received a lump sum payment equal to $210,000, his annual salary prorated from April 1, 2007, minus the monthly payments he received from July 1, 2007 (of which $40,000 consisted of consulting fees while he served as a director).  Mr. Londoner received a performance-based bonus under his employment agreement, based on reaching certain milestones enumerated in his employment agreement.  The Board of Directors determined his bonus as a percentage of his base salary based on the formula set forth in his employment agreement. His bonus equaled 31.5% of his base salary.  The bonus formula range was 0% to 37.5%.  Mr. Londoner became associated with the Company in April 2007.

(4)
David Stefansky was President, Chief Executive Officer and Chief Financial Officer of our predecessor, Marine Park Holdings, from November 17, 2006 until his resignation on December 27, 2007.  Mr. Stefansky is also a principal of Harborview Advisors, LLC, an affiliate of one of the selling stockholders.

(5)
Robert Long was President and Chief Executive Officer of our predecessor, Marine Park Holdings, until his resignation on November 16, 2006, in connection with the sale of 99% of the capital stock of Marine Park Holdings to Harborview Master Fund LP, a selling stockholder, as well as a second company, Diverse Trading Ltd.  At the time of the share exchange, Harborview subsequently agreed to cancel 9,325,000 shares of common stock and retained 505,600 shares of common stock, as part of the share exchange with the Company and currently has 664,518 shares of common stock remaining from this transaction and from open market acquisitions.  Diverse Trading returned 60,015 shares of common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning equity awards granted to the named executive Officers that are outstanding at December 31, 2007.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price	Option Expiration Date
(a)	(b)	(c)(1)	(e)	(f)

Branislav Vajdic,	81,250 (A)	18,750	$0.001	09/24/14
Chief Executive Officer and	880,000 (B)	0	$0.02	03/09/17
Director	55,556 (C)	944,444	$0.22	10/31/17
Kenneth Londoner, Senior	41,667 (C)	708,333	$0.22	10/30/17
Director of Business Development (2)
______
(1)
All awards were made under the 2004 Equity Incentive Plan.  The following footnotes set forth the vesting dates for the outstanding option awards (vesting generally depends upon continued employment and accelerates upon a change of control, as defined in the 2004 Equity Incentive Plan):

A.	Options vest in equal monthly increments over 48 months or 1/48 per month.
B.	Options are fully vested.
C.	Options vest in equal monthly increments over 36 months or 1/36 per month.
(2)	Kenneth Londoner is included in this table because he was a named executive until December 20, 2007.

Employment Agreements

The following disclosure sets forth certain information regarding written employment agreements with our current executive officers:

Branislav Vajdic

Under the terms of his employment agreement dated November 1, 2007, Dr. Vajdic is entitled to a base salary of $290,000 per year, as may be increased by the Board of Directors. In addition to the mandatory bonus of $217,500 he received upon the closing of our December 27, 2007 private placement, Dr. Vajdic is also entitled to participate in any management bonus plan we adopt which includes, a performance-based bonus up to 37.5% of his base salary for the achievement of certain milestones in 2007 which were enumerated in his employment agreement (for which he received $97,150, 33.5% of his base salary) and up to 50% of his base salary for the achievement of milestones in 2008 which will be determined by the Board of Directors and which will be payable at the first payroll date after December 31, 2008. Dr. Vajdic was also granted an option to purchase 1,000,000 shares of common stock pursuant to our 2004 Equity Incentive Plan at an exercise price of $0.22 per share, which was determined to be the fair market value of a share of our common stock by our Board of Directors on the option grant date. Subject to his “Continuous Service” (as defined in the 2004 Incentive Plan), the option vests in equal monthly increments over 36 months, however, if Dr. Vajdic’s employment is terminated “other than for cause” (as defined in his employment agreement), all unvested shares will immediately vest. Additionally, if Dr. Vajdic is terminated “other than for cause” or if he voluntarily resigns “for good reason,” he is entitled to (a) accrued compensation, and (b) a monthly cash severance payment equal to (x) the “total cash compensation,” divided by twelve, times 33 months (for termination other than for cause) or 36 months (for voluntary resignation for good reason), less the number of whole months elapsing during the period beginning with the date of the employment agreement and ending on the effective termination date of Dr. Vajdic’s employment, with any fractional month prorated based on the number of days so elapsed divided by the total number of days in such calendar month. “Total cash compensation” includes his base salary plus any cash bonuses, similar payments and benefits accrued to him during the previous calendar year or the preceding 12 months.

Kenneth Londoner

Under the terms of his employment agreement dated October 31, 2007, Mr. Londoner is entitled to a base salary of $280,000 per year, as may be increased by the Board of Directors. Mr. Londoner was also granted an option to purchase 750,000 shares of common stock pursuant to our 2004 Equity Incentive Plan at an exercise price of $0.22 per share, which was determined to be the fair market value of a share of our common stock by our Board of Directors on the option grant date. Subject to his “Continuous Service” (as defined in the 2004 Incentive Plan), the option vests in equal monthly increments over 36 months, however, if Mr. Londoner’s employment is terminated “other than for cause” (as defined in his employment agreement), all unvested shares will immediately vest. Additionally, if Mr. Londoner is terminated “other than for cause,” he is entitled to (a) accrued compensation, and (b) a monthly cash severance payment equal to (x) the “total cash compensation,” divided by twelve, times 35 months, less the number of whole months elapsing during the period beginning with the date of the employment agreement and ending on the effective termination date of Mr. Londoner’s employment, with any fractional month prorated based on the number of days so elapsed divided by the total number of days in such calendar month. “Total cash compensation” includes his base salary plus any cash bonuses, similar payments and benefits accrued to him during the previous calendar year or the preceding 12 months.

Richard Brounstein

Under the terms of his employment agreement dated March 1, 2008, Mr. Brounstein is entitled to a base salary of $240,000 per year, as may be increased by the Board of Directors. Mr. Brounstein was also granted an option to purchase 630,000 shares of common stock, pursuant to our 2004 Equity Incentive Plan at an exercise price of $2.05 per share, which was the closing market price on the OTCBB of our common stock on the option grant date. 30,000 shares were fully vested immediately and the remaining 600,000 shares vests in equal monthly increments over 48 months, subject to his “Continuous Service” (as defined in the 2004 Incentive Plan), the option however, upon a “change of control” (as defined in his employment agreement), 6 months’ worth of vesting shall immediately vest If Mr. Brounstein is “terminated other than for cause” or voluntarily resigns “for good reason,” after December 1, 2008, he is entitled to (a) accrued compensation, if any, (b) a monthly cash severance payment equal to (x) the total cash compensation, divided by twelve (12), for a period of time equal to the total number of whole months which have then elapsed since the effective date of his employment, and (c) health benefits. If Mr. Brounstein is “terminated other than for cause” or voluntarily resigns “for good reason,”, after March 1, 2009, he is entitled to (a) accrued compensation, if any, (b) a monthly cash severance payment equal to (x) the total cash compensation, divided by twelve (12), for a 12-month period, and (c) health benefits. The option to purchase 90,000 shares of our common stock which was granted to Mr. Brounstein in his employment agreement dated January 23, 2008 was cancelled upon execution of this employment agreement.

COMPENSATION OF DIRECTORS

Name	Option awards ($)	Total ($)
(a)	(d)	(j)

Branislav Vajdic, Ph.D.	–	–
Robert N. Blair, M.Inst.P.	$6,221	$6,221
____________

(1)
This is the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.  Mr. Blair was granted options to purchase 250,000 shares of common stock at $0.01 per share on July 19, 2006, pursuant to the 2004 Equity Incentive Plan.

Our directors are entitled to the following compensation:

A new chairman of the board of directors receives a nonstatutory stock option to purchase 400,000 shares of common stock under the 2004 Equity Incentive Plan, exercisable at the then fair market value of a share of common stock (as measured by the closing price of a share of common stock as quoted on the OTCBB on the date of such appointment).  Provided there is Continuous Service (as defined in the 2004 Equity Incentive Plan), the option vests over 4 years, in equal monthly increments, commencing on the date of appointment,  In the event of a Corporate Transaction (as defined in the 2004 Equity Incentive Plan), any then unvested shares shall immediately accelerate and vest in full.

Other new board members receive a nonstatutory stock option to purchase 100,000 shares of common stock under the 2004 Equity Incentive Plan, exercisable at the then fair market value of a share of common stock (as measured by the closing price of a share of common stock as quoted on the OTCBB on the date of such appointment).  Provided there is Continuous Service (as defined in the 2004 Equity Incentive Plan), the option vests over 4 years, in equal monthly increments, commencing on the date of such appointment.  In the event of a Corporate Transaction (as defined in the 2004 Equity Incentive Plan), any then unvested shares shall immediately accelerate and vest in full.

Each non-employee board member who is appointed to serve on a committee of the board in a chairman capacity receives an annual nonstatutory stock option to purchase 10,000 shares of common stock under the 2004 Equity Incentive Plan, exercisable at the then fair market value of a share of common stock (as measured by the closing price of a share of common stock as quoted on the OTCBB on the date of such appointment), fully vested as of the date of such appointment.

Each non-employee board member who is appointed to serve on a committee of the board in a non-chairman capacity receives an annual nonstatutory stock option to purchase 5,000 shares of common stock under the 2004 Equity Incentive Plan, exercisable at the then fair market value of a share of common stock (as measured by the closing price of a share of common stock as quoted on the OTCBB on the date of such appointment), fully vested as of the date of such appointment.

We pay each non-employee member of the board $1,500 in connection with attending in person meetings of the board, plus the board member’s reasonable, documented travel fees and expenses incurred in accordance with our standard reimbursement policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of July 21, 2008 by (i) those persons or groups known to us to beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the SEC or by information provided by such persons directly to us. Except as indicated below, each of the stockholders listed below possesses sole voting and investment power with respect to their shares and the address of each person is c/o NewCardio, Inc., 2350 Mission College Boulevard, Suite 1175, Santa Clara, California, 95054.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)
Branislav Vajdic, Ph.D. (3)	8,597,385	41.62%
Richard Brounstein (4)	117,500	*
Robert N. Blair, M.Inst.P. (5)	655,714	3.17%
Mark W. Kroll, Ph.D., FACC, FHRS (6)	49,998	*
Patrick Maguire, M.D., Ph.D. (7)	12,498	*
James A. Heisch (8)	8,332	*
Nenad Macvanin (9)	3,562,000	17.24%
Kenneth Londoner (10)	2,144,709	10.38%
E4, LLC (11)	1,915,546	9.27%
Milic Petkovic	1,488,579	7.21%
Bosko Bojovic (12)	1,351,166	6.54%
David Stefansky	0	0%
Robert Long	100	*
All officers and directors as a group (6 persons)	9,441,427	45.71%

* Less than 1%
____________
(1)
Includes stock option grants made to officers, directors, employees and/or consultants under the 2004 Equity Incentive Plan.  All options listed in this table were granted under the 2004 Equity Incentive Plan.

(2)
Applicable percentage ownership is based on 20,655,914 shares of common stock outstanding as of August 6 , 2008, together with securities exercisable or convertible into shares of common stock within 60 days of August 6 , 2008 for each stockholder. Shares of common stock that are currently exercisable or exercisable within 60 days of August 6 , 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes options to purchase 1,285,558 shares of common stock and warrants to purchase 2,000 shares of common stock.
(4)	Includes options to purchase 117,500 shares of common stock.
(5)	Includes options to purchase 55,408 shares of common stock and warrants to purchase 135,500 shares of common stock. Shares were acquired upon exercise of options.
(6)	Includes options to purchase 49,998 shares of common stock.
(7)	Includes options to purchase 12,498 shares of common stock.
(8)	Includes options to purchase 8,332 shares of common stock.
(9)	Includes warrants to purchase 2,092,000 shares of common stock.
(10)	Includes options to purchase 229,163 shares of common stock.
(11)	Mr. Joseph Esposito holds beneficial ownership of the shares held in the name of E4, LLC.
(12)	Includes options to purchase 69,792 shares of common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,796,959	$0.12	5,301,647

Equity compensation plans not approved by security holders	—	—	—

Total	3,796,959	$0.12	5,301,647

STOCK GRANTS AND STOCK OPTIONS

On September 25, 2004, the 2004 Equity Incentive Plan was adopted and approved by our board of directors and stockholders.  The Plan authorizes 10,300,106 shares of common stock to be granted to employees, officers, consultants and directors.  We filed a Form S-8 on March 6, 2008, related to this Plan.  Stock options to purchase an aggregate of approximately 5,200,000 shares (5,000,000 net of cancellations) under the 2004 Equity Incentive Plan have been granted over the years and as of December 31, 2007, options to purchase an aggregate of 1,514,078 shares are exercisable.

In September 2004, we issued 3,436,794 shares of common stock to founders and consultants in exchange for services and intellectual property at $0.001 per share.   In November 2004, consultants and founders exercised options to purchase 300,000 shares of common stock.

Stock options issued to consultants have generally been for R&D and clinical support services, with some administrative, accounting, legal and investor relations services. In 2005, we granted options to 11 consultants to acquire 717,500 shares of common stock at the exercise price of $0.01 per share.  In 2006, we granted options to five consultants to acquire 205,000 shares of common stock at the exercise price of $0.01 per share.  In 2007, we granted options to acquire 480,000 shares of common stock to six consultants at exercise prices ranging from $0.01 per share in March 2007 to $0.22 per share in the fourth quarter of 2007.  In March 2008, we granted options to six consultants to acquire 320,000 shares of common stock at the market price on date of grant.  Most of these options vest in equal monthly increments over 48 months, although a few have a one year cliff or a shorter vesting schedule.

In March 2006, we issued 278,375 shares of common stock, valued at $0.10 per share, to consultants for services rendered.  In October 2006, we issued 75,000 shares of common stock, valued at $0.10 per share, to consultants for services rendered.  On October 29, 2006, we issued 75,000 shares of common stock to a consultant, valued at $0.10 per share, for services rendered.

In June 2007, in connection with his initial employment with us and appointment to our board of directors, we sold 4,200,000 shares of common stock to Mr. Londoner, valued at $0.10 per share, for $0.02 per share, or $84,000.  The remaining $0.08 per share value was issued to him as compensation for consultant services he provided to us valued at $336,000.  The shares are subject to a repurchase right that diminishes when certain events occur.  192,000 shares remain subject to our repurchase right.  Mr. Londoner also received $40,000 in cash as a consultant and while he was a member of the board of directors.  In September 2007, we sold 1,475,631 shares of common stock to E4, LLC, a consultant, valued at $0.10 per share, for $0.02 per share for cash, or $29,513. The remaining $0.08 per share value was issued to the consultant as compensation for services rendered.  25% of the shares were fully vested at the time of sale.  The remaining shares are subject to a repurchase right that diminishes when certain events occur over a 36 month period, so long as the consultancy continues.  In both these cases, the difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 21, 2005, Dr. Branislav Vajdic and Robert Blair, each an officer and/or member of our board of directors, participated in a private placement we made to accredited investors under Rule 506 of Regulation D of the Securities Act, in which we sold a total of 469,790 shares of Series A-2 Preferred Stock at $0.10 per share for $46,979.  Dr. Vajdic purchased an aggregate of 339,790 of the shares.    Additionally, we issued 1,752,210 shares of the Series A-2 Preferred Stock to Dr. Vajdic, as reimbursement for previously incurred expenses and for services rendered. We valued the shares at $.10 per share, which approximated the fair value of the reimbursed costs and services rendered and did not differ materially from the fair value of the preferred shares issued during the period. In this private placement, Dr. Vajdic and Mr. Blair also received five years warrants to purchase shares of common stock at an exercise price of $0.10 per share.  Dr. Vajdic received warrants to purchase 2,092,000 shares; Mr. Blair received warrants to purchase 130,000 shares of common stock.

On March 13, 2006, as Marine Park Holdings, we amended our articles of incorporation and effected a 6,833.333-for-1 forward stock split for our then sole stockholder, our president who thereafter owned 10,250,000 shares.  On March 15, 2006 we sold 750,000 shares of our common stock in a private placement at a price of $.001 per share to 39 individuals. On August 17, 2006, we registered for resale 1,675,000 shares of its common stock belonging certain shareholders (although we were not obligated to do so by virtue of any Registration Rights Agreement or other agreement), and subjected ourselves to the Securities Exchange Act of 1934 reporting requirements because it believed that its being a public entity would provide benefits in visibility for carrying on its business, and provide liquidity to its shareholders.

In October 2006, we came to a mutually-agreed lump-sum settlement of $95,000 plus expenses of approximately $42,000 (a total of $137,000) with Samuel George, M.D., our former director for services rendered for managing our clinical trails and the related peer-reviewed publication process and expenses incurred from September 2004 through August 2006. He was a director from August 2005 to June 2006. This amount was payable at December 31, 2006, contractually subject to the company having sufficient capital resources if and when it obtains financing. We paid $111,000 following the December 27, 2007 financing and the balance in the first quarter of 2008.  There were no other obligations from the agreement.  Additionally at the time of the settlement agreement we entered into a six-month consulting agreement with Dr. George for the period October 2006 through March 2007, which was Exhibit A to the settlement agreement as filed in Exhibit 10.21. The services of the consulting agreement were similar to Dr. George’s previous responsibilities.  He received no cash compensation; 72,000 common shares.

In November 16, 2006, Peter Steiger, a former member of our board of directors, made a loan to us in the principal amount of $10,316 pursuant to the terms of a promissory note.  The promissory note has a two-year term and an annual interest rate of 4.9%.  Principal and interest accrued thereon are payable in full on the promissory note’s due date in November 15, 2008.

On November 16, 2006, Robert Long, the former officer, director and principal stockholder of our predecessor, Marine Park Holdings, and 31 other stockholders, sold an aggregate of 10,830,600 shares of Marine Park Holdings’ common stock, representing 99% of the outstanding shares, Harborview purchased 89.4% of the stock and Diverse Trading Ltd. purchased 9.1%, for an aggregate purchase price of $685,000.  Simultaneously with the change in ownership, principals of an affiliate of Harborview were elected as directors and officers of Marine Park Holdings.  The Board of Directors authorized Marine Park Holdings to discontinue its business operations as conducted prior to the closing of the transactions which were the subject of this stock purchase and to transfer such operations and the assets relating thereto to Robert Long in consideration of Mr. Long’s assuming all of the liabilities relating to such operations and assets.  The transfer to Mr. Long and his assumption of the liabilities were effected on November 17, 2006.

In June 2007, in connection with his initial employment with us and appointment to our board of directors, we sold 4,200,000 shares of common stock to Mr. Kenneth Londoner, valued at $0.10 per share, for $0.02 per share, or $84,000, as amended in September 2007 for approximately 30% of our equity at the time of issuance.  Our only ongoing obligation of, or commitment by us with respect to Mr. Londoner and such shares was to release the shares from the repurchase option based upon the achievement of certain financing-related milestones.  The purpose of the amendment was to give Mr. Londoner the ability to sell shares to Dr. Vajdic, our CEO, and E4, LLC, then a new consultant to us.  E4, LLC was then a new consultant to the Company who required equity in order to engage as a consultant, and Mr. Londoner was willing to sell E4, LLC a portion of his shares (in lieu of the Company issuing him those shares) in order to attract E4, LLC and assist us in avoiding dilution to other stockholders.  The remaining $0.08 per share value was issued to the consultant as compensation for business development services valued at $336,000.  The shares are subject to a repurchase right that diminishes when certain events occur.  Such an event refers to the restriction on the final 192,000 of Mr. Londoner’s shares.  The restriction lapses when our market capitalization equals or exceeds $100,000,000 for six consecutive and continuous months.  192,000 shares of common stock remain subject to our repurchase right.  Mr. Londoner also received $40,000 in cash as a consultant and while he was a member of the board of directors, which was paid during 2007. This agreement terminated October 31, 2007 when Mr. Londoner signed an employment agreement. We have no remaining obligations under the agreement.

In September 2007, we entered into a three-year consulting agreement with E4, LLC. We sold E4, LLC 1,475,631 shares of common stock valued at $0.10 per share, for $0.02 per share for cash, or $29,513. The remaining $0.08 per share value was issued to the consultant as compensation for services rendered, specifically providing business guidance, and primarily in areas related to sales, marketing and business strategy.  25% of the shares were fully vested at the time of sale.  The remaining shares are subject to a repurchase right that diminishes over a 36 month period, so long as the consultancy continues.  The consultant also receives monthly cash payments of $24,000 as part of this consulting agreement. At December 31, 2007 we owed E4, LLC $84,000 that was subsequently paid in January 2008. There were no other outstanding obligations under the agreement.  It remains ongoing at this time.

On December 27, 2007, as part of the share exchange, an aggregate of 9,445,015 shares of our common stock was returned to treasury and retired, out of a total of 11,000,000 issued and outstanding shares.  Harborview returned 9,325,000 of the shares of common stock.  Of the 1,554,985 shares that remained issued and outstanding after the retirement of the shares, Harborview kept 505,600 shares, 2.5% of our total outstanding capital stock at December 27, 2007.  The stockholders of NewCardio received 18,682,537 shares, 92% of our total outstanding capital stock at December 27, 2007, on a one-to-one basis with the registrant in the share exchange.  All warrants outstanding prior to the December 2007 share exchange were also assumed on a one-to-one basis as to number and exercise price.

Harborview participated in our December 27, 2007 private placement.  It purchased 250 shares of Series A Preferred Stock and a Series A warrant to purchase 157,896 shares for $250,000, on the same terms and conditions as all the other purchasers in the private placement.  Harborview was paid $55,000 for due diligence fees it incurred in the private placement.

BOARD COMMITTEES; DIRECTOR INDEPENDENCE

Currently, all actions that would otherwise be performed by standing committees of the Board, are performed by the Board, including the recent appointments of our three additional independent Board members, the compensation of members of the Board, the administration of our 2004 Equity Incentive Plan, the recent hiring of an executive officer and his compensation, the hiring of our independent public accountants and the oversight of the independent auditor relationship, the review of our significant accounting policies and our internal controls.

The Board of Directors has analyzed the independence of each director and has determined that the following directors are independent under the NASDAQ Stock Market LLC rules and have no direct or indirect material relationships with us:

•	Mark W. Kroll, Ph.D. FACC, FHRS*
•	Robert N. Blair, M.Inst.P.**
•	Patrick Maguire, M.D., Ph. D.*
•	James A. Heisch*

*   Mark Kroll, Patrick Maguire and James A. Heisch would qualify as being independent for the Audit Committee, or any committee.

**   Robert Blair has a consulting agreement and would not qualify as independent for the Audit Committee under the NASDAQ Stock Market LLC rules. This agreement is not however a material agreement as defined by Item 404(a).

In particular, the Board of Directors has determined that these directors have no relationships, other than as described above, that would cause them not to be independent under the specific criteria of Section 4200(a)(15) of the NASDAQ Manual.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on this Amended Form S-1/A (No. 7 ) under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements.  You may read and copy any reports, statements or other information we file at the Commission’s public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the Commission Internet site at http\\www.sec.gov. These filings may be inspected and copied (at prescribed rates) at the Commission's Public Reference Room at Judiciary  Plaza,  450 Fifth Street,  N.W.,  Washington,  D.C. 20549.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have a provision in our charter, by-laws, or other contracts providing for indemnification of our officers and directors. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements as of December 31, 2007 and 2006, and for the period September 7, 2004 (date of inception) through December 31, 2007, have been included herein in reliance upon the report of RBSM LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

CHANGES IN REGISTERED PUBLIC ACCOUNTING FIRM

Previous independent registered public accounting firm

Our financial statements for the year ended December 31, 2005 were audited by another registered public accounting firm.

The report of Li & Company, P.C. on our financial statements as of and for the year ended December 31, 2006 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we were inactive, had ceased operations and discontinued all business activities.

During the year ended December 31, 2006 and through January 3, 2008, we have not had any disagreements with the Li & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the Li & Company, P.C.’s satisfaction, would have caused them to make reference thereto in their reports on our financial statements for such year.

During the year ended December 31, 2006 and through January 3, 2008, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On January 3, 2008, we advised Li & Company, P.C. that it was dismissed as our independent registered public accounting firm. The decision to dismiss Li & Company, P.C. as our independent registered public accounting firm was approved by our Board of Directors. On that date, we provided Li & Company, P.C. with a copy of the disclosure in the form of a current report on Form 8-K and requested that it furnish a letter to us, addressed to the SEC, stating that it agreed with the statements made therein or the reasons why it disagreed.  This letter is attached as an exhibit herein.  Except as noted in the paragraph immediately below, the reports of Li & Company, P.C. on our financial statements for the year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

New independent registered public accounting firm

On January 4, 2008, we engaged RBSM LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2007. The decision to engage RBSM LLP as our independent registered public accounting firm was approved by our Board of Directors.

During the two most recent fiscal years and through the January 3, 2008, we had not consulted with RBSM LLP regarding either:

1.
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that RBSM LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-K.

NEWCARDIO, INC.

INDEX TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS

Page Number
Financial Information
Financial Statements (unaudited)
Condensed Consolidated Balance Sheets – June 30, 2008 (unaudited) and December 31, 2007	F-2
Condensed Unaudited Consolidated Statements of Operations -- Quarters Ended June 30, 2008 , June 30, 2007 and from the period September 7, 2004 (date of inception) to June 30, 2008	F-3
Condensed Unaudited Consolidated Statements of Stockholders Deficit for the period from September 7, 2004 (date of inception) to June 30, 2008	F-4 - F-8
Condensed Unaudited Consolidated Statements of Cash Flows – Quarters Ended June 30, 2008, June 30, 2007 and from the period September 7, 2004 (date of inception) to June 30, 2008	F-9
Notes to Unaudited Condensed Consolidated Financial Statements	F-10

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(unaudited)	(RESTATED)
ASSETS
Current assets:
Cash	$216,769	$1,476,625
Short term investment	4,095,839	5,000,000
Prepaid expenses	46,658	-
Total current assets	4,359,266	6,476,625

Property, plant and equipment, net of accumulated depreciation of $7,140 and $594 as of June 30, 2008 and December 31, 2007, respectively	82,647	7,687

Other assets:
Deposits	12,600	-

	$4,454,513	$6,484,312

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$603,937	$871,246
Note payable, related party, current portion	10,316	10,316
Total current liabilities	614,253	881,562

Long term debt:
Warrant liability	31,679,432	4,802,973
Total liabilities	32,293,685	5,684,535

Preferred shares subject to redemption, liquidation value of $10,045,000 and $9,849,111 as of June 30, 2008 and December 31, 2007, respectively	2,084,493	2,084,493

Stockholders' equity (deficit)
Common stock, $0.001 par value, 99,000,000 shares authorized; 20,505,823 and 20,237,522 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	20,506	20,238
Additional paid in capital	6,926,570	5,853,154
Deficit accumulated during development stage	(36,870,741)	(7,158,108)
Total stockholders' equity (deficit)	(29,923,665)	(1,284,716)

	$4,454,513	$6,484,312

See the accompanying notes to the unaudited condensed consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,		From September 7, 2004 (date of inception) through
	2008	2007	2008	2007	June 30, 2008
Operating expenses:
Selling, general and administrative	$1,169,250	$454,393	$1,906,217	$474,289	$3,992,371
Depreciation	5,446	-	6,546	-	7,140
Research and development	321,531	38,896	606,637	42,259	1,765,663
Total operating expenses	1,496,227	493,289	2,519,400	516,548	5,765,173

Net loss from operations	(1,496,227)	(493,289)	(2,519,400)	(516,548)	(5,765,173)

Other income (expense)
Loss on change in fair value of warrant liability	(14,684,154)	-	(26,876,459)	-	(26,876,459)
Interest, net	49,044	(1,852)	102,338	(3,196)	(992,286)

Net loss before income taxes	(16,131,337)	(495,141)	(29,293,521)	(519,744)	(33,633,919)

Provision for income taxes	-	-	-	-	-

Net loss	(16,131,337)	(495,141)	(29,293,521)	(519,744)	(33,633,919)

Preferred stock dividend	(205,000)	-	(419,112)	-	(3,236,822)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(16,336,337)	$(495,141)	$(29,712,633)	$(519,744)	$(36,870,741)

Net loss-basic and assuming fully diluted	$(0.80)	$(0.09)	$(1.46)	$(0.11)

Weighted average number of shares	20,388,689	5,340,712	20,312,462	4,725,804

See the accompanying notes to the unaudited condensed consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through June 30, 2008
(unaudited)

	Preferred Series A		Common		Additional Paid in	Common stock	Deficit accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance, September 7, 2004	-	$-	-	$-	$-	$-	$-	$-
Adjustment of recapitalization
Common stock issued to founders at $0.001 per share in September 2004	-	-	3,176,642	3,177	-	-	-	3,177
Common stock issued for intellectual property at $0.001 per share in September 2004	-	-	260,152	260	-	-	-	260
Common stock issued in connection with options exercised at $0.001 per share in November 2004	-	-	300,000	300	-	-	-	300
Series A preferred stock issued to founders at $0.01 per share in September 2004	4,563,206	456	-	-	45,176	-	-	45,632
Fair value of options issued in September 2004	-	-	-	-	263	-	-	263
Net loss	-	-	-	-	-	-	(172,343)	(172,343)
Balance, December 31, 2004	4,563,206	$456	3,736,794	$3,737	$45,439	$-	$(172,343)	$(122,711)

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through June 30, 2008
(unaudited)

	Preferred Series A		Common		Additional Paid in	Common Stock	Deficit accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance forward	4,563,206	$456	3,736,794	$3,737	$45,439	$-	$(172,343)	$(122,711)
Fair value of options issued in August 2005	-	-	-	-	44,558	-	-	44,558
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	-	-	-	-	232,502	-	-	232,502
Net loss	-	-	-	-	-	-	(604,739)	(604,739)
Balance, December 31, 2005	4,563,206	456	3,736,794	3,737	322,499	-	(777,082)	(450,390)
Common stock issued at $0.10 per share for services rendered in March 2006	-	-	278,375	278	27,560	-	-	27,838
Fair value of options issued in July 2006	-	-	-	-	60,082	-	-	60,082
Fair value of warrants issued in conjunction with convertible debenture	-	-	-	-	1,572	-	-	1,572
Fair value of options issued in September 2006	-	-	-	-	9,729	-	-	9,729
Common stock issued at $0.10 per share for services rendered in October 2006	-	-	75,000	75	7,425	-		7,500
Fair value of options issued in October 2006	-	-	-	-	7,006	-	-	7,006
Net loss	-	-	-	-	-	-	(378,175)	(378,175)
Balance, December 31, 2006	4,563,206	$456	4,090,169	$4,090	$435,873	$-	$(1,155,257)	$(714,838)

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through June 30, 2008
(unaudited)

	Preferred Series A		Common		Additional Paid in	Common stock	Deficit accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance forward	4,563,206	$456	4,090,169	$4,090	$435,873	$-	$(1,155,257)	$(714,838)
Fair value of warrants issued in conjunction with convertible debenture	-	-	-	-	4,141	-	-	4,141
Fair value of options for services rendered	-	-	-	-	201,424	-	-	201,424
Common stock subscription received in June 2007	-	-	-	-	-	84,000	-	84,000
Common stock issued in June 2007 at $0.02 per share for services rendered issued at fair value of $0.10 per share	-	-	4,200,000	4,200	415,800	(84,000)	-	336,000
Common stock issued in connection with options exercised at $0.01 per share in June 2007	-	-	137,500	138	1,237	-	-	1,375
Common stock issued in connection with options exercised at $0.001 per share in July 2007	-	-	100,000	100	-	-	-	100
Common stock issued in connection with options exercised at $0.01 per share in July 2007	-	-	204,000	204	1,836	-	-	2,040
Common stock subscription received in September 2007	-	-	-	-	-	29,513	-	29,513
Common stock issued in September 2007 at $0.02 per share for services rendered issued at fair value of $0.10 per share	-	-	1,475,631	1,476	146,087	(29,513)	-	118,050
Common stock issued in connection with options exercised at $0.001 per share in October 2007	-	-	300,000	300	-	-	-	300
Common stock issued in connection with options exercised at $0.01 per share in December 2007	-	-	110,000	110	990	-	-	1,100
Subtotal	4,563,206	$456	10,617,300	$10,618	$1,207,388	$-	$(1,155,257)	$63,205

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through June 30, 2008
(unaudited)

	Preferred Series A		Common		Additional Paid in	Common stock	Deficit accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance forward	4,563,206	$456	10,617,300	$10,618	$1,207,388	$-	$(1,155,257)	$63,205
Common stock issued in connection with options exercised at $0.02 per share in December 2007	-	-	50,000	50	950	-	-	1,000
Effect of merger with New Cardio, Inc. (Formerly Marine Park Holdings, Inc.) on December 27, 2007	-	-	1,554,985	1,555	(1,555)	-	-	-
Effective with the merger, the conversion of the preferred stock to common shares at December 27, 2007	(4,563,206)	(456)	4,563,206	4,563	(4,107)	-	-	-
Effective with the merger, the conversion of the Series A-2 preferred stock to common shares at December 27, 2007	-	-	2,592,000	2,592	256,608	-	-	259,200
Effective with the merger, the conversion of convertible debentures inclusive of interest to common shares at December 27, 2007	-	-	267,900	268	196,691	-	-	196,959
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	-	-	592,131	592	425,742	-	-	426,334
Fair value of warrants issued as compensation for financing	-	-	-	-	355,034	-	-	355,034
Fair value of warrants issued in conjunction with convertible debentures	-	-	-	-	598,693	-	-	598,693
Beneficial conversion feature of preferred stock	-	-	-	-	2,817,710	-	-	2,817,710
Dividend on preferred stock	-	-	-	-	-	-	(2,817,710)	(2,817,710)
Net loss	-	-	-	-	-	-	(3,185,141)	(3,185,141)
Balance, December 31, 2007	-	$-	20,237,522	$20,238	$5,853,154	$-	$(7,158,108)	$(1,284,716)

NEWCARDIO, INC
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through June 30, 2008
(unaudited)

	Preferred Series A		Common		Additional Paid in	Common stock	Deficit accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance forward	-	$-	20,237,522	$20,238	$5,853,154	$-	$(7,158,108)	$(1,284,716)
Fair value of vested options for services rendered	-	-	-	-	691,837	-	-	691,837
Fair value of vested warrants for services rendered	-	-	-	-	92,275	-	-	92,275
Common stock issued in settlement of preferred stock dividend	-	-	110,301	110	214,002	-	-	214,112
Common stock issued in connection with options exercised at $0.01 per share in May 2008	-	-	25,000	25	225	-	-	250
Common stock issued in May 2008 at $3.50 in connection for services to be rendered (deferred)	-	-	50,000	50	(50)	-	-	-
Common stock issued in connection with options exercised at $0.001 per share in June 2008	-	-	10,000	10	-	-	-	10
Common stock issued in connection with options exercised at $0.22 per share in June 2008	-	-	15,000	15	3,285	-	-	3,300
Common stock issued in June 2008 at $3.65 in connection for services rendered	-	-	5,000	5	18,245	-	-	18,250
Common stock issued in June 2008 at $3.30 in connection for services rendered	-	-	3,000	3	9,897	-	-	9,900
Common stock issued in June 2008 at $3.25 in connection for services to be rendered (deferred)	-	-	50,000	50	(50)	-	-	-
Amortization of deferred services	-	-	-	-	43,750	-	-	43,750
Dividend on preferred stock	-	-	-	-	-	-	(419,112)	(419,112)
Net loss	-	-	-	-	-	-	(29,293,521)	(29,293,521)
Balance, June 30, 2008	-	$-	20,505,823	$20,506	$6,926,570	$-	$(36,870,741)	$(29,923,665)

See the accompanying notes to the unaudited condensed consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the six months ended June 30,		From September 7, 2004 (date of inception) through
	2008	2007	June 30, 2008
Cash flows from operating activities:
Net loss for the period	$(29,293,521)	$(519,744)	$(33,633,919)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,546	-	7,140
Amortization of deferred compensation	43,750	-	43,750
Common stock issued to founders for services rendered	-	-	3,177
Common stock issued for intellectual property	-	-	260
Common stock issued for services rendered	28,150	336,000	517,538
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	-	-	426,334
Series A-Preferred stock issued to founders for services rendered	-	-	45,632
Series A-2-Preferred stock issued for services rendered	-	-	180,121
Notes payable issued in conjunction with services rendered	-	-	10,316
Fair value of options issued for services rendered	691,837	106,658	1,014,899
Options converted for services rendered	3,300		3,300
Fair value of warrants issued as compensation for services	92,274	-	92,274
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	-	-	232,502
Change in fair value of warrants issued in conjunction with issuance of Series A redeemable preferred stock	26,876,459	-	26,876,459
Fair value of warrants issued in settlement of convertible debentures	-	-	598,692
Amortization of debt discount attributable to subordinated convertible debt	-	822	5,713
(Increase) decrease in:
Prepaid expenses	(46,658)	-	(46,658)
Deposits	(12,600)	-	(12,600)
Increase (decrease) in:
Accounts payable and accrued liabilities	(472,309)	29,508	318,396
Net cash used in operating activities	(2,082,771)	(46,756)	(3,316,673)

Cash flows from investing activities:
Purchase of property plant and equipment	(81,506)	-	(89,787)
Proceeds from (purchases of )short term investment	904,161	-	(4,095,839)
Net cash provided by (used in) investing activities	822,655	-	(4,185,626)

Cash flows from financing activities:
Proceeds from exercise of common stock options	261	-	6,477
Proceeds from the sale of Series A-2 preferred stock	-	-	79,079
Proceeds from sale of Series A preferred stock	-		7,342,500
Proceeds from sale of common stock	-	84,000	113,513
Proceeds from convertible debt, net	-	314,500	177,500
Net cash provided by financing activities	261	398,500	7,719,069

Net (decrease) increase in cash	(1,259,855)	351,744	216,770
Cash at beginning of period	1,476,625	12	-

Cash at end of period	$216,770	$351,756	$216,770

Supplemental disclosures of cash flow information:
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

Non cash transactions:
Fair value of warrants issued as compensation for financing	$-	$-	$355,034
Beneficial conversion feature of redeemable preferred stock	$-	$-	$2,817,710
Preferred stock dividend	$419,112	$-	$419,112

See the accompanying notes to the unaudited condensed consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying unaudited condensed consolidated financial statements follows:

General

The accompanying unaudited condensed consolidated financial statements of NewCardio, Inc., (the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  The results from operations for the three and six month periods ended June 30, 2008, are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.

Basis and business presentation

The consolidated financial statements include the accounts of the Company, including NewCardio Technologies, Inc., its wholly-owned subsidiary (“NewCardio Technologies”). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company was incorporated under the laws of the State of Delaware in September 2004 and is in the development stage, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7") with its efforts principally devoted to developing cardiac diagnostics tools and equipment in the United States and Europe. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through June 30, 2008, the Company has accumulated losses of $33,633,919.

Reverse Merger and Corporate Restructure

On December 27, 2007, the Company consummated a reverse merger by entering into a share exchange agreement (the “Share Exchange”) with the stockholders of NewCardio Technologies, pursuant to which the stockholders of NewCardio Technologies  exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of common stock of the Company representing 92% of the Company’s outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of common stock of the Company held by certain stockholders of the Company concurrently with the Share Exchange.

As a result of the Share Exchange, there was a change in control of the Company. In accordance with SFAS No. 141, the Company was the acquiring entity. In substance, the Share Exchange is a recapitalization of the Company’s capital structure rather than a business combination.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition with the Company as the surviving entity. The total purchase price and carrying value of net assets acquired was $-0-.  The Company did not recognize goodwill or any intangible assets in connection with the transaction. Prior to the Share Exchange, the Company was an inactive corporation with no significant assets and liabilities.

The accompanying financial statements include the historical financial condition, results of operations and cash flows of the Company prior to the Share Exchange.

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

The total consideration paid was $-0- and the significant components of the transaction are as follows:

Assets:	$-0-
Liabilities:
Net liabilities assumed	$-0-
Total consideration:	$-0-

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Securities Exchange Commission (the “SEC”) Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The company's revenue recognition policies are consistent with this guidance; therefore, this guidance will not have an immediate impact on the company's consolidated financial statements.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157) as amended by FASB Statement of Position (FSP) FAS 157-1 and FSP FAS 157-2. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. FSP FAS 157-2 delays, until the first quarter of fiscal year 2009, the effective date for SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position or operations. Refer to Note 7 for further discussion regarding fair value.

Debt and Equity Securities

The Company follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) . The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. These security classifications may be modified after acquisition only under certain specified conditions. Securities may be classified as held-to-maturity only if the Company has the positive

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Debt and Equity Securities (continued)

intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

Short-term investment consists of a bank certificate of deposit that matures within the next 12 months.

Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3-5 years.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Loss per Share

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material. Fully diluted shares outstanding were 41,424,050 and 10,692,818 for three month period ended June 30, 2008 and 2007, respectively and 41,347,823 and 10,077,910 for the six month period ended June 30, 2008 and 2007, respectively.

Stock based compensation

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (revised 2004), “Share-Based Payment” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” Statement 123R supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, "Statement of Cash Flows.” Generally, the approach in Statement 123R is similar to the approach described in Statement 123.  However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement.  The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. The Company implemented SFAS No. 123(R) on January 1, 2006 using the modified prospective method.

As more fully described in Note 6 below, the Company granted stock options over the years to employees of the Company under its 2004 Equity Incentive Plan.  The Company granted non-qualified stock options to purchase 1,230,000 shares of common stock during the six month period ended June 30, 2008 to employees and directors of the Company under the 2004 Equity Incentive Plan.

As of June 30, 2008, there were outstanding employee stock options to purchase 4,230,000 shares of common stock, 1,628,263 shares of which were vested.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables.   The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company  accounts for research and development  costs in accordance with the Financial   Accounting  Standards Board's  Statement  of  Financial  Accounting Standards  No. 2 (“SFAS 2”),  “Accounting  for Research and Development  Costs.” Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company incurred research and development expenses of $321,531 and $606,637 for the three and six month periods ended June 30, 2008; $38,896 and $42,259 for the three and six month period ended June 30, 2007 and  $1,765,663 from September 7, 2004 (date of inception) through June 30, 2008, respectively.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The carrying amount for the Series A convertible preferred stock approximate fair value.

Liquidity

As shown in the accompanying unaudited condensed consolidated financial statements, the Company incurred net loss from operations of $33,633,919 from its inception on September 7, 2004 through June 30, 2008.

Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value.  SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)"), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”  (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position results of operations or cash flows.

In December 2007, the FASB ratified the consensus in Emerging Issues Task Force (EITF) Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008, which will be the Company’s fiscal year 2009, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. The Company has not yet evaluated the potential impact of adopting EITF 07-1 on our consolidated financial position, results of operations or cash flows.

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133”  (“SFAS No. 161”) .   SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The Company is currently evaluating the impact of SFAS No. 161, if any, will have on its consolidated financial position, results of operations or cash flows.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In April 2008, the FASB issued FSP No. FAS 142-3,“Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.   The Company is required to adopt FSP 142-3 on September 1, 2009, earlier adoption is prohibited.  The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  The Company is currently evaluating the impact of FSP 142-3 on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS No. 162").  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  SFAS No. 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."  The Company does not expect the adoption of SFAS No. 162 to have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)  " ("FSP APB 14-1").  FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.  The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 – NOTES PAYABLE-RELATED PARTY

Notes payable related party is comprised of a promissory note totaling $10,316, due November 15, 2008 with interest at 4.9% per annum  due upon maturity to a former director of the Company.

NOTE 3 -- REDEEMABLE SECURITIES

Series A  10% Convertible Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $ 0.001 per share.  The Company's preferred stock may be divided into such series as may be established by the Board of Directors. The Board of Directors may fix and determine the relative rights and preferences of the shares of any series established.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 3 -- REDEEMABLE SECURITIES (continued)

Series A 10% Convertible Preferred Stock (continued)

In December, 2007, the Board of Directors authorized the issuance of up to 12,000 shares of Series A 10% convertible non-voting preferred stock (the “Series A shares”) having a stated value of $1,000 per share . The Series A shares are convertible at any time, at the option of the holder, into the Company’s common stock at an initial conversion rate determined by dividing the stated value of $1,000 by the initial conversion price of $0.95 per share. The conversion price is subject to  certain anti-dilution provisions in the event the Company issues shares of its common stock or common stock equivalents below the stated conversion price or pays a stock dividend or otherwise makes a distribution payable in shares of common  stock, with the exception of any shares issued upon conversion or payment of dividend on this issuance, or other similar events such as stock splits or common stock reclassifications.

The holders are entitled to receive a cumulative 10% dividend based on the stated value of $1,000 per share, payable on the calendar quarter in cash or in shares of its common stock with certain discounts, at the Company’s option.

Upon any liquidation, dissolution or winding-up of the Company, the holders of the Series A shares shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to 120% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each Series A share before any distribution or payment shall be made to the holders of any other securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A shares shall be ratably distributed among the holders of the Series A shares in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation value inclusive of accrued dividends was $10,045,000 (inclusive of dividend of $205,000) and $9,849,111 (inclusive of dividend of $9,111) as of June 30, 2008 and December 31, 2007, respectively.

In December 2007, the Company issued 8,200 Series A shares at $1,000 per share to accredited investors in a private placement, plus warrants. The Company received $8,200,000 less issuance costs totaling $1,312,534. Net cash proceeds at December 31, 2007 were $ 7,342,500. The balance of the costs includes an accrual paid in January and the value of a fee warrant issued in conjunction with the financing. The issuance costs have been recorded as a reduction in the ‘Shares subject to redemption.' $4,802,973 has been allocated to the warrants based on their fair value, reducing ‘Shares subject to redemption.’

As required by the Certificate of Designation of the Series A shares, the Company may be required to redeem the Series A shares for cash in an amount equal to the stated value of the Series A shares, plus accrued and unpaid dividends, upon the occurrence of certain events. As the Series A shares redemption requirement may be triggered by events that are outside the Company’s control, in accordance with Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (“EITF Topic D-98”), the Company recorded the fair value of the Series A shares outside of common shareholders’ equity in the accompanying consolidated balance sheet.

Under EITF No.00-27,“Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments, ” the Company considered the effect of a beneficial conversion feature of the Series A shares issued in the December 2007 private placement. The Company has attributed a beneficial conversion feature of $2,817,710 to the Series A shares based upon the difference between the effective conversion price of those shares and the fair value of the Company’s common stock on the date of issuance of the Series A shares. The amount attributable to the beneficial conversion feature has been recorded as a dividend to the holders of the Series A shares. Since the redemption requirement of the Series A shares is contingent on the occurrence of future events, the Company is not accreting the carrying value of the Series A shares to redemption value and will not do so until the occurrence of any one of those future events becomes probable.

The Company's Series A Shares are redeemable under certain conditions, including:

•	The Company effecting a merger or consolidation with another entity

•	The Company sells all or substantially all of the Company's assets

•	The Company's shareholders approve a tender or exchange offer, or

•	The Company's holders of the common stock exchange their shares for securities or cash

Accordingly, upon the occurrence of any one of these events, the Series A shares will become redeemable and the Company will accrete the carrying value of the Series A shares to redemption value at that time.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Registration Rights Agreement

In connection with the December 27, 2007 private placement, the Company entered into a registration rights agreement with the purchasers of the Series A shares, which, as amended, requires the Company to obtain an effective registration statement with the SEC covering the sale of the common stock issuable upon conversion of the Series A shares on or before August 31, 2008. If the Company is unable to obtain an effective registration statement by that date, the Company will have to pay liquidated damages in cash to the holders of the Series A shares beginning on September 1, 2008.  The amount of liquidated damages that may be due is calculated by the following formula: up to a maximum of 20% of the aggregate subscription amount paid by each purchaser of the Series A shares on the percentage of the total Series A shares purchased by each purchaser that the SEC will allow us to register under Rule 415.  The Company estimates that percentage to be 33% of the total outstanding shares held by non-affiliates of the Company, or 4,112,753 shares of common stock.  Based on this formula the Company may be obligated to pay up to $781,423 in liquidated damages. The Company has filed a registration statement with the SEC for the sale of the common stock underlying the Series A shares. However, the registration statement is currently the subject of an SEC review and, to date, has not been declared effective.

The Company has not recorded a liability in connection with the registration rights agreement because, in accordance with SFAS No. 5,  Accounting for Contingencies , management has concluded that it is not probable that the Company will make any payments under the liquidated damages provisions of the registration rights agreement.

The Company, after the effective date of the registration statement, and with certain market conditions, can force redemption of the Series A shares.

As additional consideration for the purchase of the Series A shares, the Company granted to the holders of the Series A shares warrants entitling them to purchase 5,178,947 shares of the Company’s common stock at the price of $1.14 per share expiring five years from issuance, and exercisable after one year on a net cashless basis. 5,157,895 Series J warrants were also issued at $1.235 per share expiring one year from issuance. In addition, Series J-A warrants totaling 3,094,737 are issuable at $1.425 share, contingent on the exercise of the Series J warrants. For accounting purposes the Series J-A warrants have a one-year life as they are linked to the exercise of the Series J warrants. If the Series J warrants are exercised, the Series J-A warrants become 5-year warrants with a net cashless provision. None of the warrants have registration rights. The Company estimated the fair value at date of issue of the warrants issued in connection with the private placement to be $4,802,973 using the Black-Scholes formula assuming no dividends, a risk-free interest rate of 3.37% to 3.64%, expected volatility of 121.06%, and expected warrant life of one to five years. Since the Company may be obligated to settle the warrants in cash, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company has recorded the fair value of the warrants as a derivative liability. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $ 4,802,973 and a reduction in value of shares subject to redemption. Any change in fair value is being recorded as non-operating, non-cash income or expense at each reporting date.

NOTE 4 -- WARRANT LIABILITY

As described in Note 3, the Company issued warrants in conjunction with the sale of the Series A shares.  These warrants contain a “fundamental transaction” clause that if while the warrant(s) are outstanding, the Company effects any merger or consolidation of the Company with or into another “Person” or other similar transactions (as defined in the warrants), the warrant holders can demand net cash settlement.

As the warrants contain a provision that could require cash settlement, pursuant to EITF 00-19,“Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,”  the warrants were recorded as a derivative liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $ 4,802,973 and charged as a reduction of the preferred stock carrying value. Subsequent to the initial issuance date, the Company will be required to adjust to fair value the warrant as an adjustment to current period operations.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 4 -- WARRANT LIABILITY (continued)

In accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” for the six month period ended June 30, 2008, the Company recorded a loss on change in fair value of warrant liability of $26,876,459.  The fair value the warrants at June 30, 2008 were determined using the Black Scholes Option Pricing Model with the following assumptions:  Dividend yield: -0-%, volatility: 100.08%; risk free rate: 2.17% to 3.34%.

As of the date of the financial statements, the Company believes an event under the warrants that would create an obligation to settle the warrants in cash or other current assets is remote and has classified the obligation as a long term liability.

NOTE 5 – STOCKHOLDERS EQUITY

Series A – Convertible Preferred Stock

At the time of its founding in September 2004, NewCardio Technologies issued 4,563,206 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, to certain persons for costs incurred and services rendered.  The shares of Series A Convertible Preferred Stock were valued at $0.01 per share at the time of issuance.  In December 2007, in conjunction with the Share Exchange, the Series A Convertible Preferred Stock was converted on a one share-to-one share basis into 4,563,206 shares of common stock.

Common Stock

The Company is authorized to issue 99,000,000 shares of common stock, par value $0.001 per share.

In September 2004, NewCardio Technologies issued 3,436,794 shares of common stock to founders and consultants in exchange for services and intellectual property.  The shares of common stock were valued at $0.001 per share at the time of issuance.

In November 2004, NewCardio Technologies issued 300,000 shares of common stock upon the exercise of stock options at the exercise price of $0.001 per share.

In March 2006, NewCardio Technologies issued 278,375 shares of common stock for services rendered and, in October 2006, NewCardio Technologies issued 75,000 shares of common stock for services rendered.  The shares were valued at $0.10 per share. The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

In June 2007, NewCardio Technologies sold 4,200,000 shares of common stock, valued at $0.10 per share, for $0.02 per share, or $84,000.  The remaining $0.08 per share value was issued as compensation for services valued at $336,000.  The valuation of common stock issued for services was based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered. The difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation.  The shares are subject to a repurchase right that diminishes when certain events occur.  192,000 shares remain subject to the repurchase right.

In September 2007, NewCardio Technologies sold 1,475,631 shares of common stock, valued at $0.10 per share, for $0.02 per share for cash, or $29,513. The remaining $0.08 per share value was issued as compensation for services rendered.  The difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation.  25% of the shares were fully vested at the time of sale.  The remaining shares are subject to a repurchase right that diminishes over a 36 month period.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5 -- STOCKHOLDERS EQUITY (continued)

Common Stock (continued)

In April 2008, the Company issued an aggregate of 110,301 shares of common stock as dividends due to holders of the Series A shares in the amount of $214,112.

In June 2008, the Company issued 100,000 shares of common stock as deferred compensation at $3.38 per share.

In June 2008, the Company issued an aggregate of 8,000 shares of common stock for services rendered at approximately $3.52 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NOTE 6 -STOCK OPTIONS AND WARRANTS

Warrants

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at June 30, 2008:

		Warrants Outstanding			Warrants Exercisable
		Weighted Average	Weighted		Weighted
	Number	Remaining Contractual	Average	Number	Average
Exercise Price	Outstanding	Life (years)	Exercise price	Exercisable	Exercise Price

$0.10	2,592,000	1.97	$0.10	2,592,000	$0.10
0.50	25,000	3.15	0.50	25,000	0.50
0.95	604,211	4.49	0.95	604,211	0.95
0.96	592,131	4.00	0.96	592,131	0.96
1.14	5,178,947	4.49	1.14	5,178,947	1.14
1.15	473,705	4.00	1.15	473,705	1.15
1.235	5,157,895.49		1.235	5,157,895	1.235
1.425	3,094,737.49		1.425	-	1.425
2.00	300,000	2.93	2.00	20,833	2.00
4.00	300,000	2.93	4.00	20,833	4.00

Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2006	2,612,000	$0.11
Granted	15,106,626	1.22
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2007	17,718,626	1.06
Granted	600,000	3.00
Exercised	-	-
Canceled or expired	-	-
Outstanding at June 30, 2008	18,318,626	$1.09

For the year ended December 31, 2007, warrants totaling 5,000 were issued in connection with debt financing. The warrants are exercisable for five years after date of issuance at an exercise price of $0.50 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 77.81% and risk free rate of 4.81%.  The Company recorded a debt discount related to the debt financing of $86 in the year ended December 31, 2007.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6 -STOCK OPTIONS AND WARRANTS (continued)

Warrants  (continued)

For the year ended December 31, 2007, warrants totaling 1,065,836 were issued in connection with convertible debentures. The warrants are exercisable until June 27, 2012, 592,131 warrants at an exercise price of $0.96 per share and 473,705 warrants at an exercise price of $1.15 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 121.06% and risk free rate of 3.64%.  The Company recorded a debt discount related to the debt financing of $598,692 in the year ended December 31, 2007.

For the year ended December 31, 2007, warrants totaling 604,211 were issued in connection with services rendered. The warrants are exercisable for five years from the date of issuance at an exercise price of $0.95 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 121.06% and risk free rate of 3.64%.  The Company recorded a charge to operations of $355,034 in the year ended December 31, 2007.

For the year ended December 31, 2007, warrants totaling 13,431,579 were issued in connection with the issuance of the Series A 10% convertible preferred stock. The general descriptions and the methods and assumptions of fair value are described below:

	Series A Warrants	Series J Warrants	Series J-A Warrants

Number of warrants	5,178,947	5,157,895	3,094,737
Exercise price	$1.14	$1.235	$1.425
Term	5 years	1 year	1 year (a)
Black Scholes Assumptions:
Dividend yield:	-0-%	-0-%	-0-%
Volatility	121.06%	121.06%	121.06%
Risk free rate:	3.64%	3.37%	3.37%

(a)
The Series J-A warrants are only exercisable in the event the Series J warrants are exercised.  If the Series J warrants are exercised, the term of the Series J-A warrants will automatically extend until December 27, 2012, which would give them a five-year term from date of issuance.

The Company reduced shares subject to redemption by $4,802,973 (and recorded a warrant liability) in conjunction in the year ended December 31, 2007.  See also Footnote 4 for an update in the Warrant Liability and related assumptions at June 30, 2008.

For the six month period ended June 30, 2008, warrants totaling 300,000 were issued in connection with services rendered. The warrants vest over a twelve month period and are exercisable for three years from the date of issuance at an exercise price of $2.00 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 100.08% and risk free rate of 3.57%.  The Company recorded the vested portion as charge to operations of $50,631 in the six month period ended June 30, 2008.

For the six month period ended June 30, 2008, warrants totaling 300,000 were issued in connection with services rendered. The warrants vest over a twelve month period and are exercisable for three years from the date of issuance at an exercise price of $4.00 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 100.08% and risk free rate of 3.57%.  The Company recorded the vested portion as charge to operations of $41,644 in the six month period ended June 30, 2008

Non-Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to non employees at June 30, 2008:

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6 -STOCK OPTIONS AND WARRANTS (continued)
Non-Employee Stock Options (continued)

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Prices	Outstanding	(Years)	Price	Exercisable	Price

$0.01	409,876	6.24	$0.01	315,606	$0.01
0.02	130,000	7.76	0.02	35,313	0.02
0.22	200,000	9.36	0.22	108,958	0.22
2.25	320,000	9.68	2.25	26,667	2.25
3.30	100,000	9.97	3.30	-	3.30

Transactions involving stock options issued to non employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2006:	1,352,606	$0.007
Granted	480,000	0.16
Exercised	(821,500)	(0.05)
Canceled or expired	(214,147)	(0.06)
Outstanding at December 31, 2007:	796,959	0.07
Granted	420,000	2.50
Exercised		-
Canceled or expired	(57,083)	(0.08)
Outstanding at June 30, 2008:	1,159,876	$0.95

During the six month period ended June 30, 2007, the Company granted 155,000 non employee stock options in connection with the services rendered with an exercise price of $0.02 per share expiring in 2017 and vesting from two to four years.

The fair value of all non-employee options vesting during the six month period ended June 30, 2007 of $5,090 was charged to current period operations. The fair values of the vested options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	118.62% to 125.34%
Risk free rate:	4.65% to 5.03%

During the six month period ended June 30, 2008, the Company granted an aggregate of 420,000 non employee stock options in connection services rendered at the exercise price from $2.25 to $3.30 per share.  The fair values of the vested options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	93.24% to 100.08%
Risk free rate:	3.45% to 3.99%

The fair value of all non-employee options vesting during the six month period ended June 30, 2008 of $253,273 was charged to current period operations.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6 -- STOCK OPTIONS AND WARRANTS (continued)

Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to employees of the Company under a non-qualified employee stock option plan at June 30, 2008:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Prices	Outstanding	(Years)	Price	Exercisable	Price

$0.001	100,000	6.23	$0.001	93,750	$0.001
0.01	270,000	8.03	0.01	139,792	0.01
0.02	880,000	8.69	0.02	880,000	0.02
0.22	1,750,000	9.40	0.22	388,889	0.22
2.05	1,130,000	9.71	2.05	121,666	2.05
3.05	100,000	9.75	3.05	4,167	3.05

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2006:	450,000	$0.004
Granted	2,630,000	0.22
Exercised	(80,000)	(0.01)
Canceled or expired	-	-
Outstanding at December 31, 2007:	3,000,000	0.14
Granted	1,230,000	2.14
Exercised	-	-
Canceled or expired	-	-
Outstanding at June 30, 2008:	4,230,000	$0.72

During the six month period ended June 30, 2007, the Company granted 880,000 non employee stock options in connection with the services rendered with an exercise price of $0.02 per share expiring on March 31, 2017 and vesting immediately or over six month period.  The fair values of the options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	125.34%
Risk free rate:	4.59%

The fair value of all employee options vesting in the six month period ended June 30, 2007 of $22,149 was charged to current period operations

During the six month period ended June 30, 2008, the Company granted 1,230,000 stock options with an exercise price from $2.05 to $3.05 per share expiring ten years from issuance.  The fair value was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	93.24%
Risk free rate:	3.48% - 3.57%

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6 -- STOCK OPTIONS AND WARRANTS (continued)

Employee Stock Options (continued)

The fair value of all employee options vesting in the six month period ended June 30, 2008 of $438,564 was charged to current period operations

NOTE 7 -- FAIR VALUE

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying condensed financial statements consisted of the following items as of June 30, 2008:

	Total	Quoted Prices in Active Markets for Identical Instruments Level 1		Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3 (A)
Assets:
Short term Investment	$4,095,839		$4,095,839
Total	4,095,839		4,095,839
Liabilities
Warrant Liability	(31,679,432)		-	$-	$(31,679,432)
Total	$(31,679,432)	$		$-	$(31,679,432)

  (A) Fair value is estimated based on internally-developed models or methodologies utilizing significant inputs that are unobservable from objective sources.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 7 -- FAIR VALUE (continued)

With the exception of assets and liabilities included within the scope of FSP FAS No. 157-2, the Company adopted the provisions of SFAS No. 157 prospectively effective as of the beginning of Fiscal 2008.  For financial assets and liabilities included within the scope of FSP FAS No. 157-2, the Company will be required to adopt the provisions of SFAS No. 157 prospectively as of the beginning of Fiscal 2009.  The adoption of SFAS No. 157 did not have a material impact on our financial position or results of operations, and the Company do not believe that the adoption of FSP FAS No. 157-2 will have a material impact on our financial position or results of operations.

The fair value of the assets, short term investments, at June 30, 2008 was grouped as Level 1 valuation as the market price was readily available, and there has been no change to the fair value of the securities at June 30, 2008.

The table below presents a reconciliation of the beginning and ending balances of our warrant liability during the six months ended June 30, 2008:

Warrant Liability:
Balance, January 1, 2008	$4,802,973
Additions to warrant liability	$26,876,459
Balance, June 30, 2008	$31,679,432

During the six months ended June 30, 2008, the Company recognized an unrealized loss of $26,876,459 in connection with the increase in the warrant liability. The unrealized loss was charged to operations under loss on change in fair value of warrant liability included in other income (expense). The Company did not recognize any realized losses or gains in connection with financial assets or liabilities measured at fair values.

NOTE 8 – SUBSEQUENT EVENTS

In July 2008, the Company issued an aggregate of 64,903 shares of common stock as a dividend due to holders of the Series A shares in the amount of $205,000 under the terms of the December 27, 2007 private placement discussed in Note 3 above.

On August 18, 2008, Vincent W. Renz was appointed as president of NewCardio, Inc.

NOTE 9 – RESTATEMENT

The accompanying consolidated balance sheet as of December 31, 2007 has been restated to correct the accounting treatment of the Series A shares and warrants issued in the December 2007 private placement and related fees and warrants issued in connection with the private placement.

The effect of these adjustments is a decrease in net loss of $3,297,797 for the period from September 7, 2004 (date of inception) through December 31, 2007 and for the year ended December 31, 2007.  There was no effect on cash flows from operating, investing or financing for either period.

The following table summarizes the effects of these adjustments on the Company’s consolidated balance sheet as of December 31, 2007:

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9 – RESTATEMENT (continued)

Consolidated Balance Sheet
December 31, 2007

	As Previously
	Reported	Adjustment		Reference	As Restated

Cash	$1,476,625	$			$1,476,625
Short term investment	5,000,000				5,000,000
Property, plant and equipment	7,687				7,687
	6,484,312		-		6,484,312

Accounts payable and accrued liabilities	871,246				871,246
Note payable, related party, current portion	10,316				10,316
Shares subject to redemption	8,200,000		(8,200,000)	a	-
Warrant liability	4,802,973				4,802,973
Total liabilities:	13,884,535		(8,200,000)		5,684,535

Shares subject to redemption	-		2,084,493	b	2,084,493

Common stock	20,238				20,238
Additional paid in Capital	3,035,444		2,817,710	c	5,853,154
Deficit accumulated during development stage	(10,455,905)		3,297,797	d	(7,158,108)
Total deficiency in stockholders' equity	(7,400,223)		6,115,507		(1,284,716)

	$6,484,312		$-		$6,484,312

(a)  In December 2007, the Company issued 8,200 Series A shares at $1,000 per share to accredited investors in a private placement. The Company initially recorded the issuance as a current liability at the full face amount of $8,200,000 and recorded the issuance costs totaling $1,312,534 in interest expense for the year ended December 31, 2007.

As required by the Certificate of Designation of the Series A shares, the Company may be required to redeem the Series A shares for cash in an amount equal to the stated value of the Series A shares, plus accrued and unpaid dividends, upon the occurrence of certain events. As the Series A shares redemption requirement may be triggered by events that are outside the Company’s control, in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities (“EITF Topic D-98”), the Company recorded the fair value of the Series A shares outside of common shareholders’ equity in the accompanying consolidated balance sheet.

(b)   Under EITF No.00-27,“Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments, ” the Company should have considered the effect of a beneficial conversion feature of the Series A shares issued in the December 2007 private placement.

NEWCARDIO, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9 – RESTATEMENT (continued)

$4,802,973 has now been allocated to the warrants based on their fair value using the Black Scholes option pricing model, reducing Shares subject to redemption. $1,312,534 of issuance costs also reduces the Shares subject to redemption. The Company has now also attributed a beneficial conversion feature of $2,817,710 to the Series A shares based upon the difference between the effective conversion price of those shares and the fair value of the Company’s common stock on the date of issuance of the Series A shares. The Company made the following assumptions in the Black Scholes model used in valuing the warrants:  (1) a dividend yield of 0%; (2) an expected volatility of 121.06%, (3) a risk-free interest rate of 3.37% to 3.64%, and (4) an expected life of 1 to 5 years. The amount attributable to the beneficial conversion feature has been recorded as a dividend to the holders of the Series A shares. Since the redemption requirement of the Series A shares is contingent on the occurrence of future events, the Company is not accreting the carrying value of the Series A shares to redemption value and will not do so until the occurrence of any one of those future events becomes probable.

Shares subject to redemption is summarized as follows:

Face amount of Series A shares:	$8,200,000
Less: fair value of warrants	(4,802,973)
Less: issuance costs	(1,312,534)
Net carrying value:	$2,084,493

(c)  To record a $2,817,710 dividend to the Series A preferred stockholders (see (b) above).

(d)  The effect in deficit accumulated during development stage is as follows:

Reclassification of initial fair value of warrants from current period interest expense to a reduction in carrying value of Series A shares	$4,802,973
Reclassification of the issuance costs from current period interest expense to a reduction in the carrying value of Series A shares	1,312,534
Less: The value of the beneficial conversion feature	(2,817,710)
Net change	$3,297,797

NEWCARDIO, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-28

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-29

Consolidated Statements of Operations for the year ended December 31, 2007, 2006 and from the period September 7, 2004 (date of inception) to December 31, 2007	F-30

Consolidated Statements of Stockholders Deficit for the period from September 7, 2004 (date of inception) to December 31, 2007	F-31 – F-34

Consolidated Statements of Cash Flows for the year ended December 31, 2007,2006 and from the period September 7, 2004 (date of inception) to December 31, 2007	F-35

Notes to Consolidated Financial Statements	F-36 – F-61

RBSM LLP

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
NewCardio, Inc.
Santa Clara, California

We have audited the accompanying consolidated balance sheets of NewCardio, Inc. and its wholly owned subsidiaries (the “Company”), a development stage Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, deficiency in stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2007 and the period September 7, 2004 (date of inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance   about whether the financial   statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Cardio, Inc.  at  December 31, 2007 and 2006 and the results of its operations  and its cash flows for the each of the two  years  in the period ended  December 31, 2007 and the period September 7, 2004 (date of inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provision of Statements of Financial Accounting Standards No. 123 (R), “Shared based Payment”, effective January 1, 2006.

As discussed in Note 13, the Company has restated the consolidated balance sheet as of December 31, 2007 related consolidated statements of operations, deficiency in stockholder’s equity and cash flows for the year ended December 31, 2007 and the period September 7, 2004 (date of inception) through December 31, 2007.

/s/ RBSM LLP RBSM LLP
Certified Public Accountants

New York, New York
April 3, 2008, except for Note 13, as to which date is July 22, 2008

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007 Restated	2006
ASSETS
Current assets:
Cash	$1,476,625	$12
Short term investment	5,000,000	-
Total current assets	6,476,625	12

Property, plant and equipment, net of accumulated depreciation of $594 and $-0- as of December 31, 2007 and 2006, respectively	7,687	-

	$6,484,312	$12

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$871,246	$426,251
Note payable, related party, current portion	10,316	-
Subordinated notes payable, net of unamortized debt discount of $-0- and $917 as of December 31, 2007 and 2006, respectively	-	19,083
Total current liabilities	881,562	445,334

Long term debt:
Warrant liability	4,802,973	-
Note payable, related party	-	10,316
Total liabilities	5,684,535	455,650
Commitments and contingencies

Shares subject to redemption, liquidation value as $9,849,111 and $259,200 as of December 31, 2007 and 2006, respectively	2,084,493	259,200

Stockholders' Deficit
Series A preferred stock, $0.0001 par value, -0- and 4,563,206 shares authorized, issued and outstanding as of December 31, 2007 and 2006	-	456
Common stock, $0.001 par value, 99,000,000 shares authorized; 20,237,522 and 4,090,169 shares issued and outstanding as of December 31, 2007 and 2006, respectively	20,238	4,090
Additional paid in capital	5,853,154	435,873
Deficit accumulated during development stage	(7,158,108)	(1,155,257)
Total deficiency in stockholders' equity	(1,284,716)	(714,838)

	$6,484,312	$12

See the accompanying notes to the consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

			From September 7, 2004
	Year ended December 31,		(date of inception) through December 31,
	2007 Restated	2006	2007 Restated
Operating expenses:
Selling, general and administrative	$1,729,901	$128,769	$2,086,154
Depreciation	594	-	594
Research and development	369,674	246,782	1,159,026
Total operating expenses	2,100,169	375,551	3,245,774

Net loss from operations	(2,100,169)	(375,551)	(3,245,774)

Other income (expense)
Interest	(1,084,972)	(2,624)	(1,094,624)

Net loss before income taxes	(3,185,141)	(378,175)	(4,340,398)

Provision for income taxes	-	-	-

Net loss	(3,185,141)	(378,175)	(4,340,398)

Preferred dividend	(2,817,710)	-	(2,817,710)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,002,851)	$(378,175)	$(7,158,108)

Net loss per share, basic and diluted	$(0.55)	$(0.09)

Weighted average number of shares (basic and fully diluted)	10,953,288	3,983,322

See the accompanying notes to the consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2007 RESTATED

							Deficit
	Preferred Series A		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance, September 7, 2004	-	$-	-	$-	$-	$-	$-	$-
Adjusted for recapitalization
Common stock issued to founders at $0.001 per share in September 2004	-	-	3,176,642	3,177	-	-	-	3,177
Common stock issued for intellectual property at $0.001 per share in September 2004	-	-	260,152	260	-	-	-	260
Common stock issued in connection with options exercised at $0.001 per share in November 2004	-	-	300,000	300	-	-	-	300
Series A preferred stock issued to founders at $0.01 per share in September 2004	4,563,206	456	-	-	45,176	-	-	45,632
Fair value of options issued in September 2004	-	-	-	-	263	-	-	263
Net loss	-	-	-	-	-	-	(172,343)	(172,343)
Balance, December 31, 2004	4,563,206	456	3,736,794	3,737	45,439	-	(172,343)	(122,711)
Fair value of options issued in August 2005	-	-	-	-	44,558	-	-	44,558
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	-	-	-	-	232,502	-	-	232,502
Net loss	-	-	-	-	-	-	(604,739)	(604,739)
Balance, December 31, 2005	4,563,206	$456	3,736,794	$3,737	$322,499	$-	$(777,082)	$(450,390)

See the accompanying notes to the consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (CONTINUED)
From September 7, 2004 (date of inception) through December 31, 2007 RESTATED

							Deficit
	Preferred Series A		Common		Additional Paid in	Common Total	accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance forward	4,563,206	$456	3,736,794	$3,737	$322,499	$-	$(777,082)	$(450,390)
Common stock issued at $0.10 per share for services rendered in March 2006	-	-	278,375	278	27,560	-	-	27,838
Fair value of options issued in July 2006	-	-	-	-	60,082	-	-	60,082
Fair value of warrants issued in conjunction with convertible debenture	-	-	-	-	1,572	-	-	1,572
Fair value of options issued in September 2006	-	-	-	-	9,729	-	-	9,729
Common stock issued at $0.10 per share for services rendered in October 2006	-	-	75,000	75	7,425	-		7,500
Fair value of options issued in October 2006	-	-	-	-	7,006	-	-	7,006
Net loss	-	-	-	-	-	-	(378,175)	(378,175)
Balance, December 31, 2006	4,563,206	$456	4,090,169	$4,090	$435,873	$-	$(1,155,257)	$(714,838)

See the accompanying notes to the consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (CONTINUED)
From September 7, 2004 (date of inception) through December 31, 2007 RESTATED

							Deficit
	Preferred Series A		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Balance forward	4,563,206	$456	4,090,169	$4,090	$435,873	$-	$(1,155,257)	$(714,838)
Fair value of warrants issued in conjunction with convertible debenture	-	-	-	-	4,141	-	-	4,141
Fair value of options for services rendered	-	-	-	-	201,424	-	-	201,424
Common stock subscription received in June 2007	-	-	-	-	-	84,000	-	84,000
Common stock issued in June 2007 at $0.02 per share for services rendered issued at fair value of $0.10 per share	-	-	4,200,000	4,200	415,800	(84,000)	-	336,000
Common stock issued in connection with options exercised at $0.01 per share in June 2007	-	-	137,500	138	1,237	-	-	1,375
Common stock issued in connection with options exercised at $0.001 per share in July 2007	-	-	100,000	100	-	-	-	100
Common stock issued in connection with options exercised at $0.01 per share in July 2007	-	-	204,000	204	1,836	-	-	2,040
Common stock subscription received in September 2007	-	-	-	-	-	29,513	-	29,513

See the accompanying notes to the consolidated financial statements.

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (CONTINUED)
From September 7, 2004 (date of inception) through December 31, 2007 RESTATED

							Deficit
	Preferred Series A		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total

Common stock issued in September 2007 at $0.02 per share for services rendered issued at fair value of $0.10 per share	-	-	1,475,631	1,476	146,087	(29,513)	-	118,050
Common stock issued in connection with options exercised at $0.001 per share in October 2007	-	-	300,000	300	-	-	-	300
Common stock issued in connection with options exercised at $0.01 per share in December 2007	-	-	110,000	110	990	-	-	1,100
Common stock issued in connection with options exercised at $0.02 per share in December 2007	-	-	50,000	50	950	-	-	1,000
Effect of merger with New Cardio, Inc. (Formerly Marine Park Holdings, Inc.) on December 27, 2007	-	-	1,554,985	1,555	(1,555)	-	-	-
Effective with the merger, the conversion of the preferred stock to common shares at December 27, 2007	(4,563,206)	(456)	4,563,206	4,563	(4,107)	-	-	-
Effective with the merger, the conversion of the Series A-2 preferred stock to common shares at December 27, 2007	-	-	2,592,000	2,592	256,608	-	-	259,200
Effective with the merger, the conversion of convertible debentures inclusive of interest to common shares at December 27, 2007	-	-	267,900	268	196,691	-	-	196,959
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	-	-	592,131	592	425,742	-	-	426,334
Fair value of warrants issued for as compensation for financing	-	-	-	-	355,034	-	-	355,034
Fair value of warrants issued in conjunction with convertible debentures	-	-	-	-	598,693	-	-	598,693
Beneficial conversion feature of preferred stock	-	-	-	-	2,817,710	-	-	2,817,710
Dividend on preferred stock	-	-	-	-	-	-	(2,817,710)	(2,817,710)
Net loss	-	-	-	-	-	-	(3,185,141)	(3,185,141)
	-	$-	20,237,522	$20,238	$5,853,154	$-	$(7,158,108)	$(1,284,716)

See the accompanying notes to the consolidated financial statements.

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			From September 7, 2004
	For the year ended December 31,		(date of inception) through
	2007 Restated	2006	December 31, 2007 Restated
Cash flows from operating activities:
Net loss for the period	$(3,185,141)	$(378,175)	$(4,340,398)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	594		594
Common stock issued to founders for services rendered	-	-	3,177
Common stock issued for intellectual property	-	-	260
Common stock issued for services rendered	454,050	35,338	489,388
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	426,334	-	426,334
Series A-Preferred stock issued to founders for services rendered	-	-	45,632
Series A-2-Preferred stock issued for services rendered	-	-	180,121
Notes payable issued in conjunction with services rendered	-	10,316	10,316
Fair value of options issued for services rendered	201,424	76,818	323,062
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	-	-	232,502
Fair value of warrants issued in settlement of convertible debentures	598,692	-	598,692
Amortization of debt discount attributable to subordinated convertible debt	5,058	655	5,713
Increase (decrease) in:
Accounts payable and accrued liabilities	364,454	205,686	790,705
Net cash used in operating activities	(1,134,535)	(49,362)	(1,233,902)

Cash flows from investing activities:
Purchase of property plant and equipment	(8,281)	-	(8,281)
Purchase of short term investment	(5,000,000)	-	(5,000,000)
Net cash provided by (used in) investing activities	(5,008,281)	-	(5,008,281)

Cash flows from financing activities:
Proceeds from exercise of common stock options	5,916	-	6,216
Proceeds from the sale of Series A-2 preferred stock	-	-	79,079
Proceeds from sale of Series A preferred stock	7,342,500		7,342,500
Proceeds from sale of common stock	113,513		113,513
Proceeds from convertible debt, net	157,500	20,000	177,500
Net cash provided by financing activities	7,619,429	20,000	7,718,808

Net increase (decrease) in cash	1,476,613	(29,362)	1,476,625
Cash at beginning of period	12	29,374	-

Cash at end of period	$1,476,625	$12	$1,476,625

Supplemental disclosures of cash flow information:
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

Non cash transactions:
Fair value of warrants issued as compensation for financing	$355,034	$-	$355,034
Beneficial conversion feature of redeemable preferred stock	$2,817,710		$2,817,710
Preferred stock dividend	$2,817,710	$-	$2,817,710

See the accompanying notes to the consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Basis and business presentation

NewCardio, Inc. (the “Company”) was incorporated under the laws of the State of Delaware in September 2004.  The Company is in the development stage, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7") and its efforts have been principally devoted to developing cardiac diagnostics equipment in the United States. To date, the Company has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2007, the Company has accumulated losses of $7,158,108.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary NewCardio Technologies, Inc. (“New Cardio Technologies”).  All significant intercompany balances and transactions have been eliminated in consolidation.

Merger and Corporate Restructure

On December 27, 2007, the Company consummated a reverse merger by entering into a share exchange agreement (the “Share Exchange”) with the stockholders of NewCardio, Inc., pursuant to which the stockholders of NewCardio, Inc.  exchanged all of the issued and outstanding capital stock of NewCardio, Inc. for 18,682,537 shares of common stock of Marine Park Holdings, Inc. (“Marine Park Holdings”) representing 92% of Marine Park Holdings’ outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of common stock of Marine Park Holdings held by certain stockholders of Marine Park Holdings made concurrently with the Share Exchange.

As a result of the Share Exchange, there was a change in control of the Company.  In accordance with SFAS No. 141, NewCardio, Inc. was the acquiring entity. In substance the Agreement is a recapitalization of NewCardio, Inc.’s capital structure rather than a business combination.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition with New Cardio, Inc.  as the surviving entity. The total purchase price and carrying value of net assets acquired was $-0-. NewCardio, Inc. did not recognize goodwill or any intangible assets in connection with the transaction. Prior to the Share Exchange, Marine Park Holdings was an inactive corporation with no significant assets and liabilities.

The accompanying financial statements present the historical financial condition, results of operations and cash flows of New Cardio, Inc.prior to the Merger.

The total consideration paid was $-0- and the significant components of the transaction are as follows:

Assets:	$-0-
Liabilities:
Net liabilities assumed	$-0-
Total consideration:	$-0-

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” ("SAB 101").  SAB 101 requires that four basic  criteria must be met before  revenue can be recognized :(1) persuasive  evidence of an arrangement  exists;  (2) delivery has occurred; (3) the  selling  price is fixed and  determinable;  and (4)  collectibility  is reasonably  assured.  Determination  of  criteria  (3)  and  (4)  are  based  on management's  judgments  regarding the fixed nature of the selling prices of the products  delivered and the  collectibility  of those  amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition.  The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables."  Also, SAB 104 incorporates portions of the Revenue  Recognition in Financial  Statements - Frequently Asked Questions  and  Answers  document  that the SEC staff  considered  relevant  and rescinds  the  remainder.   The  company's  revenue  recognition   policies  are consistent  with  this  guidance;  therefore,  this  guidance  will  not have an immediate impact on the company's consolidated financial statements.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Debt and Equity Securities

The Company follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) . The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. These security classifications may be modified after acquisition only under certain specified conditions. Securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

Short-term investments consist of a bank certificate of deposit that matures within the next 12 months.

Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 years.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material. Fully diluted shares outstanding were 14,859,674 and 8,427,822 for the years ended December 31, 2007 and 2006, respectively.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock based compensation

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (revised 2004), Share-Based Payment" which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement 123R supersedes APB opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows". Generally, the approach in Statement 123R is similar to the approach described in Statement 123.  However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement.  The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. The Company implemented SFAS No. 123(R) on January 1, 2006 using the modified prospective method.

As more fully described in Note 9 below, the Company granted stock options over the years to employees of the Company under a non-qualified employee stock option plan.  As more fully described in Note 9 below, the Company granted 2,630,000 and 350,000 stock options during the year ended December 31, 2007 and 2006, respectively to employees and directors of the Company under a non-qualified employee stock option plan.

As of December 31, 2007, 3,000,000 employee stock options were outstanding with 1,096,182 exercisable.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company incurred research and development expenses of $369,674, $246,782 and $1,159,026 for the years ended December 31, 2007 and 2006 and from September 7, 2004 (date of inception) through December 31, 2007, respectively.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The carrying amount for the Series A convertible preferred stock approximate fair value.

Liquidity

As shown in the accompanying financial statements, the Company incurred net loss from operations of $3,245,774 from its inception on September 7, 2004 through December 31, 2007.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In February 2006, the FASB issued SFAS No. 155. “Accounting for certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140,”  or SFAS No. 155. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFAS No. 155 did not have a material impact on our financial position, results of operations or cash flows.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48). “Accounting for uncertainty in Income Taxes”. FIN 48 clarifies the accounting for Income Taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and clearly scopes income taxes out of SFAS 5, “  Accounting for Contingencies”.  FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position, operations or cash flows for the year ending December 31, 2007 (See Note 10).

In September 2006 the Financial Account Standards Board (the “FASB”) issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. FAS 157 effective date is for fiscal years beginning after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In September 2006 the FASB issued its Statement of Financial Accounting Standards 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”.. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to  the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company does not expect adoption of this FSP will have a material impact on its financial position, operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value.  SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)"), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008.  Earlier adoption is prohibited and the Company is currently evaluating the effect, if any, that the adoption will have on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51"  ("SFAS No. 160"), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets.  SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008.  Earlier adoption is prohibited and the Company is currently evaluating the effect, if any, that the adoption will have on its financial position, results of operations or cash flows.

NOTE 2 - PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment at December 31, 2007 and 2006 are as follows:

	2007	2006
Computer equipment	$8,281	$-0-
Less: accumulated depreciation	(594)	(-0-)
	$7,687	$-0-

The Company uses the straight line method of depreciation over 3 years. During the years ended December 31, 2007 and 2006, depreciation expense charged to operations was $594 and $-0-, respectively.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 3 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company has consulting agreements with independent contractors, certain of whom are also Company stockholders. See also Footnote 4 for related party transactions. The agreements are generally short term and milestones based and include cash compensation, equity compensation or a combination thereof.  Accounts payable and accrued liabilities at December 31, 2007 and 2006 are comprised of costs incurred in product development in addition to costs of operations.

NOTE 4 – RELATED PARTY TRANSACTIONS

Notes payable related party is comprised of a promissory note totaling $10,316 due November 15, 2008 with interest at 4.9% due upon maturity to a former director.

In October 2006, the Company came to a mutually-agreed lump-sum settlement of $95,000 plus expenses of approximately $42,000 with a former director of the Company for services rendered and expenses incurred from September 2004 through August 2006 for managing our clinical trials and the related peer reviewed publications process. He was a director from August 2005 to June 2006. This amount was payable at December 31, 2006, with payment subject to the company having sufficient capital resources if and when it obtains financing.  The Company paid $111,000 following the December 27, 2007 financing and the balance in the first quarter of 2008.

In September 2007, the Company entered into a three-year consulting agreement with E4, LLC, a greater than 5% shareholder of the Company. The Company sold E4, LLC 1,475,631 shares of common stock for $0.02 per share for cash, or $29,513. The consultant also receives monthly cash payments of $24,000 as part of this consulting agreement. His services are to provide business guidance, and primarily in areas related to sales, marketing and business strategy. At December 31, 2007 the Company owed E4, LLC $84,000 that was subsequently paid in January 2008.

Another former director received $40,000 as consulting fees during the year ended December 31, 2007, all of which was paid as of year end.

NOTE 5 – SUBORDINATED CONVERTIBLE NOTES PAYABLE

Subordinated convertible notes payable are comprised of the following:

	December 31, 2007	December 31, 2006
6% subordinated convertible promissory note, due August 2007; net of unamortized discount of $-0- and $917, respectively	$-	$19,083

All subordinated convertible notes payable outstanding as of December 31, 2006 and subsequent issuances during the two years ended December 31, 2007 were issued by the accounting predecessor and were converted to common stock at the time of the Merger and corporate restructure (see note 1) or was repaid at the closing of the Series A 10% Preferred Stock issuance (see note 6).

A summary of common shares issued at December 27, 2007 in exchange for previously issued convertible debt instruments is as follows:

	Principal	Accrued Interest	Number of Shares Issued	Conversion price per share
6% Subordinated convertible notes dated August 2006	$20,000	$1,677	22,815	$0.95
6% Subordinated convertible notes dated February 2007	2,500	130	2,768	$0.95
5% Subordinated convertible notes dated July 2007	25,000	2,500	38,596	$0.7125
5% Subordinated convertible notes dated September 2007	123,957	12,396	191,371	$0.7125
5% Subordinated convertible notes dated November 2007	8,000	8,800	12,350	$0.7125
Total common stock issued in settlement of convertible notes payable and accrued interest			267,900

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 5 – SUBORDINATED CONVERTIBLE NOTES PAYABLE (continued)

6% Subordinated convertible notes

In August 2006, in connection with a private placement, the Company issued 6% subordinated convertible promissory notes in the aggregate of $20,000 and attached to the notes were warrants to purchase 20,000 shares of common stock at a price of $0.50 per share for five years. The principal amounts of the notes, along with accrued and unpaid interest, were due in full in August, 2007.  The effective interest rate at the date of inception was 6.52% per annum

The promissory notes are unsecured and convertible automatically to common stock subject to the completion of a “qualified equity financing” transaction as defined as $2,000,000 in equity financing before maturity (1 year) of the notes.

The warrants do not have registration rights for the underlying shares. Since the contract may be settled by the delivery of unregistered shares and the delivery of the unregistered shares is within the control of the Company, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the net value of the warrants at the date of issuance was recorded as equity.

The Company had recognized the value attributable to the warrants, being $ 1,572, to additional paid-in capital and a discount against the convertible notes payable in accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (EITF 00-27).  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.90%, a dividend yield of 0%, and volatility of 145.49%. The debt discount attributed to the warrants is amortized over the convertible notes payable maturity period of one year as interest expense. For the years ended December 31, 2007 and 2006, the Company amortized and charged to interest $655 and $917 and of debt discounts attributable to subordinated convertible notes payable, respectively

On December 27, 2007, the Company issued 22,815 shares of common stock at $0.95 per share in exchange for the subordinated convertible notes and accrued and unpaid interest.

In February 2007, in connection with a private placement, the Company issued 6% subordinated convertible promissory notes in the aggregate of $2,500 and attached to the notes were warrants to purchase 5,000 shares of common stock at a price of $0.50 per share for five years. The principal amounts of the notes, along with accrued and unpaid interest, are due in full in February, 2008.  The effective interest rate at the date of inception was 6.22% per annum.

The promissory notes are unsecured and convertible automatically to common stock subject to the completion of a “qualified equity financing” transaction as defined as $2,000,000 in equity financing before maturity (1 year) of the notes.

The warrants do not have registration rights for the underlying shares. Since the contract may be settled by the delivery of unregistered shares and the delivery of the unregistered shares is within the control of the Company, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the net value of the warrants at the date of issuance was recorded as equity.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 5 – SUBORDINATED CONVERTIBLE NOTES PAYABLE (continued)

The Company had recognized the value attributable to the warrants, being $86, to additional paid-in capital and a discount against the convertible notes payable in accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (EITF 00-27).  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.81%, a dividend yield of 0%, and volatility of 77.81%. The debt discount attributed to the warrants is amortized over the convertible notes payable maturity period of one year as interest expense. For the year ended December 31, 2007, the Company amortized and charged to interest $86 of debt discounts attributable to subordinated convertible notes payable, respectively.

On December 27, 2007, the Company issued 2,768 shares of common stock at $0.95 per share in exchange for the subordinated convertible notes and accrued and unpaid interest.

8% subordinated convertible notes

In April 2007, in connection with a private placement, the Company issued 8% a subordinated convertible promissory note in the aggregate of $50,000 .The principal amounts of the notes, along with accrued and unpaid interest, are due in full one year from issuance.

In the event the Company consummates, prior to maturity, a convertible note and warrant debt financing amounting to at least $250,000 in convertible note principal to the Company, all principal and interest then outstanding under the note shall be converted into the form of convertible promissory note issued and holder of the note shall be afforded the same terms and conditions offered to all investors.

In May 2007, in connection with a private placement, the Company issued 8% a subordinated convertible promissory note in the aggregate of $12,000.  The principal amounts of the notes, along with accrued and unpaid interest, are due in full one year from issuance.

In the event the Company consummates, prior to maturity, a convertible note and warrant debt financing amounting to at least $250,000 in convertible note principal to the Company, all principal and interest then outstanding under the note shall be converted into the form of convertible promissory note issued and holder of the note shall be afforded the same terms and conditions offered to all investors

In September, 2007, the April and May 2007  8% subordinated convertible promissory notes along with accrued interest of $1,957 were converted to the same terms and conditions as the 5% subordinated convertible notes described below.

5% subordinated convertible notes

In June 2007, in connection with a private placement, the Company issued a 5% subordinated convertible promissory note in the aggregate of $250,000. The unpaid principal amounts of the notes times a premium factor of 1.10, along with accrued and unpaid interest, are due in full in June 2008.  Additionally the Company agreed to issue additional shares in the event of a completion of a recapitalization. In conjunction with the issuance of the subordinated convertible promissory note, the Company issued options to purchase 50,000 shares of the Company’s common stock for 142 days (see below).

In July 2007, in connection with a private placement, the Company issued a 5% subordinated convertible promissory note in the aggregate of $25,000. The unpaid principal amounts of the notes times a premium factor of 1.10, along with accrued and unpaid interest, are due in full in July 2008.  Additionally the Company agreed to issue additional shares in the event of a completion of a recapitalization.

In September 2007, the 8% subordinated convertible notes as described above of $62,000 along with accrued interest of $1,957 were converted to the 5% subordinated convertible promissory notes.  The unpaid principal amounts of the notes times a premium factor of 1.10, along with accrued and unpaid interest, are due in full in September 2008. Additionally the Company agreed to issue additional shares in the event of a completion of a recapitalization.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 5 – SUBORDINATED CONVERTIBLE NOTES PAYABLE (continued)

In September 2007, in connection with a private placement, the Company issued a 5% subordinated convertible promissory note in the aggregate of $60,000 and in conjunction with the convertible promissory note, options to purchase 50,000 of the Company’s common stock at a price of $0.02 per share expiring November 30, 2007. The unpaid principal amounts of the notes times a premium factor of 1.10, along with accrued and unpaid interest, are due in full in September 2008.  Additionally the Company agreed to issue additional shares in the event of a completion of a recapitalization.

In November 2007, in connection with a private placement, the Company issued a 5% subordinated convertible promissory note in the aggregate of $8,000. The unpaid principal amounts of the notes times a premium factor of 1.10, along with accrued and unpaid interest, are due in full in November 2008.  Additionally the Company agreed to issue additional shares in the event of a completion of a recapitalization.

In December 2007, in connection with a private placement, the Company issued a 5% subordinated convertible promissory note in the aggregate of $50,000. The unpaid principal amounts of the notes times a premium factor of 1.10, along with accrued and unpaid interest, are due in full in December 2008.  Additionally the Company agreed to issue additional shares in the event of a completion of a recapitalization.

The options do not have registration rights for the underlying shares. Since the contract may be settled by the delivery of unregistered shares and the delivery of the unregistered shares is within the control of the Company, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the net value of the options at the date of issuance was recorded as equity.

The Company had recognized the value attributable to the options, being $4,055, to additional paid-in capital and a discount against the convertible notes payable in accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (EITF 00-27).  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 142 days, an average risk free interest rate of 5.04%, a dividend yield of 0%, and volatility of 153.51%. The debt discount attributed to the options is amortized over the convertible notes payable maturity period of one year as interest expense. For the year ended December 31, 2007, the Company amortized and charged to interest $4,055 of debt discounts attributable to subordinated convertible notes payable.

In the event the Company closes, prior to maturity, a transaction as a publicly traded Company involving a private placement in public equity (“PIPE”) with an aggregate sales price of not less than $2,500,000, then the note holders, at their option, can convert any unpaid principal of the note multiplied by the premium factor of 1.0 into PIPE stock at a conversion price equal to the cash price paid by investors in a Qualified PIPE multiplied by a factor of 0.75. Additionally, the Company is required to issue warrants in the event of qualified PIPE transactions, the terms, exercise price and number of warrants are contingent to the future terms and conditions of a possible qualifying PIPE transaction.

In accordance with EITF 00-27, the Company did not record the contingent beneficial conversion features or warrants.  Should the contingent event (“triggering event”) occur, the Company is required to record the intrinsic value of the conversion feature and the fair value of any warrants issued under the note’s terms and conditions.

On December 27, 2007, the Company issued 242,317 shares of common stock at $0.7125 per share in exchange for $156,957 in subordinated convertible notes and accrued and unpaid interest.  Additionally, the Company issued and paid cash for the remaining $300,000 in subordinated convertible notes and accrued and unpaid interest including a 10% payoff fee. In conjunction with the settlement of the 5% subordinated convertible notes, the Company issued an aggregate of 592,131 additional shares plus 592,131 warrants to purchase its common stock at $0.96 per share and 473,705 at $1.15 per share expiring June 27, 2012.  The fair value of the additional shares at $0.72 per share totaling $426,334 and the fair value (determined below) of the warrants of $598,692 was charged to current year operations as interest, net.

The fair values of the warrants were determined using the Black-Scholes option pricing model with the following assumptions:  Term: contract: market value: $0.72; dividend yield: -0-%; risk free rate: 3.64%, Volatility: 121.06%.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6-   REDEEMABLE SECURITIES

Series A-2 – Convertible Preferred Stock

The series A-2 – Convertible Preferred Stock was issued by the accounting predecessor and was converted to common at the time of the recapitalization on December 27, 2007 (see below) on a one-to-one share basis.

The Company is authorized to issue 2,592,000 shares of Series A-2 preferred stock with a par value of $0.0001 per share.

In June 2005, the Company sold through private placement 839,790 shares at $0.094 per share, net.

In June 2005, the Company issued 1,752,210 shares as reimbursement for previously incurred expenses and for services rendered. The Company valued the shares at $.10 per share, which approximated the fair value of the reimbursed costs and services rendered and did not differ materially from the fair value of the preferred shares issued during the period.

The Series A-2 preferred stock is convertible into the Company’s common stock at an initial conversion rate of one for one subject to certain anti-dilution provisions in the event the Company issues shares of its common stock or common stock equivalents below the stated conversion price. Changes to the conversion price are charged to operations and included in unrealized gain (loss) relating to adjustment of derivative and to fair value of underlying securities.

The Company is obligated to redeem the Series A-2 Preferred Stock if requested by the holders at any time after the fifth anniversary of the original issue date from any funds legally available for such purpose.  The Company shall effect redemptions by paying cash in an amount equal to the greater of (i) the original issue price for the Series A-2 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus all declared by unpaid dividends on such shares for each Series A-2 Preferred stock then outstanding or (ii) the fair market value of such shares of Series A-2 Preferred Stock.

Each share of Series A-2 preferred stock shall be automatically converted into common stock at the conversion price at the time in effect for such share immediately upon the earlier of (i) the Company’s sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under Securities Act of 1933 which results in an aggregate cash proceeds to the Company of not less than $20,000,000 or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of the Series A-2 preferred stock.

The holders of record of the Series A-2 Preferred shall be entitled to receive non cumulative dividends at the rate of eight percent per annum (8%) on the original issue price when, if and as declared by the Board of Directors, if ever and only shall be entitled to receive payments out of funds that are legally available in preference to holders of any other stock of the Company. These dividends are not recorded until declared by the Company.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary,  and in preference to any distribution of any assets of the Company to holders of any junior stock and before any distribution or payment is made with respect to any Common Stock, holders of each share of the Series A-2 Preferred shall be entitled to be paid an amount equal to $0.10 per share subject to adjustment for stock splits, stock dividends, reorganizations, reclassification or other similar events. Upon completion of a liquidation required by any series of Preferred Stock that from time to time come into existence, if assets remain in the Company, such assets shall be distributed ratably to the holders of the Common Stock and holders of the Preferred Stock on an as-converted basis.

Attached to the Series A-2 preferred shares, the Company issued warrants to purchase shares of the Company’s common stock at $0.10 per share for the next five years.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $0; volatility 141.5%; risk free interest rate: 3.84%.  The fair value of the warrants of $232,502 was charged to operations in the year ended December 31, 2005.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6-   REDEEMABLE SECURITIES (continued)

Although the redemption is not certain to occur, the Series A-2 Convertible Preferred stock is required to be classified as a liability in the balance sheet and is stated at redemption value which approximates fair value.

On December 27, 2007, the Company issued 2,592,000 shares of common stock in exchange for outstanding shares of Series A-2 Preferred Stock.

Series A – 10% Convertible Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $ 0.001 per share.  The Company's preferred stock may be divided into such series as may be established by the Board of Directors. The Board of Directors may fix and determine the relative rights and preferences of the shares of any series established.

In December, 2007, the Board of Directors authorized the issuance of up to 12,000 shares of Series A 10% convertible non-voting preferred stock (“Series A”) having a stated value of $1,000 per share. The Series A shares are convertible at any time, at the option of the holder, into the Company’s common stock at an initial conversion rate determined by dividing the stated value of $1,000 by the initial conversion price of $0.95 per share. The conversion price is subject to certain anti-dilution provisions in the event the Company issues shares of its common stock or common stock equivalents below the stated conversion price or pays a stock dividend or otherwise makes a distribution payable in shares of common stock, with the exception of any shares issued upon conversion or payment of dividend on this issuance, or other similar events such as stock splits or common stock reclassifications. Changes to the conversion price, if any, will be charged to operations and included in unrealized gain (loss) relating to adjustment of derivative and to fair value of underlying securities.

The holders are entitled to receive a cumulative 10% dividend based on the stated value of $1,000 per share, payable on the calendar quarter in cash or in shares of its common stock with certain discounts, at the Company’s option.

Upon any liquidation, dissolution or winding-up of the Company, the Series A shareholders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to 120% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each Series A share before any distribution or payment shall be made to the holders of any other securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Series A shareholders shall be ratably distributed among the Series A shareholders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation value as of December 31, 2007 was $9,840,000 plus accrued dividends of $9,111.

In December 2007, the Company issued 8,200 Series A shares at $1,000 per share to accredited investors in a private placement. The Company received $8,200,000 less issuance costs totaling $1,312,534. Net cash proceeds at December 31, 2007 were $ 7,342,500. The balance of the costs includes an accrual paid in January and the value of a fee warrant issued in conjunction with the financing. The issuance costs have been recorded as a reduction in the 'Shares subject to redemption'.

Under the terms of the Series A Stock Certificate of Designation, the Company may be required to redeem the Series A shares for cash in an amount equal to the Series A stated value, plus accrued and unpaid dividends , upon the occurrence of  certain events , including the change in control of the Company.

As a result of this obligation, the Company has determined the Series A shares includes  redemption features that have the potential to be outside the control of the Company, and accordingly, the Company has classified the Series A  shares  outside of shareholders’ equity in accordance with Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (“EITF Topic D-98”). In accordance with EITF Topic D-98, the fair value allocated to the Preferred Stock at the date of issuance was recorded outside of common shareholders’ equity in the accompanying consolidated balance sheet.

In accordance with Emerging Issues Task Force (“EITF”) No.00-27, “ Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments ”, a portion of the proceeds were allocated to the warrants based on their fair value, which totaled $4,802,973 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $2,817,710 to the Series A preferred shares based upon the difference between the effective conversion price of those shares and the fair value of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 121.06%, (3) risk-free interest rate of 3.37% to 3.64%, and (4) expected life of 1 to 5 years. The amount attributable to the beneficial conversion feature has been recoded as a dividend to the preferred shareholders. Since the redemption feature of the preferred stock is contingent on the occurrence of future events, we will not accrete the carrying value of the preferred stock to redemption value until the occurrence of those future events becomes probable.

The Company’s Series A Shares are redeemable under certain conditions, including:

•	The Company effecting a merger or consolidation with another entity
•	The Company sells all or substantially all of the Company’s assets
•	The Company’s shareholders approve a render or exchange offer, or
•	The Company’s holders of the common stock exchange their shares for securities or cash

The redemption feature of the Series A Shares is contingent on the occurrence of any of the above   events and the Company believes the occurrence of any  these  events not to be probable. Accordingly, upon the occurrence of one of the events, the Series A shares will become redeemable and the Company  will accrete the carrying value of the Series A Shares  to redemption value.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6-   REDEEMABLE SECURITIES (continued)

Registration Rights Agreement

In connection with the December 27, 2007 private placement, the Company entered into a registration rights agreement with the purchasers of the Series A shares, which, as amended, requires the Company to obtain an effective registration statement with the SEC covering the sale of the common stock issuable upon conversion of the Series A shares on or before August 31, 2008. If the Company is unable to obtain an effective registration statement by that date, the Company will have to pay liquidated damages in cash to the holders of the Series A shares beginning on September 1, 2008.  The amount of liquidated damages that may be due is calculated by the following formula: up to a maximum of 20% of the aggregate subscription amount paid by each purchaser of the Series A shares on the percentage of the total Series A shares purchased by each purchaser that the SEC will allow us to register under Rule 415.  The Company estimates that percentage to be 33% of the total outstanding shares held by non-affiliates of the Company, or 4,112,753 shares of common stock.  Based on this formula the Company may be obligated to pay up to $781,423 in liquidated damages. The Company has filed a registration statement with the SEC for the sale of the common stock underlying the Series A shares. However, the registration statement is currently the subject of an SEC review and, to date, has not been declared effective.

The Company has not recorded a liability in connection with the registration rights agreement because, in accordance with SFAS No. 5,  Accounting for Contingencies , management has concluded that it is not probable that the Company will make any payments under the liquidated damages provisions of the registration rights agreement.

The Company, after the effective date of the registration, and with certain market conditions, can force redemption of the Series A 10% Convertible Preferred Stock.

As additional consideration for the purchase of the Series A shares, the Company granted to the holders of the Series A shares warrants entitling it to purchase 5,178,947 common shares of the Company’s common stock at the price of $1.14 per share expiring five years from issuance, and exercisable after one year on a net cashless basis. 5,157,895 J Warrants were also issued at $1.235 per share expiring one year from issuance. In addition, J-A Warrants totaling 3,094,737 are issuable at $1.425 share, contingent on the exercise of the J Warrants. For accounting purposes they have the one-year life as they are linked to the J Warrants. If the J Warrants are exercised, these warrants become 5-year warrants with a net cashless provision. None of the warrants have registration rights. The Company estimated the fair value at date of issue of the stock purchase warrants issued in connection with the private placement to be $4,802,973 using the Black-Scholes formula assuming no dividends, a risk-free interest rate of 3.37% to 3.64%, expected volatility of 121.06%, and expected warrant life of one to five years. Since the Company may be obligated to settle the warrants in cash, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company has recorded the fair value of the warrants as a derivative liability. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $ 4,802,973 and a reduction in value of shares subject to redemption.  Any change in fair value was recorded as non-operating, non-cash income or expense at each reporting date.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 7- WARRANT LIABILITY

As described in Note 6 above, the Company issued warrants in conjunction with the sale of Series A Preferred stock.  These warrants contain a “fundamental transaction” clause that if while the warrant(s) are outstanding, the Company effects any merger or consolidation of the Company with or into another Person, or other similar transactions as defined in the warrant agreement, the warrant holders can demand net cash settlement.

As the contracts contain a provision that could require cash settlement , pursuant to  EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the warrants were recorded as a derivative liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity. The fair value of the warrants were determined using a Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price volatility and contractual term. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $4,802,973 (see Note 6) and charged as a reduction of the preferred stock carrying value. Subsequent to the initial issuance date, the Company will be required to adjust to fair value the warrant as an adjustment to current period operations.

As of the date of the financial statements, the Company believes an event that would create an obligation to settle the stock purchase warrants in cash or other current assets are remote and has classified the obligation as a long term liability.

NOTE 8 – STOCKHOLDERS EQUITY

Series A – Convertible Preferred Stock

At the time of its founding in September 2004, NewCardio Technologies issued 4,563,206 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, to certain persons for costs incurred and services rendered.  The shares of Series A Preferred Stock were valued at $0.01 per share at the time of issuance.  In December 2007, in conjunction with the Share Exchange, the Series A Preferred Stock was converted on a one share-to-one share basis into 4,563,206 shares of common stock.

Common Stock

 The Company is authorized to issue 99,000,000 shares of common stock with a par value of $0.001 per share.

In September 2004, the Company issued 3,436,794 shares of its common stock to founders and consultants in exchange for services and intellectual property at $0.001 per share.

In November 2004, the Company issued 300,000 shares of its common stock in exchange for options exercised at $0.001 per share.

In March 2006, the Company issued 278,375 shares of its common stock for services rendered at $0.10 per share. All valuations of common stock issued for services were based upon value of the services rendered, which did not differ materially from the fair value of the Company’s common stock during the period the services were rendered.

In October 2006, the Company issued 75,000 shares of its common stock for services rendered at $0.10 per share. All valuations of common stock issued for services were based upon value of the services rendered, which did not differ materially from the fair value of the Company’s common stock during the period the services were rendered.

In June 2007, the Company sold 4,200,000 shares of common stock valued at $0.10 per share for $0.02 per share, or $84,000. The remaining $0.08 per share value was issued as compensation for services valued at $336,000. The valuation of common stock issued for services was based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.  The difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation.

In September 2007, the Company sold 1,475,631 shares of common stock valued at $0.10 per share, for $0.02 per share, or $29,513. The remaining $0.08 per share was issued as compensation for services rendered. The difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation, which did not differ materially from the fair value of the common stock during the period the services were rendered. 25% of the shares were fully vested at the time of sale. The remaining shares are subject to a repurchase right that diminishes over a 36-month period.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 9 -STOCK OPTIONS AND WARRANTS

Warrants

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2007:

		Warrants Outstanding			Warrants Exercisable
		Weighted Average
	Number	Remaining Contractual	Weighted Average	Number	Weighted Average
Exercise Price	Outstanding	Life (years)	Exercise price	Exercisable	Exercise Price
$0.10	2,592,000	2.47	$0.10	2,592,000	$0.10
0.50	25,000	3.65	0.50	22,500	0.50
0.95	604,211	4.99	0.95	604,211	0.95
0.96	592,131	4.50	0.96	592,131	0.96
1.14	5,178,947	4.99	1.14	5,178,947	1.14
1.15	473,705	4.50	1.15	473,705	1.15
1.235	5,157,895	.99	1.235	5,157,895	1.235
1.425	3,094,737	.99	1.425	-	1.425

Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2005	2,592,000	$0.10
Granted	20,000	0.50
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2006	2,612,000	0.11
Granted	15,106,626	1.22
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2007	17,718,626	$1.06

Warrants granted during the period ended December 31, 2005 totaling 2,592,000 were issued in connection with the issuance of Series A-2 preferred stock. The warrants are exercisable until five years after the date of issuance at a purchase price of $0.10 per share. The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $0; volatility 141.5%; risk free interest rate: 3.84%.  The fair value of the warrants of $232,502 was charged to operations in the year ended December 31, 2005.

For the year ended December 31, 2006, warrants totaling 20,000 were issued in connection with debt financing. The warrants are exercisable until five years after date of issuance with a purchase price of $0.50 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 145.49% and risk free rate of 4.90%.  The Company recorded a debt discount related to the debt financing of $1,572 in the year ended December 31, 2006.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 9 -STOCK OPTIONS AND WARRANTS (continued)

For the year ended December 31, 2007, warrants totaling 5,000 issued in connection with debt financing. The warrants are exercisable until five years after date of issuance with a purchase price of $0.50 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 77.81% and risk free rate of 4.81%.  The Company recorded a debt discount related to the debt financing of $86 in the year ended December 31, 2007.

For the year ended December 31, 2007, warrants totaling 1,065,836 issued in connection with convertible debentures. The warrants are exercisable until June 27, 2012 with 592,131 warrants with a purchase price of $0.96 per share and 473,705 warrants at $1.15 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 121.06% and risk free rate of 3.64%.  The Company recorded a debt discount related to the debt financing of $598,692 in the year ended December 31, 2007.

For the year ended December 31, 2007, warrants totaling 604,211 issued in connection with services rendered. The warrants are exercisable five years from the date of issuance with a purchase price of $0.95 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 121.06% and risk free rate of 3.64%.  The Company recorded a charge to operations of $355,034 in the year ended December 31, 2007.

For the year ended December 31, 2007, warrants totaling 13,431,579 issued in connection with the issuance of the Series A – 10% convertible preferred stock. The general descriptions and the methods and assumptions of fair value are described below:

	Series A Warrants	Series J Warrants	Series J-A Warrants
Number of warrants	5,178,947	5,157,895	3,094,737
Exercise price	$1.14	$1.235	$1.425
Term	5 years	1 year	1 year (a)
Black Scholes Assumptions:
Dividend yield:	-0-%	-0-%	-0-%
Volatility	121.06%	121.06%	121.06%
Risk free rate:	3.64%	3.37%	3.37%

(a)	In the event that Series J warrants are exercised, the Series J-A warrants will not expire until December 27, 2012.

The Company reduced the value of the shares subject to redemption by $4,802,973 in conjunction in the year ended December 31, 2007.

Non-Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to non employees of the December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Prices	Outstanding	(Years)	Price	Exercisable	Price
$0.001	10,000	6.74	$0.001	10,000	$0.001
0.01	571,959	8.26	0.01	300,188	0.01
0.22	215,000	9.86	0.22	107,708	0.22

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 9 -STOCK OPTIONS AND WARRANTS (continued)

Transactions involving stock options issued to non employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2005:	913,106	$0.006
Granted	439,500	0.01
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2006:	1,352,606	0.007
Granted	480,000	0.16
Exercised	(821,500)	(0.05)
Canceled or expired	(214,147)	(0.06)
Outstanding at December 31, 2007:	796,959	$0.07

During the year December 31, 2007, the Company granted 50,000 non employee stock options in connection with the issuance of convertible debentures with an exercise price of $0.02 per share expiring on November 30, 2007.  The fair value (determined based on the underlying security) of $4,055 is reflected as a debt discount and amortized over the term of the underlying debenture (See Note 5 above).

During the year December 31, 2007, the Company granted an aggregate of 430,000 non employee stock options in connection services rendered with exercise prices of i) 155,000 at $0.01 per share ii) 50,000 at $0.02 per share and iii) 275,000 at $0.22 per share.  The fair values of the vested options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	116.36% to 140.79%
Risk free rate:	4.04% to 5.03%

The fair value of all non-employee options vesting in the year ended December 31, 2007 of $31,397 was charged to current period operations.

During the year December 31, 2006, the Company granted an aggregate of 439,500 non employee stock options in connection services rendered with exercise prices of $0.01 per share.  The fair values of the vested options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	145.49%
Risk free rate:	4.69%

The fair value of all non-employee options vesting in the year ended December 31, 2006 of $49,948 was charged to current period operations.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 9 -STOCK OPTIONS AND WARRANTS (continued)

Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to employees of the Company under a non-qualified employee stock option plan at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Prices	Outstanding	(Years)	Price	Exercisable	Price
$0.001	100,000	6.73	$0.001	81,250	$0.001
0.01	270,000	8.53	0.01	37,709	0.01
0.02	880,000	9.19	0.02	880,000	0.02
0.22	1,750,000	9.90	0.22	97,223	0.22

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2005:	100,000	$0.001
Granted	350,000	0.01
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2006:	450,000	0.004
Granted	2,630,000	0.22
Exercised	(80,000)	0.01
Canceled or expired	-	-
Outstanding at December 31, 2007:	3,000,000	$0.14

During the year ended December 31, 2007, the Company granted 2,630,000 stock options with an exercise price of $0.02 to $0.22 per share expiring ten years from issuance.  The fair value was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	116.36% to 125.34%
Risk free rate:	3.94% to 4.59%

The fair value of all employee options vesting in the year ended December 31, 2007 of $170,027 was charged to current period operations.

During the year ended December 31, 2006, the Company granted 350,000 employee stock options with an exercise price of $0.01 per share expiring ten years from issuance.  The fair value was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	145.49%
Risk free rate:	4.69%

The fair value of all employee options vesting in the year ended December 31, 2006 of $26,870 was charged to current period operations.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 10 – INCOME TAXES

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective January 1, 2007, the Company adopted the provisions of FIN 48, as required. As a result of implementing FIN 48, there has been no adjustment to the Company’s financial statements and the adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements for the year ending December 31, 2007.

Income tax expense for the years ended December 31, 2007 and 2006 are comprised of State taxes which primarily are not based on earnings.  No other income taxes were recorded on the earnings in 2007 as a result of the utilization of the carry forwards.  All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

At December 31, 2007, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards	$7,000,000

Subtotal	7,000,000
Less valuation allowance	(7,000,000)

Balance	$—

NOTE 11 -COMMITMENTS AND CONTINGENCIES

Consulting Agreements

The Company has consulting agreements with independent contractors, certain of whom are also Company stockholders. Of those two are former directors of the Company. We incurred $376,000 ($40,000 in cash compensation, plus the fair value of equity) and $137,000 in fees and expenses to these individuals for the years ended December 31, 2007 and 2006 respectively, in a consulting role.  They were involved in business development (2007) and R&D (clinical trials) (2006). The Agreements are generally short term and milestones based and include cash compensation, equity compensation or a combination thereof.

Operating Lease Commitments

The Company leases office space on a month to month basis at $2,400 at per month.

Litigation

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business.  Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.  There was no outstanding litigation as of December 31, 2007.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 12 – SUBSEQUENT EVENTS

Effective January 23, 2008, Richard D. Brounstein was appointed as the company’s Chief Financial Officer and Secretary and on March 18, 2008 he was also appointed Executive Vice President.

On February 6, 2008, the Company entered into an amendment to the Securities Purchase Agreement, dated as of December 27, 2007 (the “Securities Purchase Agreement”), with certain of the purchaser signatories thereto, pursuant to which the Company clarified that only purchasers who invested at least $2,000,000 in Series A Preferred Stock (the “Series A Preferred”) pursuant to the Securities Purchase Agreement have a right to receive Series J Common Stock Purchase Warrants (the “Series J Warrants”) and Series J-A Common Stock Purchase Warrants (the “Series J-A Warrants”).  The total number of Series J Warrants and Series J-A Warrants issued pursuant to the Securities Purchase Agreement did not change.

On February 6, 2008, the Company entered into an amendment to the Registration Rights Agreement, dated as of December 27, 2007 (the "Rights Agreement"), with certain of the purchaser signatories thereto, pursuant to which the Company remain obligated to register the Series A Preferred only.  The Company is no longer obligated to register the Series A Common Stock Purchase Warrants issued pursuant to the Securities Purchase Agreement, the Series J Warrants or the Series J-A Warrants.
Effective March 18, 2008, Mark Kroll, PhD was elected as a member and chairman of the board of directors and Patrick Maguire, M.D., Ph.D. was elected as a member of the board of directors.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 13 – RESTATEMENT

The accompanying consolidated financial statements as of December 31, 2007; for the year ended December 31, 2007 and for the period from September 7, 2004 (date of inception) through December 31, 2007 have been restated to correct the accounting treatment of  the issuance of Series A Redeemable Preferred Stock, warrants issued in connection with the Series A Redeemable Preferred Stock and related fees and warrants issued in connection with the issuance.

The effect of these adjustments is a decrease in net loss of $3,297,797 for the period from September 7, 2004 (date of inception) through December 31, 2007 and for the year ended December 31, 2007.  There was no effect on cash flows from operating, investing or financing for either period.

The following tables summarize the effects of these adjustments on the Company’s consolidated balance sheet as of December 31, 2007, consolidated statements of operations for the year ended December 31, 2007 and from September 7, 2004 (date of inception) through December 31, 2007 and the consolidated statements of cash flows for the year ended December 31, 2007 and from September 7, 2004 (date of inception) through December 31, 2007.

Consolidated Balance Sheet
December 31, 2007
	As Previously
	Reported	Adjustment		Reference	As Restated
Cash	$1,476,625	$				$1,476,625
Short term investment	$5,000,000	$				$5,000,000
Property, plant and equipment	$7,687	$				$7,687
	$6,484,312		$-			$6,484,312

Accounts payable and accrued liabilities	$871,246	$				$871,246
Note payable, related party, current portion	$10,316	$				$10,316
Shares subject to redemption	$8,200,000		$(8,200,000)	a		$-
Warrant liability	$4,802,973	$				$4,802,973
Total liabilities:	$13,884,535		$(8,200,000)			$5,684,535
					$
Shares subject to redemption	$-		$2,084,493	b		$2,084,493

Common stock	$20,238	$				$20,238
Additional paid in Capital	$3,035,444		$2,817,710	c		$5,853,154
Deficit accumulated during development stage	$(10,455,905)		$3,297,797	d		$(7,158,108)
Total deficiency in stockholders' equity	$(7,400,223)		$6,115,507			$(1,284,716)

	$6,484,312		$-			$6,484,312

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 13 – RESTATEMENT (continued)

Consolidated Statement of Operations
For the Year Ended December 31, 2007

	As Previously
	Reported	Adjustment		Reference	As Restated
Operating expenses:
Selling, general and administrative	$1,729,901	$			$1,729,901
Depreciation	$594	$			$594
Research and development	$369,674	$			$369,674
Total operating expenses	$2,100,169		$-		$2,100,169

Net loss from operations	$(2,100,169)		$-		$(2,100,169)

Other income (expense)
Interest	$(7,200,479)		$6,115,507	e	$(1,084,972)

Net loss before income taxes	$(9,300,648)		$6,115,507		$(3,185,141)

Provision for income taxes	$-		$-		$-

Net loss	$(9,300,648)		$6,115,507		$(3,185,141)

Preferred Stock dividend	$-		$(2,817,710)	f	$(2,817,710)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(9,300,648)		$3,297,797		$(6,002,851)

Net loss per share, basic and diluted	$(0.85)		$0.30		$(0.55)

Consolidated Statement of Operations
From September 7, 2004 (date of inception) through December 31, 2007
	As Previously
	Reported	Adjustment		Reference	As Restated
Operating expenses:
Selling, general and administrative	$2,086,154	$			$2,086,154
Depreciation	$594	$			$594
Research and development	$1,159,026	$			$1,159,026
Total operating expenses	$3,245,774		$-		$3,245,774

Net loss from operations	$(3,245,774)		$-		$(3,245,774)

Other income (expense)
Interest	$(7,210,131)		$6,115,507	e	$(1,094,624)

Net loss before income taxes	$(10,455,905)		$6,115,507		$(4,340,398)

Provision for income taxes	$-		$-		$-

Net loss	$(10,455,905)		$6,115,507		$(4,340,398)

Preferred Stock dividend	$-		$(2,817,710)	f	$(2,817,710)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,455,905)		$3,297,797		$(7,158,108)

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 13 – RESTATEMENT (continued)

Consolidated Statement of Cash Flows
For the Year Ended December 31, 2007
	As Previously
	Reported	Adjustment		Reference	As Restated
Cash flows from operating activities:
Net loss for the period	$(9,300,648)		$6,115,507	e		$(3,185,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$594	$				$594
Financing costs paid in conjunction with issuance of preferred stock	$857,500		$(857,500)	g		$-
Common stock issued for services rendered	$454,050	$				$454,050
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	$426,334	$				$426,334
Fair value of options issued for services rendered	$201,424	$				$201,424
Fair value of warrants issued as compensation for financing	$355,034		$(355,034)	g		$-
Fair value of warrants issued in conjunction with issuance of Series A redeemable preferred stock	$4,802,973		$(4,802,973)	h		$-
Fair value of warrants issued in settlement of convertible debentures	$598,692	$				$598,692
Amortization of debt discount attributable to subordinated convertible debt	$5,058	$				$5,058
Increase (decrease) in:
Accounts payable and accrued liabilities	$464,454		$(100,000)	i		$364,454
Net cash used in operating activities	(1,134,535)		-			(1,134,535)

Cash flows from investing activities:
Purchase of property, plant and equipment	$(8,281)	$				$(8,281)
Purchase of short term investment	$(5,000,000)	$				$(5,000,000)
Net cash used in investing activities	$(5,008,281)		$-			$(5,008,281)

Cash flows from financing activities:
Proceeds from exercise of common stock options	$5,916	$				$5,916
Proceeds from sale of Series A preferred stock	$7,342,500	$				$7,342,500
Proceeds from sale of common stock	$113,513	$				$113,513
Proceeds from convertible debt, net	$157,500	$				$157,500
Net cash provided by financing activities	$7,619,429		$-			$7,619,429

Net increase in cash	$1,476,613		$-			$1,476,613
Cash at beginning of period	$12	$				$12
	$	$			$
Cash at end of period	$1,476,625		$-			$1,476,625

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 13 – RESTATEMENT (continued)

Consolidated Statement of Cash Flows
From September 7, 2004 (date of inception) through December 31, 2007

	As Previously
	Reported	Adjustment		Reference	As Restated
Cash flows from operating activities:
Net loss for the period	$(10,455,905)		$6,115,507	e		$(4,340,398)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$594	$				$594
Financing costs paid in conjunction with issuance of preferred stock	$857,500		$(857,500)	g		$-
Common stock issued to founders for services rendered	$3,177	$				$3,177
Common stock issued for intellectual property	$260	$				$260
Common stock issued for services rendered	$489,388	$				$489,388
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	$426,334	$				$426,334
Series A Preferred stock issued to founders for services rendered	$45,632	$				$45,632
Series A-2 Preferred stock issued for services rendered	$180,121	$				$180,121
Notes payable issued for services rendered	$10,316	$				$10,316
Fair value of options issued for services rendered	$323,062	$				$323,062
Fair value of warrants issued as compensation for financing	$355,034		$(355,034)	g		$-
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	$232,502	$				$232,502
Fair value of warrants issued in conjunction with issuance of Series A redeemable preferred stock	$4,802,973		$(4,802,973)	h		$-
Fair value of warrants issued in settlement of convertible debentures	$598,692	$				$598,692
Amortization of debt discount attributable to subordinated convertible debt	$5,713	$				$5,713
Increase (decrease) in:
Accounts payable and accrued liabilities	$890,705		$(100,000)	i		$790,705
Net cash used in operating activities	(1,233,902)		-			(1,233,902)

Cash flows from investing activities:
Purchase of property, plant and equipment	$(8,281)	$				$(8,281)
Purchase of short term investment	$(5,000,000)	$				$(5,000,000)
Net cash used in investing activities	$(5,008,281)		$-			$(5,008,281)

Cash flows from financing activities:
Proceeds from exercise of common stock options	$6,216	$				$6,216
Proceeds from sale of Series A-2 preferred stock	$79,079	$				$79,079
Proceeds from sale of Series A preferred stock	$7,342,500	$				$7,342,500
Proceeds from sale of common stock	$113,513	$				$113,513
Proceeds from convertible debt, net	$177,500	$				$177,500
Net cash provided by financing activities	$7,718,808		$-			$7,718,808

Net increase in cash	$1,476,625		$-			$1,476,625
Cash at beginning of period	$-	$				$-
	$	$			$
Cash at end of period	$1,476,625		$-			$1,476,625

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 13 – RESTATEMENT (continued)

(a)  In December 2007, the Company issued 8,200 Series A shares at $1,000 per share to accredited investors in a private placement. The Company initially recorded the issuance as a current liability at the full face amount of $8,200,000 and recorded the issuance costs totally $1,312,534 interest expense in the current period.

Under the terms of the Series A Stock Certificate of Designation, the Company may be required to redeem the Series A shares for cash in an amount equal to the Series A stated value, plus accrued and unpaid dividends , upon the occurrence of  certain events , including a change in control. The Company has determined the Series A shares includes redemption features that have the potential to be outside the control of the Company, and accordingly, the Company has classified the Series A shares outside of shareholders’ equity in accordance with Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (“EITF Topic D-98”). In accordance with EITF Topic D-98, the fair value allocated to the Preferred Stock at the date of issuance was recorded outside of common shareholders’ equity in the accompanying consolidated balance sheet.

(b)   As described above, the Company initially recorded the issuance of the Series A Preferred Stock at face amount of $8,200,000. By considering a beneficial conversion feature present as defined under Emerging Issues Task Force (“EITF”) No.00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments”  , $4,802,973 has now been allocated to the warrants based on their fair value using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $2,817,710 to the Series A preferred shares based upon the difference between the effective conversion price of those shares and the fair value of the common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 121.06%, (3) risk-free interest rate of 3.37% to 3.64%, and (4) expected life of 1 to 5 years. The amount attributable to the beneficial conversion feature has been recoded as a dividend to the preferred shareholders. Since the redemption feature of the preferred stock is contingent on the occurrence of future events, the Company will not accrete the carrying value of the preferred stock to redemption value until the occurrence of those future events becomes probable.

Shares subject to redemption is summarized as follows:

Face amount of Preferred Stock:	$8,200,000
Less: fair value of warrants	(4,802,973)
Less: issuance costs	(1,312,534)
Net carrying value:	$2,084,493

(c )  To record a $2,817,710 dividend to the Series A preferred shareholders (see (b) above).

(d)  The effect in deficit accumulated during development stage is as follows:

Reclassification of initial fair value of warrants from current period interest expense to a reduction in carrying value of Series A Preferred Stock	$4,802,973
Reclassification of the issuance costs from current period interest expense to a reduction in the carrying value of Series A Preferred Stock	1,312,534
Less: The value of the beneficial conversion feature	(2,817,710)
Net change	$3,297,797

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 13 – RESTATEMENT (continued)

(e)  As described in (b) and (d) above, the initial fair value of the warrants and the issuance costs were reclassified from current period interest expense to a reduction in carrying value of the Series A Preferred Stock (Shares subject to redemption).

(f)  As described in (b) above, the beneficial conversion feature is shown on the current period earnings as a increase in Net Loss Attributable to Common Shareholders.

(g) As described in (b) above, the issuance costs related to the Series A Preferred Stock was reclassified from current period expense to a reduction in the carrying value of the Preferred Stock (Shares subject to redemption).

(h)  As described in (b) above, the initial fair value of the warrants issued in connection with the issuance of the Series A Preferred Stock was reclassified from current period expense to a reduction in the carrying value of the Preferred Stock (Shares subject to redemption).

(i)  $100,000 of the issuance costs were accrued and not paid until January 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. All amounts are estimates except the Commission registration fee. The following expenses will be borne solely by us.

Commission registration fee	$338.62
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$30,000.00
Miscellaneous expenses	$5,000.00
Total	$95,338.62

We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer, if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by current law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Item 15. Recent Sales of Unregistered Securities

During the last three years, we have issued the following securities that were not registered under the Securities Act:

On July 1, 2008, holders of the Series A Preferred Stock received a cumulative of 64,903 dividend shares, at the rate per share of 10% per annum, payable quarterly.  The dividend shares are valued at 90% of the volume weighted average price for the 20 trading days immediately preceding the dividend payment date.

On June 27, 2008, we entered into a consulting agreement with First Montauk Securities Corp., an NASD member firm, as a non-exclusive financial advisor to provide services which include the development, implementation and maintenance of an ongoing stock market support system to expand awareness in the investment community in exchange for 50,000 shares of our common stock, 3-year warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 and 3-year warrants to purchase an additional 50,000 shares of our common stock at an exercise price of $4.00.  The warrants have a cashless exercise feature.

On May 1, 2008, we entered into a consulting agreement with JFS Investments, as an independent contractor to perform investor relation services for the Company, including professional investment community awareness and public market information, in exchange for 50,000 shares of our common stock, 3-year warrants to purchase 250,000 shares of our common stock at an exercise price of $2.00 and 3-year warrants to purchase an additional 250,000 shares of our common stock at an exercise price of $4.00.   The warrants have a cashless exercise feature. The consultant also receives monthly cash payments of $8,000 as part of this consulting agreement.

On April 1, 2008, holders of the Series A Preferred Stock received a cumulative of 110,301 dividend shares, at the rate per share of 10% per annum, payable quarterly.  The dividend shares are valued at 90% of the volume weighted average price for the 20 trading days immediately preceding the dividend payment date.

On December 27, 2007, we sold 8,200 shares of non-voting Series A Preferred Stock for $8,200,000 to six accredited investors in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act.  The Series A Preferred Stock is convertible into an aggregate of 8,631,579 shares of our common stock.  Holders of the Series A Preferred Stock are entitled to receive dividends at the rate per share of 10% per annum of the stated value, payable quarterly, in cash or shares of common stock, or a combination of cash and shares of common stock, at our election.  Purchasers of the Series A Preferred Stock were issued five-year Series A warrants to purchase 5,178,949 shares of our common stock at an exercise price of $1.14 per share. The two largest investors also received a one-year Series J warrants to purchase 5,157,895 shares of our common stock at an exercise price of $1.235 per share and five-year Series J-A warrants to purchase 3,094,737 shares of our common stock at an exercise price of $1.425, the Series J-A warrants may only be exercised if, and after, the J Warrants are exercised.  We paid finders’ fees of $674,000 and issued to finders five-year warrants to purchase 604,211 shares of our common stock at the exercise price of $0.95 per share.

On December 27, 2007, we entered into a share exchange with the stockholders of NewCardio Technologies, in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) thereunder, pursuant to which the stockholders of NewCardio Technologies exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of our common stock, representing 92% of our outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of our common stock held by certain stockholders of Marine Park Holdings made concurrently with the share exchange.  The above offering and sale was deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to 27 shareholders who were accredited investors pursuant to Section 5.1(rr) of the Share Exchange Agreement; none were non-accredited, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933.

On March 13, 2006, as Marine Park Holdings, we amended our articles of incorporation and effected a 6,833.333-for-1 forward stock split for our then sole stockholder, our president who thereafter owned 10,250,000 shares.  On March 15, 2006 we sold 750,000 shares of our common stock in a private placement at a price of $.001 per share to 39 individuals. On August 17, 2006, we registered for resale 1,675,000 shares of its common stock belonging certain shareholders (although we were not obligated to do so by virtue of any Registration Rights Agreement or other agreement), and subjected ourselves to the Securities Exchange Act of 1934 reporting requirements because it believed that its being a public entity would provide benefits in visibility for carrying on its business, and provide liquidity to its shareholders.

*All of the above issuances and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of NewCardio or executive officers of NewCardio, and transfer was restricted by NewCardio in accordance with the requirement of the Securities Act of 1933.

Item 16.  Exhibits and Financial Statement Schedules.

3.1
Amended and Restated Certificate of Amendment of Certificate of Incorporation of NewCardio, Inc. (the “Company”) (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2008).
4.1
Certificate of Designation of Series A Preferred Stock, filed on December 27, 2007 with the Secretary of State of the State of Delaware by the Company (incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 1) filed on April 15, 2008).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (as filed herein).
10.1
Securities Purchase Agreement, dated December 27, 2007, by and between the Company and the purchasers signatory thereto (incorporated herein by reference to The Company’s Registration Statement on Form S-1/A (No. 2 filed by the Company with the SEC on May 20, 2008).

10.2	Form of Series A Warrant (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2008).
10.3	Form of Series J Warrant (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2008).
10.4	Form of Series J-A Warrant (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2008).
10.5	Registration Rights Agreement (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2008).
10.6
Amendment No. 1, to Securities Purchase Agreement, dated as of December 27, 2007, between Marine Park Holdings, Inc. and Each of the Several Purchasers Signatory Thereto, dated on February 6, 2008 (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on February 11, 2008).

10.7
Amendment No. 1 to Registration Rights Agreement dated as of December 27, 2007, between Marine Park Holdings, Inc. and Each of the Several Purchasers Signatory Thereto, dated on February 6, 2008 (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on February 11, 2008).

10.8
Share Exchange Agreement, dated December 27, 2007 by and among Marine Park Holdings, Inc., NewCardio, Inc., and the shareholders of NewCardio, Inc. (incorporated herein by reference to The Company’s Registration Statement on Form S-1/A (No. 2 filed by the Company with the SEC on May 20, 2008).

10.9
Return to Treasury Agreement dated December 27, 2007 between Marine Park Holdings, Inc. and Harborview Master Fund L.P., (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2008).

10.10
Return to Treasury Agreement dated as of December 27, 2007 between Marine Park Holdings, Inc. and Diverse Trading Ltd., (incorporated herein by reference to The Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2008).

10.11	2004 Equity Incentive Plan of the Company (incorporated herein by reference to the Form S-8, filed by the Company with the SEC on March 7, 2008).
10.12
Employment Agreement, dated November 1, 2007, by and between the Company and Branislav Vajdic (incorporated herein by reference to The Company’s Registration Statement on Form S-1/A (No. 2 filed by the Company with the SEC on May 20, 2008).

10.13
Consulting Agreement, dated March 1, 2007, by and between the Company and Branislav Vajdic (incorporated herein by reference to the Company’s Annual Report on Form 10-K/A, as filed with the SEC by the Company on April 4, 2008).

10.14
Employment Agreement dated October 31, 2007 between NewCardio, Inc. and Kenneth Londoner (incorporated herein by reference to the Company’s Annual Report on Form 10-K/A, as filed with the SEC by the Company on April 4, 2008).

10.15
Restricted Stock Purchase Agreement, dated as of June 4, 2007, by and between NewCardio, Inc. and Kenneth Londoner, as amended by Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of September 15, 2007, by and between NewCardio, Inc. and Kenneth Londoner (incorporated herein by reference to the Company’s Annual Report on Form 10-K/A, as filed with the SEC by the Company on April 4, 2008).

10.16	Form of Lock Up Agreement (incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 1) filed on April 15, 2008).
10.17
Escrow Deposit Agreement dated as of December 27, 2007, by and among Marine Park Holdings, Inc., Capstone Investments and Signature Bank (incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 1) filed on April 15, 2008).

10.18
Employment Agreement dated January 22, 2008 between NewCardio, Inc. and Richard Brounstein (incorporated herein by reference the Company’s Quarterly Report on Form 10-Q, as filed by the Company with the SEC on May 15, 2008).

10.19
Employment Agreement dated as of March 1, 2008 between NewCardio, Inc. and Richard Brounstein (incorporated herein by reference the Company’s Quarterly Report on Form 10-Q, as filed by the Company with the SEC on May 15, 2008).

10.20
Lease dated February 6, 2008 between NewCardio, Inc. and 2350 Mission Investors, LLC (incorporated herein by reference the Company’s Quarterly Report on Form 10-Q, as filed by the Company with the SEC on May 15, 2008).

10.21
Settlement and Release Agreement, dated as of October 1, 2006, by and between Samuel E. George, M.D., and the Company (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).

10.22
Technology Assignment Agreement, dated as of September 28, 2004, by and between Bosko Bojovic and the Company (incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 3) filed on June 23, 2008).

10.23
Consulting Agreement, dated as of February 22, 2008, by and between the Company and Robert N. Blair (incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 3) filed on June 23, 2008).

10.24
Consulting Agreement, dated as of September 13, 2007, by and between the Company and E4 LLC (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).

10.25
Consulting Agreement, dated as of May 1, 2008, by and between the Company and JFS Investments (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).

10.26
Consulting Agreement, dated as of June 27, 2008, by and between the Company and First Montauk Securities Group (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).

10.27
Waiver Agreement, dated as of March 13, 2008, by and between the Company and Vision Opportunity Master Fund, Ltd. (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).

10.28
Employment Agreement dated August 18, 2008 between the Company and Vincent W. Renz, Jr. (incorporated by reference to the Company’s Current Report on Form 8-K filed by the Company with the SEC on August 21, 2008).

16.1	Letter, dated July 23, 2008, from Li & Company, PC to the SEC (incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008).
23.1	Consent of Auditors (as filed herein).
23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1).

Item 17. Undertakings

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, NewCardio, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1/A (No. 7 ) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on the 28th day of August, 2008.

NEWCARDIO, INC.

By:	/s/ Branislav Vajdic, Ph.D.
Branislav Vajdic, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Branislav Vajdic and Richard D. Brounstein his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1/A (No. 7 ) has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Branislav Vajdic, Ph.D.	Chief Executive Officer and Director	August 28, 2008
Branislav Vajdic, Ph.D.	(Principal executive officer)

/s/ Richard D. Brounstein	Executive Vice President, Chief Financial Officer	August 28, 2008
Richard D. Brounstein	(Principal financial and accounting officer)

/s/ Vincent W. Renz, Jr.	President and Chief Operating Officer	August 28, 2008
Vincent W. Renz, Jr.

/s/ Mark W. Kroll, Ph.D., FACC, FHRS	Director	August 28, 2008
Mark W. Kroll, Ph.D., FACC, FHRS

/s/ Robert N. Blair, M. Inst.P.	Director	August 28, 2008
Robert N. Blair, N.Inst.P.

/s/ Patrick Maguire, M.D., Ph.D.	Director	August 28, 2008
Patrick Maguire, M.D., Ph.D.

	Director	August 28, 2008
James A. Heisch